Exhibit 10.1

EXECUTION VERSION

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH LAWS OR EXEMPTIONS THEREFROM.

THE UNITS ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THIS AGREEMENT, AND DIRECTV ENTERTAINMENT HOLDINGS LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH UNITS UNLESS AND UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF THIS AGREEMENT SHALL BE PROMPTLY FURNISHED BY DIRECTV ENTERTAINMENT HOLDINGS LLC TO THE HOLDER OF ANY UNITS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DIRECTV ENTERTAINMENT HOLDINGS LLC

DATED AS OF JULY 31, 2021

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ARTICLE 4

BOARD AND OFFICERS

Section 4.1.	Board	13
Section 4.2.	Removal and Resignation	16
Section 4.3.	Meetings of the Board	16
Section 4.4.	Action Without a Meeting	18
Section 4.5.	Reserved Matters	19
Section 4.6.	Committees of the Board	19
Section 4.7.	Officers; Designation and Election of Officers; Duties	20
Section 4.8.	Compliance with Certain Contracts	21
Section 4.9.	Control of Conflicted Contracts	21

ARTICLE 5

DUTIES, EXCULPATION AND INDEMNIFICATION

Section 5.1.	Duties, Exculpation and Indemnification	22
Section 5.2.	Other Activities; Business Opportunities	25

ARTICLE 6

ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS

Section 6.1.	Fiscal Year	26
Section 6.2.	Bank Accounts	26
Section 6.3.	Books of Account and Other Information	26
Section 6.4.	Tax Returns	26
Section 6.5.	Tax Status	27
Section 6.6.	Allocations	27
Section 6.7.	Partnership Representative	33
Section 6.8.	Pre-Closing Tax Returns	34

ARTICLE 7

DISTRIBUTIONS

Section 7.1.	Distributions	35

ARTICLE 8

TRANSFER RESTRICTIONS

Section 8.1.	Restrictions on Transfers	42
Section 8.2.	Investor Member and AT&T Member Transfers	43
Section 8.3.	Right of First Offer	44

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of DIRECTV Entertainment Holdings LLC, a Delaware limited liability company (the “Company”) is made as of July 31, 2021, by and among (i) AT&T MVPD Holdings LLC, a Delaware limited liability company (“AT&T Member”), (ii) TPG VIII Merlin Investment Holdings, L.P., a Delaware limited partnership (“Investor Member” and, together with AT&T Member, the “Initial Members”), (iii) the Company and (iv) each other Person who from time to time becomes a Member in accordance with the terms of this Agreement and the Act.

RECITALS

WHEREAS, the Company was formed as V OpCo LLC on February 19, 2021 by the filing of a Certificate of Formation (as amended or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware and the adoption of that certain Limited Liability Company Agreement of the Company dated as of February 22, 2021 by AT&T Member (the “Existing LLC Agreement”);

WHEREAS, the Initial Members and the Company are parties to that certain Agreement of Contribution and Subscription, dated as of February 25, 2021 (as may be amended or restated from time to time, the “Contribution Agreement”);

WHEREAS, on the terms and subject to the conditions set forth in the Contribution Agreement, at the Closing, (i) AT&T Member agreed to contribute certain assets and liabilities comprising the Business (as defined in the Contribution Agreement) into the Company (“AT&T Contribution”) and (ii) Investor Member agreed to contribute cash into the Company in exchange for certain Units (“Investor Contribution”), in each case as more particularly set forth therein; and

WHEREAS, the Initial Members and the Company wish to enter into this Agreement to, among other things, (i) amend and restate the Existing LLC Agreement in its entirety, (ii) admit Investor Member as a Member of the Company, (iii) provide for the governance and management of the Company, and (iv) set forth the respective rights and obligations of Members generally.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Initial Members and the Company agree as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS AND GENERAL PROVISIONS

Section 1.1.    Formation.

(a)    The Company was formed as a Delaware limited liability company on February 19, 2021, by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the Act and the adoption of the Existing LLC Agreement. The Members desire to continue the Company for the purposes and upon the terms and subject to the conditions set forth herein.

(b)    The Company shall initially have four classes of interests, which shall be as follows:

(i)    Common Units. Each “Common Unit” shall represent an interest in the Company, shall be designated as a Common Unit of the Company, shall be voting, and shall be entitled to the distributions provided for in Article 7.

(ii)    AT&T TD Catch-Up Units. Each “AT&T TD Catch-Up Unit” shall represent an interest in the Company, shall be designated as an AT&T TD Catch-Up Unit of the Company, shall be non-voting, and shall be entitled to the distributions provided for in Article 7.

(iii)    Investor TD Catch-Up Units. Each “Investor TD Catch-Up Unit” shall represent an interest in the Company, shall be designated as an Investor TD Catch-Up Unit of the Company, shall be non-voting, and shall be entitled to the distributions provided for in Article 7.

(iv)    Common Catch-Up Units. Each “Common Catch-Up Unit” shall represent an interest in the Company, shall be designated as a Common Catch-Up Unit of the Company, shall be non-voting, and shall be entitled to the distributions provided for in Article 7.

(v)    Junior Preferred Units. Each “Junior Preferred Unit” shall represent an interest in the Company, shall be designated as a Junior Preferred Unit of the Company, shall be non-voting, and shall be entitled to the distributions provided for in Article 7. Each Junior Preferred Unit shall accrue the Junior Preferred Yield for so long as such Junior Preferred Unit is outstanding.

(vi)    Senior Preferred Units. Each “Senior Preferred Unit” shall represent an interest in the Company, shall be designated as a Senior Preferred Unit of the Company, shall be non-voting, and shall be entitled to the distributions provided for in Article 7. Each Senior Preferred Unit shall accrue the Senior Preferred Yield for so long as such Senior Preferred Unit is outstanding.

(c)    The Units shall have the rights and preferences in the assets of the Company, as expressly provided herein. A Unit shall for all purposes be personal property. All Units (including Common Units, AT&T TD Catch-Up Units, Investor TD Catch-Up Units, Common Catch-Up Units, Junior Preferred Units and Senior Preferred Units) granted effective as of the date hereof shall be 100% vested at all times. Each Unit shall constitute a “security” within the meaning of, and governed by, (a) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (b) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(d)    Upon the consummation of the Closing, each Initial Member shall hold such number of Common Units, AT&T TD Catch-Up Units, Investor TD Catch-Up Units, Common Catch-Up Units, Junior Preferred Units and Senior Preferred Units set forth on Exhibit A.

(e)    This Agreement amends, restates and supersedes in its entirety the Existing LLC Agreement.

Section 1.2.    Name. The name of the Company as of the date hereof is “DIRECTV Entertainment Holdings LLC” and, subject to Section 4.5, its business shall be carried on in this name with such variations and changes or in such other trade names as the Board deems necessary or appropriate. Subject to Section 4.5, the Board shall have the power at any time to change the name of the Company in its sole discretion.

Section 1.3.    Principal Place of Business. The principal place of business of the Company shall be located at such location as the Board may determine from time to time. The Company may also maintain such other office or offices at such other locations as the Board may determine from time to time.

Section 1.4.    Registered Agent. The Company’s registered agent and office in Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. At any time, the Board may designate another registered agent or registered office.

Section 1.5.    Purpose and Powers of the Company.

(a)    The Company is formed for the object and purpose of engaging in any and all lawful activities permitted under the Act and otherwise permitted by this Agreement.

(b)    On the terms and subject to the conditions of this Agreement, the Company shall have the power and authority to take any and all actions that limited liability companies may take under the Act and that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 1.5(a). Without limiting the foregoing, but on the terms and subject to the conditions of this Agreement, the Company may in furtherance of its business and operations carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly, alone or with associates, or as a member, stockholder, partner or participant in any firm, association, trust, corporation, partnership or other entity.

(c)    The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from that of any Member, any Affiliate of the Company or any other Person.

Section 1.6.    Term. The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in full force and effect in perpetuity; provided, that the Company may be dissolved in accordance with this Agreement and the Act.

Section 1.7.    Filings; Qualification in Other Jurisdictions. The Company shall prepare any documents required to be filed or, in the Board’s or an authorized officer’s view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Board may cause or authorize an officer to cause the Company to be qualified or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified or registered. Each officer shall execute, deliver and file any such documents (and any amendments or restatements thereof) necessary for the Company to accomplish the foregoing. The Board may appoint any other authorized Persons to execute, deliver and file any such documents.

Section 1.8.    Company Property. All property of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity. A Member has no interest in such Company property or any portion thereof by virtue of being a “member” under the Act.

Section 1.9.    Transactions with Members and Managers. On the terms and subject to the conditions of this Agreement, including Section 4.5, any Member may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and, subject to applicable Law and the terms and conditions of this Agreement, shall have the same rights and obligations with respect to such matter as a Person who is not a Member, and any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the Act.

Section 1.10.    Certificated or Uncertificated Units. Unless otherwise determined by the Board, Units and other Equity Securities of the Company will be in uncertificated form.

Section 1.11.    Liability. Except as otherwise set forth herein, in the Transaction Documents or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or Company officer shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Manager or Company officer. Notwithstanding anything to the contrary set forth herein, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any Member for liabilities of the Company. No Member (or any of its Affiliates) shall be required to be a guarantor for any indebtedness of the Company or any of its Subsidiaries.

ARTICLE 2

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; PREEMPTIVE RIGHTS

Section 2.1.    Capital Contributions.

(a)    Initial Capital Contributions. In connection with the transactions contemplated by the Contribution Agreement, each of AT&T Member and Investor Member have made the AT&T Contribution and the Investor Contribution, as applicable, at the Closing pursuant to the Contribution Agreement. The amounts of the Initial Capital Contributions made by the Initial Members in exchange for or on account of Senior Preferred Units, Junior Preferred Units, Common Catch-Up Units, AT&T TD Catch-Up Units, Investor TD Catch-Up Units or Common Units, as applicable, are set forth on Exhibit A hereto.

(b)    Additional Capital Contributions. From and after the Closing, no Member shall be required to make any additional capital contributions to the Company. Subject to Section 2.6 and Section 4.5, a Member may from time to time make capital contributions to the Company (each, an “Additional Capital Contribution”) at such times and in such amounts as the Board may determine to offer to or accept from the Members.

Section 2.2.    Issuance of Equity Securities.

(a)    No additional Equity Securities of the Company shall be issued by the Company in respect of any Initial Capital Contributions, or as otherwise mutually agreed by the Board and the Initial Members or to effect a Drag-Along Sale, Qualified IPO or a Company Sale in accordance with the terms of this Agreement.

(b)    Subject to Section 2.6 and Section 4.5, the Board may authorize the Company to issue additional Units or create and issue new series, types or classes of Equity Securities of the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may determine, and authorize obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Units or other Equity Securities of the Company, in each case to any Person in such amounts and on such terms as so approved by the Board; provided, that, any such issuance for non-cash consideration (in whole or in part) will be made only in exchange for payment of Fair Market Value for such interest, with the Fair Market Value of such non-cash consideration determined in the reasonable good faith judgment of the Board. Subject to the terms of this Agreement, the Company may issue whole or fractional Units or other Equity Securities of the Company.

Section 2.3.    Maintenance of Capital Accounts.

(a)    Capital Accounts. The Company shall maintain a separate capital account for each Member (each, a “Capital Account”) in accordance with Code Section 704(b) and the Treasury Regulations thereunder. The initial Capital Account balances of the Initial Members shall be set forth on Schedule I.

(b)    Negative Capital Accounts. No Member shall be required to make any payment to any other Member or the Company by reason of any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

(c)    Transfer of Capital Accounts. Upon a Transfer of all or a portion of any Equity Security of the Company in accordance with the terms of this Agreement, the transferee Member shall succeed to the Capital Account of the transferor which is attributable to such Equity Security or portion thereof.

Section 2.4.    No Interest. No interest shall be paid on any capital contributed to the Company or on the balance in a Member’s Capital Account.

Section 2.5.    Withdrawal of Capital.

(a)    No Member shall be entitled to withdraw any part of its Capital Contributions or to receive any distribution from the Company, except as expressly provided herein. Under circumstances requiring the return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as expressly provided herein. No Member shall have the right to cause the sale of any Company asset, except as expressly provided herein. No Member shall have any right to receive any salary or draw with respect to its Capital Contributions or for services rendered on behalf of the Company or otherwise in its capacity as a Member.

(b)    No Member shall have any liability for the return of the Capital Contributions of any other Member, except as expressly provided herein (including in accordance with Section 7.1). Except as expressly provided herein (including in accordance with Section 7.1) or to the extent granted by Equity Securities hereinafter approved by the Board pursuant to Section 2.2(b), no Member shall have priority over any other Member either as to the return of the amount of such Member’s Capital Contributions or as to any allocation of any item of income, gain, loss, deduction or credit of the Company.

Section 2.6.    Preemptive Rights.

(a)    The Company shall give each Initial Member written notice (an “Issuance Notice”) of any proposed issuance by the Company of any Equity Securities at least 15 Business Days prior to the earlier of (i) the Company’s entry into a definitive agreement or (ii) the proposed issuance date, in each case, with respect to such proposed issuance. The Issuance Notice shall specify (i) the price at which such Equity Securities are to be issued, (ii) the amount and kind of Equity Securities proposed to be issued, and (iii) any other material terms of the issuance (including the terms of the Equity Securities proposed to be issued). Each Initial Member shall be entitled to purchase up to its Membership Percentage of the Equity Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice.

(b)    If an Initial Member desires to purchase any or all of the Equity Securities specified in the Issuance Notice (up to its Membership Percentage), it shall deliver a written notice to the Company (each a “Preemptive Rights Exercise Notice”) of its election to purchase such Equity Securities within ten Business Days after receipt of the Issuance Notice. The Preemptive Rights Exercise Notice shall specify the number (or cash amount) of Equity Securities to be purchased by such Initial Member and shall constitute exercise by such Initial Member of its rights under this Section 2.6 and a binding agreement of such Initial Member to purchase, at the price and on the terms specified in the Issuance Notice and in accordance with this Section 2.6, the number (or amount) of Equity Securities specified in the Preemptive Rights Exercise Notice. Any such purchase shall be consummated as promptly as reasonably practicable. If, at the termination of such ten Business Day period, an Initial Member shall not have delivered a Preemptive Rights Exercise Notice to the

Company, such Initial Member shall be deemed to have waived all of its rights under this Section 2.6 with respect to the purchase of such Equity Securities. Promptly following the termination of such ten Business Day period, the Company shall deliver to each of the Initial Members a copy of any Preemptive Rights Exercise Notice it has received or notify each of the Initial Members that no Preemptive Rights Exercise Notices have been received (each, a “Second Notice”).

(c)    If an Initial Member fails to exercise its preemptive rights under this Section 2.6 or elects to exercise such rights with respect to less than its Membership Percentage of the issuance, and the other Initial Member has exercised its rights under this Section 2.6 with respect to its entire Membership Percentage of the issuance, such other Initial Member shall be entitled to purchase from the Company any or all of the remaining portion of the issuance. If such other Initial Member desires to purchase such remaining portion, it shall deliver a written notice to the Company of its election to purchase such remaining portion within five Business Days following receipt of the Second Notice from the Company.

(d)    The Company shall have up to 90 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Equity Securities that the Initial Members have not elected to purchase at a price equal to or greater than the price specified in the Issuance Notice and otherwise upon terms that are not less favorable to the Company than those specified in the Issuance Notice; provided, that if any Governmental Approvals are required in connection with such issuance, such 90-day period shall be extended until the expiration of five Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under applicable Law have expired or been terminated. If the Company proposes to issue any such Equity Securities after such 90-day (or longer, as permitted by the preceding sentence) period, it shall again comply with the procedures set forth in this Section 2.6.

(e)    At the consummation of the issuance of such Equity Securities, the secretary of the Company (the “Secretary”) shall register into the books and records of the Company the Equity Securities purchased by each Initial Member exercising preemptive rights pursuant to this Section 2.6 in the name of such Initial Member, against payment by such Initial Member of the purchase price for such Equity Securities on the terms and subject to the conditions specified in the Issuance Notice.

(f)    Post-Issuance Compliance. Notwithstanding the requirements of Section 2.6(a), the Company may consummate any proposed issuance prior to having complied with Section 2.6(a); provided, that the Company shall:

(i)    provide to each Initial Member who would have been entitled to be given an Issuance Notice in connection with such proposed issuance (A) with prompt notice of such proposed issuance, and (B) the Issuance Notice described in Section 2.6(a) in which the actual price per Equity Security issued to the initial purchaser(s) of the Equity Securities shall be set forth;

(ii)    offer to issue to each Initial Member that is not an initial purchaser such number of Equity Securities as may be requested by each such Initial Member (not to exceed the Membership Percentage of the Equity Securities that such Initial Member would have been entitled to pursuant to Section 2.6(a)) on the same terms with respect to such Equity Securities as were applicable to the initial purchaser of the Equity Securities;

(iii)    keep such offer open for a period of 15 Business Days, and (A) during the first 10 Business Days of such period, each such Initial Member may accept such offer by sending a written acceptance to the Company committing to purchase an amount of such Equity Securities (not to exceed the Membership Percentage of the Equity Securities that such Initial Member would have been entitled to pursuant to Section 2.6(a)) and (B) if an Initial Member fails to exercise its preemptive rights under clause (A) or elects to exercise such rights with respect to less than its Membership Percentage of the issuance, and the other Initial Member has exercised its rights under clause (A) with respect to its entire Membership Percentage of the issuance, such other Initial Member shall be entitled to purchase from the Company any or all of the remaining portion of the issuance by delivering a written notice to the Company of its election to purchase such remaining portion within five Business Days following receipt of the Second Notice from the Company; and

(iv)    include in the subscription (or similar) agreement with the initial purchaser(s) of the Equity Securities a provision permitting the Company to repurchase such securities, for a purchase price equal to the amount paid for such securities, in an amount necessary to satisfy the offers made to and accepted by the other Initial Members in accordance with Section 2.6(f)(iii) in response to the Issuance Notice furnished pursuant to Section 2.6(f)(i) and the Company shall repurchase such securities in accordance with this Section 2.6 to the extent necessary to satisfy the offers made to and accepted by the other Initial Members in accordance with Section 2.6(f)(iii); provided, further, that, prior to compliance with this Section 2.6(f) (including the closing of any issuance to the Initial Members pursuant to this Section 2.6(f)), the Company shall neither make any distributions to the Members nor permit any Transfer of Equity Securities with respect to any Equity Securities the issuance of which is subject to compliance with this Section 2.6(f) and which are issued prior to compliance with this Section 2.6(f), and each Member’s Membership Percentage shall be determined without taking into account any such Equity Securities issued prior to compliance with this Section 2.6(f) and no Member shall lose or be deemed to lose any rights hereunder with respect to such Member’s Membership Percentage or otherwise, until this Section 2.6(f) has been fully complied with.

(g)    Notwithstanding the foregoing, the preemptive rights contemplated by this Section 2.6 shall not be available in connection with the following types of issuances of Equity Securities, in each case, in accordance with the terms of this Agreement (including Section 4.5): (i) to employees, managers, officers or other service providers of the Company or any of its Subsidiaries pursuant to employee compensation or benefit plans or other arrangements approved by the Board (and upon the vesting or exercise of any incentive equity granted pursuant to any such plans or arrangements), (ii) in connection with a Company Sale or a Qualified IPO, (iii) pursuant to conversion of any convertible Equity Securities, (iv) in connection with the Closing under the Contribution Agreement, (v) to Persons (other than to a Member or any of its Affiliates) as direct consideration for the acquisition of another corporation or other entity, or the acquisition of a line of business or of assets of another corporation or other entity, by the Company or any of its Subsidiaries, by stock purchase, merger, purchase of all or substantially all assets or other reorganization, (vi) to Persons (other than to a Member or any of its Affiliates) in connection with commercial credit arrangement, equipment financings, commercial property lease transactions, the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries, or similar transactions, (vii) to Persons (other than to a Member or any of its Affiliates) in connection with any joint venture or strategic partnership approved by the Board or (viii) in connection with any split, combination, distribution or recapitalization by the Company in accordance with this Agreement. The Company shall not be obligated to consummate any proposed issuance of Equity Securities, nor be liable to any Initial Member if the Company has not consummated any proposed issuance of Equity Securities, pursuant to this Section 2.6 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Preemptive Rights Exercise Notices in respect of such proposed issuance.

(h)    This Section 2.6 shall terminate in its entirety upon consummation of a Public Company Sale or Qualified IPO and the rights of an Initial Member under this Section 2.6 shall terminate upon an Initial Member Sell-Down with respect to such Initial Member; provided, that, notwithstanding the foregoing, if both Initial Members continue to hold Equity Securities of the Company following the consummation of a Company Sale that is a Drag-Along Sale for less than all of the Equity Securities of the Company, then the Dragged Member shall not be treated in a manner that results in disparate treatment relative (taking into account the relative size of holdings of Equity Securities in the Company) to the Drag-Along Transferor with respect to any preemptive or similar rights that apply to such Equity Securities following such Company Sale.

Section 2.7.    Special Funding.

(a)    Notwithstanding anything to the contrary in this Agreement, prior to the consummation of a Company Sale, Qualified IPO or an Initial Member Sell-Down with respect to the Proposing Member (as defined below), in the event that a Special Funding Event has occurred and is continuing, (i) if the Junior Preferred Unreturned Contribution or the Common Catch-Up Unreturned Contribution exceeds zero, AT&T Member, and/or (ii) if the Senior Preferred Unreturned Contribution exceeds zero, Investor Member (in such capacity, the “Proposing Member”) may make a proposal (a “Special Funding Proposal”) to the Board for such Proposing Member or an Affiliate thereof to provide funding to the Company. The Special Funding Proposal shall specify whether such funding will be provided through a purchase of Common Units or a loan to the Company; provided that such funding shall only be provided through a loan to the Company if (a) the AT&T Member is the Proposing Member and the Senior Preferred Unreturned Contribution has been reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration) or (b) the Investor Member is the Proposing Member and both the Junior Preferred Unreturned Contribution and the Common Catch-Up Unreturned Contribution have been reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration). At any time during the five Business Days following the delivery by the Proposing Member of a Special Funding Proposal to the Board in accordance with this Section 2.7(a) (such period, the “Special Funding Determination Period”), the Initial Member that is not the Proposing Member (the “Non-Proposing Member”) may elect to participate (in such capacity, the “Electing Member”) in such Special Funding Proposal up to its Membership Percentage of such issuance or loan, with and on the same terms and conditions as the Proposing Member by delivering a written notice to the Proposing Member.

(b)    At the end of the Special Funding Determination Period, the Board shall cause the Company to proceed with implementing the Special Funding Proposal by either (i) accepting from the Proposing Member and, if applicable, the Electing Member, the amount of the Special Funding Proposal as a loan to the Company to the extent permitted by Section 2.7(a) (the terms of which, including the interest rate, shall be subject to the consent of the Non-Proposing Member (such consent not to be unreasonably withheld, conditioned or delayed)), which loan, to the extent permitted by Section 2.7(a), shall be deemed approved by the Board and shall constitute senior unsecured indebtedness of the Company and rank senior to any Equity Securities of the Company and shall be repaid by the Company as promptly as reasonably practicable based on the financial condition of the Company as reasonably determined by the Board or (ii) issuing to the Proposing Member and, if applicable, the Electing Member, Common Units in the amount set forth in the Special Funding Proposal in exchange for payment of Fair Market Value for such Common Units as determined in the reasonable good faith judgment of the Board.

ARTICLE 3

CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS

Section 3.1.    Members. Each of the Initial Members has been (or is hereby) admitted as a Member of the Company. The Initial Members and their respective numbers of Units (including the Common Units, AT&T TD Catch-Up Units, Investor TD Catch-Up Units, Common Catch-Up Units, Junior Preferred Units and Senior Preferred Units) and Membership Percentages as of the Closing are listed on Exhibit A. The Company shall amend Exhibit A from time to time promptly following any changes in any of such information in accordance with the terms of this Agreement and following a resolution passed by the Board approving such amendment. No Person may be a Member without the ownership of a Unit. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the Act.

Section 3.2.    No Action on Behalf of the Company; No Dissent Rights. No Member (in its capacity as such) shall, without the prior written approval of the Board, have any authority to take any action on behalf of or in the name of the Company, or to enter into any commitment or obligation that would be (or could be construed to be) binding upon the Company, or to make any expenditures on behalf of the Company, except for actions expressly authorized by the terms of this Agreement. No Member (in its capacity as such) shall be entitled to any rights to dissent or seek appraisal with respect to any transaction, including the merger or consolidation of the Company with any Person.

Section 3.3.    No Right to Voluntarily Withdraw. No Member shall have any right to voluntarily resign or otherwise withdraw from the Company. At such time when, in accordance with this Agreement, a Member has Transferred any Units such that the Member no longer holds any Units, such Member shall automatically be withdrawn and resigned as a Member. A resigning Member shall only be entitled to receive amounts approved by the Board on the terms and conditions set forth by the Board; provided, that in all cases a resigning Member shall remain entitled to distributions in accordance with Section 7.1(a)(i)-(v) with respect to the entire period during which such Member held Units of the Company. Any resigning or withdrawing Member shall remain liable to the Company for any amounts or other liabilities owed hereunder, including in respect of any breach hereof prior to such Member’s resignation or withdrawal.

Section 3.4.    Member Meetings. A meeting of the Members for any purpose or purposes may be called at any time by the Board, either Initial Member (if such Initial Member holds at least 10% of the number of Common Units held by such Member as of the date hereof), or any other Member (if the Membership Percentage of such other Member is at least 10%). At a meeting, no business shall be transacted and no action shall be taken other than that stated in the notice of the meeting unless the Initial Members are present at such meeting and agree that other business not stated in the notice of the meeting can be transacted.

Section 3.5.    Notice of Meetings. Notice of any meeting of the Members stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Member entitled to vote at such meeting by telephone or email no less than seven nor more than 30 days before the date of the meeting, which notice shall be provided based on the records of the Company maintained by the Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if the Initial Members entitled to vote at the meeting are present in person or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting. Presence at a meeting by a Member shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 3.6.    Quorum; Telephonic Meetings.

(a)    Provided that notice of the meeting has been given in accordance with Section 3.5, Members whose Membership Percentages are at least 50% in the aggregate shall constitute a quorum for the transaction of business; provided, that for so long as any Initial Member holds at least 10% of the number of Common Units held by such Member as of the date hereof, a quorum shall require that such Initial Member shall be present or represented by proxy at any meeting duly called. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by the Members present or represented by proxy at such meeting and the Company shall promptly give notice of when the meeting will be reconvened.

(b)    Members may, and shall be entitled to, participate in meetings of the Members by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 3.6(b) shall constitute presence at such meeting for purposes of Section 3.6(a) and shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 3.7.    Voting.

(a)    At any meeting of the Members, each Member entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to the number of Common Units held by such Member, in each case, on the relevant record date established pursuant to Section 3.9.

(b)    Subject to Section 4.5, when a quorum is present, the affirmative vote or consent of Members for which the aggregate Membership Percentage is at least 50% present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall constitute the act of the Members; provided, that prior to an Initial Member Sell-Down with respect to an Initial Member, an act of the Members shall further require the affirmative vote or consent of such Initial Member; provided, further, that the foregoing shall not limit the Drag-Along Transferor’s rights pursuant to, and to the extent in accordance with, Section 8.4, and in the event there is any conflict between this Section 3.7(b) and Section 8.4, Section 8.4 shall control. Every proxy shall be in writing, dated and signed by the Member entitled to vote or its duly authorized attorney-in-fact.

Section 3.8.    Action Without a Meeting. Notwithstanding Section 3.4 and Section 3.7, on any matter requiring an approval or consent of Members under this Agreement or the Act at a meeting of Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members satisfying the voting requirements set forth herein (including the proviso set forth in Section 3.7(b)) with respect to such action.

Section 3.9.    Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or entitled to receive a payment of any kind, or in order to make a determination of Members for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 30 days prior to the date on which the particular meeting or action, requiring such determination of such Members, is to be held or taken. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or action by the Members by written consent, or Members entitled to receive payment of a distribution, the date on which notices of the meeting are emailed, the date on which the written consent is executed or the date on which the resolution of the Board declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 3.9 such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 30 days after the date fixed for the original meeting.

Section 3.10.    Member Approval Rights. Except as otherwise expressly set forth in this Agreement or as required by Law, the Members shall have no right to vote on any matter and hereby expressly waive any right to vote that can be waived.

Section 3.11.    Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

ARTICLE 4

BOARD AND OFFICERS

Section 4.1.    Board.

(a)    Except as otherwise expressly provided in this Agreement, the management of the business and affairs of the Company shall be vested solely in the board of managers of the Company (the “Board”). The Board shall be made up of the number of individuals designated as “Managers” (who need not be Members) (each, a “Manager”) and the number of individuals designated as “Independent Participant Managers” (each, an “Independent Participant Manager”), as specified in this Agreement. Each Independent Participant Manager shall be independent of the Member that designated such Independent Participant Manager. Each Manager shall be a “Manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers expressly granted to such Manager in this Agreement. Each Independent Participant Manager shall not be a “Manager” as such term is defined in the Act.

(b)    The Board shall be made up of not more than nine total members, comprised of not more than five Managers and not more than four Independent Participant Managers.

(c)    The composition of the Board shall be as follows:

(i)    AT&T Member shall have the right to appoint a total of (A) two Managers (any such Manager appointed by AT&T Member, an “AT&T Manager”) and two Independent Participant Managers for so long as AT&T Member owns at least 25% of the number of Common Units held by AT&T Member as of the date hereof and (B) one Manager and two Independent Participant Managers for so long as AT&T Member owns at least 10% of the number of Common Units held by AT&T Member as of the date hereof.

(ii)    Investor Member shall have the right to appoint a total of (A) two Managers (any such Manager appointed by Investor Member, an “Investor Manager”) and two Independent Participant Managers for so long as Investor Member owns at least 50% of the number of Common Units held by Investor Member as of the date hereof and (B) one Manager and two Independent Participant Managers for so long as Investor Member owns at least 10% of the number of Common Units held by Investor Member as of the date hereof.

(iii)    The Chief Executive Officer shall be a Manager (provided, that such person shall automatically be removed as a Manager at such time as such person ceases to be the Chief Executive Officer).

(d)    Upon any Transfer of Units that would result in the removal of an applicable Manager or Independent Participant Manager pursuant to Section 4.1(c), the Initial Member designating such Manager shall promptly provide written notice to the other Members and the Company. Notwithstanding anything to the contrary set forth herein, the Members and the Company shall take all necessary action to ensure that, following a Qualified IPO, the composition of the board of directors of the IPO Entity (and any committees of the board of directors of the IPO Entity) will be comprised of a majority of independent directors and will implement customary independent public company style governance, and will further comply with the applicable listing rules of the exchange on which the Equity Securities of the IPO Entity are traded and other applicable Law. Notwithstanding anything to the contrary set forth herein, following a Qualified IPO, each AT&T Manager and Investor Manager shall be entitled to continue to serve on the board of directors of the IPO Entity (and any committees of the board of directors of the IPO Entity), subject to the provisions of Section 4.1(c)(i) and Section 4.1(c)(ii). Following the consummation of a Company Sale (including a Public Company Sale) that is a Drag-Along Sale for less than all of the Equity Securities of the Company, for as long as either Initial Member continues to hold Equity Securities of the surviving or successor entity in such Drag-Along Sale (including the Company) representing at least 25% of the voting and economic rights of the such surviving or successor entity, (i) in the case of a Company Sale that is not a Public Company Sale, such Initial Member shall be entitled to appoint at least one manager or director to the board of directors or managers (as applicable) of surviving or successor entity or (ii) in the case of a Public Company Sale, such Initial Member will have the right to designate one director on management’s slate and the Initial Members shall agree to vote in favor of such designee); provided, that if both Initial Members continue to hold Equity Securities of the Company following such Company Sale, then the Dragged Member shall not be treated in a manner that results in disparate treatment relative (taking into account the relative size of holdings of Equity Securities in the Company) to the Drag-Along Transferor with respect to any board rights that apply to such Equity Securities following such Company Sale. Following any such transaction, the number of members of the board of directors or managers (as applicable) of the Company or any successor thereto may be increased to permit the acquirer of Equity Securities in the Company or the IPO Entity, as applicable, to appoint a majority of the members of the board of directors or managers (as applicable) of the Company or any successor thereto.

(e)    No Manager or Independent Participant Manager shall be (i) a Representative of a Company Competitor (provided that this clause (i) shall not apply following a Qualified IPO or with respect to any Representative of a Company Competitor where such Company Competitor is the purchaser or Drag-Along Transferee in a Company Sale) or (ii) an individual who (A) is under investigation or the subject of an inquiry by a Governmental Entity relating to, has been convicted of (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere), or has been charged civilly with, in each case, a violation of any anti-corruption Law or in the case of any criminal offense involving dishonesty or breach of trust such that the penalty could be imprisonment for more than one year, (B) is subject to (or has been subject to) sanctions by a self-regulatory organization, or (C) has been found by a court of competent jurisdiction to have violated any federal securities or state securities law and the judgement in such Action has not been reversed, suspended or vacated (any such individual, a “Restricted Person”). Each Member agrees not to knowingly appoint a Restricted Person as a Manager or Independent Participant Manager and the Company and each Member shall take all necessary action to remove any Manager or Independent Participant Manager if such Manager or Independent Participant Manager is or becomes a Restricted Person.

(f)    Each of the Company and each Member shall take all necessary action to effectuate the provisions of Section 4.1(b), Section 4.1(c), Section 4.1(d) and Section 4.1(e) to ensure that the Board consists of the Managers and Independent Participant Managers who are duly appointed, elected or appointed (or removed pursuant to Section 4.1(c)) and qualified in accordance with such Sections, including by promptly voting, as applicable, in any meetings or promptly participating in an action by written consent.

(g)    The Board or any committee thereof, by taking action in accordance with this Article 4, and subject to compliance with Section 4.5, shall have the power, discretion and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize all acts which it may deem necessary or advisable in connection therewith; provided that the foregoing shall not limit the Drag-Along Transferor’s rights pursuant to, and to the extent in accordance with, Section 8.4, and in the event there is any conflict between this Section 4.1(g) and Section 8.4, Section 8.4 shall control. The Members agree that all determinations, decisions and actions made or taken by the Board or any committee thereof in accordance with this Article 4, and subject to compliance with Section 4.5, shall be conclusive and binding upon the Company (without requirement for further consent or other action by the Members).

(h)    Prior to a Qualified IPO or Public Company Sale, each Manager (excluding, for the avoidance of doubt, Independent Participant Managers) shall serve as such without compensation from the Company or any of its Subsidiaries but shall be entitled to reimbursement from the Company for any reasonable and documented out-of-pocket expenses incurred during the course of performing his or her duties as a Manager. Each Independent Participant Manager shall be entitled to reasonable compensation as determined by the Board and reimbursement from the Company for any reasonable out-of-pocket expenses incurred during the course of performing his or her duties as an Independent Participant Manager. No Manager or Independent Participant Manager (acting in his or her capacity as such) shall have any right or authority to act on behalf of or to bind the Company with respect to any matter except pursuant to a duly adopted resolution of the Board authorizing such action.

(i)    Each Manager may authorize another individual (who may or may not be a Manager, but shall meet the criteria for designation as a Manager by the Member that appointed such Manager) to act for such Manager by proxy at any meeting of the Board, or to consent to or dissent from any proposed action of the Board in writing without a meeting thereof. A writing authorizing any individual to act for any Manager by proxy, which has been executed by such Manager and entered into the books and records of the Company, shall be a valid means by which a Manager may grant such authority. Notwithstanding the foregoing, (i) any AT&T Manager may act as a proxy for any other AT&T Manager (or with respect to any vacancy of any AT&T Manager on the Board not then filled by AT&T Member) with respect to voting on matters brought before the Board (or any committee thereof of which any AT&T Manager is a member), and no further authorization (written or otherwise) shall be required in connection therewith, and (ii) any Investor Manager may act as a proxy for any other Investor Manager (or with respect to any vacancy of any Investor Manager on the Board not then filled by Investor Member) with respect to voting on matters brought before the Board (or any committee thereof of which any Investor Manager is a member), and no further authorization (written or otherwise) shall be required in connection therewith.

Section 4.2.    Removal and Resignation.

(a)    Subject to Section 4.1(d), each Initial Member shall have the exclusive right to remove, with or without cause, at any time, any Manager or Independent Participant Manager that such Initial Member has the right to appoint.

(b)    Any Manager or Independent Participant Manager may resign by written notice to the Board. Unless otherwise specified therein, a Manager’s or Independent Participant Manager’s resignation shall take effect upon delivery of such notice.

(c)    Vacancies created on the Board resulting from the death, disability, resignation or removal of an AT&T Manager, an Investor Manager or an Independent Participant Manager shall be filled by the Member that appointed such Manager or Independent Participant Manager, with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Members and the Company. Vacancies created on the Board resulting from the death, disability, resignation or removal of any other Managers who are not Managers appointed by an Initial Member, if any, shall be filled by the Board.

Section 4.3.    Meetings of the Board.

(a)    The Board shall hold a regularly scheduled meeting at least once every calendar quarter at such place, date and time as the Board may designate. Special meetings of the Board may be called at any time by an Investor Manager or an AT&T Manager, specifying the matters to be discussed.

(b)    Notice of any meeting of the Board or any committee thereof stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Manager and Independent Participant Manager by telephone or email no less than seven nor more than 30 days before the date of the meeting; provided, that advance notice may be reduced for any special meeting to no less than two days if the proposing Manager determines, acting reasonably and in good faith, that it is necessary or desirable to take action within a time period of less than seven days; and provided, further, that for the avoidance of doubt, if notice of any meeting of the Board is not given to all Managers (excluding, for the avoidance of doubt, any Independent Participant Managers) in accordance with this Section 4.3(b), then no business may be transacted at such meeting. Notice of any meeting may be waived by any Manager on behalf of such Manager and on behalf of any Manager by the Initial Member that appointed such Manager before or after the meeting. Presence at a meeting of the Board by a Manager shall constitute waiver of any deficiency of notice of such meeting by such Manager, unless such Manager objects, at the beginning of the meeting, to the transaction of any business thereat because such meeting was not called or convened in accordance with this Agreement.

(c)    The Secretary shall circulate to each Manager and Independent Participant Manager an agenda for each meeting of the Board not less than four days in advance of such meeting, or no less than two days in advance of any special meeting, if a proposing Manager has exercised his or her right pursuant to Section 4.3(b) to reduce the notice required for such meeting to no less than two days. Such agenda shall include any matters that any Manager or Independent Participant Manager may reasonably request be included on such agenda.

(d)    The presence in person or by proxy of a number of Managers equal to a majority of the total number of Managers on the Board at such time (excluding, for the avoidance of doubt, the Independent Participant Managers) shall constitute a quorum for the conduct of business at any meeting of the Board; provided, that, prior to a Qualified IPO or a Company Sale and as long as each Initial Member is permitted to designate at least one Manager to the Board pursuant to Section 4.1, the presence in person or by proxy of at least one AT&T Manager and one Investor Manager shall be required for a quorum. If a quorum is not present at any meeting of the Board, no business may be conducted at such meeting (the “Original Meeting”), and the Managers present shall adjourn the meeting and promptly give notice of when it will be reconvened, which shall not be more than 30 days from the date of the meeting (the “Adjourned Meeting”). If a quorum is not present at the Adjourned Meeting and the sole reason for such lack of quorum was the absence of the AT&T Manager(s) or the Investor Manager(s), then either (i) such AT&T Manager or Investor Manager can waive (at any time, whether prior to, at, or after the meeting) his or her attendance at such meeting and a quorum can be found without his or her presence, or (ii) if such AT&T Manager or Investor Manager, as the case may be, does not affirmatively waive his or her attendance at such meeting, the remaining members of the Board shall reschedule the meeting upon at least 48 hours’ written notice to all Managers (email being sufficient), and at any such rescheduled meeting of the Board, a quorum shall be deemed to be present regardless of the presence or absence of such AT&T Manager or Investor Manager that was not present at the Adjourned Meeting, as the case may be, so long as a majority of the Managers then in office other than such AT&T Manager or Investor Manager are present.

(e)    Managers and Independent Participant Managers may participate in any meeting of the Board or any committee thereof by means of a conference telephone or similar communications equipment by means of which all Managers and Independent Participant Managers participating in such meeting may hear one another. Participation in any meeting of the Board pursuant to this Section 4.3(e) shall constitute presence in person at such meeting for purposes of Section 4.3(d) and shall constitute a waiver of any deficiency of notice of such meeting, unless such Manager objects, at the beginning of the meeting, to the transaction of any business at such meeting because such meeting was not called or convened in accordance with this Agreement.

(f)    Each Manager shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee thereof of which such Manager is a member) for approval; provided, that (i) all AT&T Managers shall only vote as a block (i.e., each AT&T Manager shall vote for or against (or abstain from voting) on any matter consistent with all other AT&T Managers) on each matter brought before the Board (or any committee thereof of which any AT&T Managers are a member), (ii) any AT&T Manager may vote on behalf of any other AT&T Manager or vacancy of any AT&T Manager not then filled by AT&T Member (and serve as a proxy for such other AT&T Manager(s)) with respect to each matter brought before the Board (or any committee thereof of which any AT&T Managers are a member), (iii) any Investor Manager may vote on behalf of any other Investor Manager or vacancy of any Investor Manager not then filled by Investor Member (and serve as a proxy for such other Investor Manager(s)) with respect to each matter brought before the Board (or any committee thereof of which any Investor Managers are a member), (iv) in the event an equal number of AT&T Managers and Investor Managers vote for and against any matter such that the Board would otherwise be deadlocked but for the vote of the Chief Executive Officer (in his capacity as Manager), the Chief Executive Officer (in his capacity as a Manager) shall not be entitled to a vote on such matter, and (v) in the event an Initial Member is entitled to appoint a number of

Managers constituting a majority of the Board, the Chief Executive Officer shall not be permitted to vote in any manner that would prevent all Managers appointed by such Initial Member from taking any action on behalf of the Board. Subject to the foregoing and except as otherwise expressly provided by this Agreement, the affirmative vote of Managers entitled to cast a majority of the votes that may be cast by the Managers in attendance at any meeting at which a quorum is present (whether in person or by proxy) shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes; provided that the foregoing shall not limit the Drag-Along Transferor’s rights pursuant to, and to the extent in accordance with, Section 8.4, and in the event there is any conflict between this Section 4.3(f) and Section 8.4, Section 8.4 shall control. No Manager shall be disqualified from voting on any matter as to which the Member that appointed such Manager or any of its Affiliates may have an interest. Subject to Section 5.2(b), notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by Law, no Manager shall have any duty to disclose to the Company or the Board confidential information of the Member that appointed such Manager or any of its Affiliates in such Manager’s possession, even if such information is material and relevant to the Company or the Board, and in any case, such Manager shall not be liable to the Company or the other Members or their respective Affiliates for breach of any duty (including the duty of loyalty or any other fiduciary duty) as a Manager by reason of not disclosing such confidential information; provided, that the foregoing shall not limit the Chief Executive Officer’s or any other employee of the Company or its Subsidiaries who is a Manager’s responsibility to disclose to the Board information regarding the Company and its Subsidiaries obtained as a result of the Chief Executive Officer or such employee serving in such capacity. The Independent Participant Managers shall not be entitled to vote with respect to any matter brought before the Board (or any committee thereof).

(g)    The Secretary or, if he or she is not present, any individual whom the Board may appoint, shall keep minutes of each meeting of the Board, which shall reflect all actions taken by the Board thereat.

(h)    The Board may establish other provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.

(i)    Each Manager and Independent Participant Manager shall be entitled to receive all information (including without limitation, board minutes, board books and financial reports) that is made available to any Manager or Independent Participant Manager in such Person’s capacity as such.

(j)    Any or all Independent Participant Managers shall be excluded from any meeting of the Board or committees (or the relevant portion of such meeting) and materials provided to the participants in such meetings may be withheld from such Independent Participant Managers or redacted before being provided to such Independent Participant Managers upon the mutual agreement of the Investor Managers and AT&T Managers, including where Investor Managers and AT&T Managers reasonably believe such actions are necessary or advisable to preserve confidentiality, preserve attorney-client privilege or prevent or address a conflict of interest.

Section 4.4.    Action Without a Meeting. Notwithstanding Section 4.3, with respect to any matter requiring the approval or consent of the Board under this Agreement or the Act, the Board may take such action without a meeting, if a consent in writing, setting forth the action to be taken, shall be signed by the Managers holding not less than the majority of the total votes that would be entitled to be cast by the Managers at a meeting of the Board at which all of the Managers were present and voted, including in each case, at least one AT&T Manager and one Investor Manager; provided that the foregoing shall not limit the Drag-Along Transferor’s rights pursuant to, and to the extent in accordance with, Section 8.4, and in the event there is any conflict between this Section 4.4 and Section 8.4, Section 8.4 shall control. Notwithstanding the foregoing, (i) any AT&T Manager may act as a proxy for any other AT&T Manager (or with respect to any vacancy of any AT&T Manager on the Board not then filled by AT&T Member) with respect to taking any action by way of a consent in writing, and no further authorization (written or otherwise) shall be required in connection therewith, and (ii) any Investor Manager may act as a proxy for any other Investor Manager (or with respect to any vacancy of any Investor Manager on the Board not then filled by Investor Member) with respect to taking any action by way of a consent in writing, and no further authorization (written or otherwise) shall be required in connection therewith

Section 4.5.    Reserved Matters. Prior to the consummation of a Company Sale or Qualified IPO (in each case, except as set forth in the last sentence of this Section 4.5), the Company shall not, and shall cause its Subsidiaries not to, take any of the actions set forth on Exhibit B (each, a “Reserved Matter”) without the approval of the Board and the prior written approval of both Investor Member and AT&T Member (each in its capacity as a Member of the Company); provided, that no such prior written approval shall be required (i) in the case of any action that is approved by the committee designated pursuant to Section 4.6(d) in accordance with the scope of authority delegated to such committees, (ii) in the case of any action to be taken by the Company or any of its Subsidiaries pursuant to an express right of any Person set forth in this Agreement, in any other Transaction Document or as otherwise permitted by the Company’s policies and procedures which have been previously approved by both AT&T Member and Investor Member as a Reserved Matter or (iii) to effect a Drag-Along Sale or Qualified IPO in accordance with the terms hereof. The right of an Initial Member to approve any Reserved Matter shall terminate upon an Initial Member Sell-Down with respect to such Initial Member. Notwithstanding the foregoing, upon the consummation of a Company Sale or Qualified IPO the right of an Initial Member to approve any Reserved Matter shall terminate except (a) following the consummation of a Public Company Sale or Qualified IPO, the Tax Reserved Matter (as defined in Exhibit B) and (b) following the consummation of a Company Sale that is not a Public Company Sale and is for less than all of the Equity Securities of the Company, for as long as such Initial Member continues to hold Equity Securities of the surviving or successor entity in such Drag-Along Sale (including, the Company) representing at least 25% of the voting and economic rights of the such surviving or successor entity, the Reserved Matters set forth on Exhibit B marked with asterisks (“**”) (provided, in the case of this clause (b), that if both Initial Members continue to hold Equity Securities of the Company following such Company Sale, then the Dragged Member shall not be treated in a manner that results in disparate treatment relative (taking into account the relative size of holdings of Equity Securities in the Company) to the Drag-Along Transferor with respect to any veto rights or minority protections that apply to such Equity Securities following such Company Sale).

Section 4.6.    Committees of the Board.

(a)    Subject to Section 4.5, the Board may designate one or more committees of the Board, including an audit committee and a compensation committee. Subject to Section 4.5, any committee of the Board, to the extent permitted by applicable Law and provided in the resolutions of the Board establishing such committee, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board promptly after the taking of any material action. Each of the Initial Members entitled to appoint a Manager hereunder shall be entitled to appoint at least one Manager appointed by such Initial Member to sit on each committee of the Board; provided, that for so long as the Initial Members are entitled to appoint an equal number of Managers hereunder, any such committee shall consist of an equal number of AT&T Managers and Investor Managers except as set forth in Section 4.6(d). Notwithstanding anything to the contrary set forth herein, the Members and the Company shall take all necessary action to ensure that, following a Qualified IPO, the composition of any committees of the Board comply with the applicable listing rules of the exchange on which the applicable Equity Securities (in accordance with this Agreement) are traded and other applicable Law.

(b)    A majority of the members of any committee may determine its action (consistent with the procedures set forth in Section 4.3(f) with respect to the voting of the Managers) and fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 4.3(b).

(c)    Each Manager who is not an employee of the Company or its Subsidiaries shall be entitled to receive all information (including without limitation, committee minutes, committee books and reports) that is made available to any member of a committee in such Person’s capacity as such.

(d)    Notwithstanding the foregoing and anything to the contrary set forth herein, prior to a Company Sale or Qualified IPO, for so long as either the Senior Preferred Unreturned Contribution or Senior Preferred Unpaid Yield exceeds zero, the Board shall designate a committee of the Board (the “Debt Committee”) of which Investor Managers shall constitute a majority (provided that such committee shall also include an AT&T Manager for so long as AT&T Member is entitled to appoint a Manager hereunder) and such committee shall have the authority to determine, without regard to Section 4.5, the incurrence of incremental third party debt, subject to the terms of the Debt Documents.

(e)    The decisions by the committee with respect to the matters specified in Section 4.6(d) shall not be subject to any override by the full Board and shall not be subject to Section 4.5.

Section 4.7.    Officers; Designation and Election of Officers; Duties.

(a)    Subject to Section 4.5, the Board shall delegate management of day-to-day operations of the Company to the Company’s leadership team pursuant to a delegation of authorities to be determined by the Board (and which may be updated from time to time by the Board), which shall be led by the Chief Executive Officer of the Company (the “Chief Executive Officer”). Removal and appointment of the Chief Executive Officer, the Chief Financial Officer of the Company (the “Chief Financial Officer”) and the General Counsel of the Company (the “General Counsel” and each of the Chief Executive Officer, Chief Financial Officer and General Counsel, a “Senior Officer”) shall be a Reserved Matter.

(b)    The name of the Chief Executive Officer as of the date of the Contribution Agreement is set forth on Exhibit C. The Chief Executive Officer may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board and the approval rights set forth in Section 4.5), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be appointed as officers of the Company as and to the extent authorized by the Board. Any number of offices may be held by the same Person. Any officers so appointed shall have such authority and perform such duties as the Board, from time to time, may delegate to them. Each officer shall hold office until his successor shall be duly appointed or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

(c)    Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. Any officer may be removed as such, either with or without cause, at any time by the Board and, in addition, if such officer was appointed by the Chief Executive Officer, by the Chief Executive Officer (in reasonable consultation with the Board). Designation of any Person as an officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

(d)    The officers, to the extent of their powers set forth in this Agreement or in resolutions of the Board, shall be agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

Section 4.8.    Compliance with Certain Contracts. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not, and no Member shall cause the Company or any of its Subsidiaries to, take any action that would cause AT&T Member or any Subsidiary of AT&T Inc. to violate or breach the non-compete restrictive covenants in the agreements set forth on Exhibit E for as long as the Membership Percentage of AT&T Member is at least 50%. AT&T Member and any Subsidiary of AT&T Inc. shall not amend any such agreements in any manner that would, directly or indirectly, adversely affect the Company and its Subsidiaries or Investor Member (including by increasing the scope or duration of the non-compete restrictive covenants) without the prior written consent of Investor Member.

Section 4.9.    Control of Conflicted Contracts. Notwithstanding anything to the contrary in this Agreement, (a) with respect to any contract or agreement that is between the Company or any of its Subsidiaries, on the one hand, and AT&T Member or its Affiliates, on the other hand (excluding this Agreement, the Contribution Agreement and any other agreement to which Investor Member or its Affiliates are party), prior to an Initial Member Sell-Down with respect to Investor Member, Investor Member shall solely control, and AT&T Member shall have no control with respect to, the Company and its Subsidiaries with respect to such contract or agreement (including with respect to the taking or omitting to take any action thereunder, the exercise of any decision-making or discretion thereunder, the exercise or waiver of any rights or remedies thereunder, the giving of any notice or consent thereunder, and the enforcement thereof, in each case, by the Company or its Subsidiaries), including any action or approval by the Company or the Board or any committee thereof in connection with such contract or agreement, and (b) with respect to any contract or agreement that is between the Company or any of its Subsidiaries, on the one hand, and Investor Member or its Affiliates (other than portfolio companies), on the other hand (excluding this Agreement, the Contribution Agreement and any other agreement to which AT&T Member or its Affiliates are party), prior to an Initial Member Sell-Down with respect to AT&T Member, AT&T Member shall solely control, and Investor Member shall have no control with respect to, the Company and its Subsidiaries with respect to such contract or agreement (including with respect to the taking or omitting to take any action thereunder, the exercise of any decision-making or discretion thereunder, the exercise or waiver of any rights or remedies thereunder, the giving of any notice or consent thereunder, and the enforcement thereof, in each case, by the Company or its Subsidiaries), including any action or approval by the Company or the Board or any committee thereof in connection with such contract or agreement.

ARTICLE 5

DUTIES, EXCULPATION AND INDEMNIFICATION

Section 5.1.    Duties, Exculpation and Indemnification.

(a)    Certain Duties. Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by applicable Law and except as expressly contemplated by this Agreement or any other agreement entered into between a Covered Person, and any Member or the Company or any of its Subsidiaries, no Covered Person (other than officers of the Company or its Subsidiaries in their capacity as such) shall have any duty (including any fiduciary duty) otherwise applicable at Law or in equity to the Company, any other Member or to any other Person with respect to or in connection with the Company or the Company’s business or affairs. The officers of the Company or its Subsidiaries (in their capacity as such) shall owe fiduciary duties to the Company and the Members that are equivalent to fiduciary duties of officers in a Delaware corporation, and the Chief Executive Officer of the Company, in his or her capacity as Manager, shall owe fiduciary duties to the Company and the Members that are equivalent to fiduciary duties of a director of a Delaware corporation. Except as expressly set forth in this Section 5.1(a), it is the intent and agreement of the Members that, other than with respect to officers of the Company or its Subsidiaries in their capacity as such, all fiduciary duties be, and hereby are, eliminated and no fiduciary duties shall apply to any action or omission taken by the Board, any Member (in such Member’s capacity as such) or any of their respective Affiliates, employees, agents and Representative hereunder or in connection with the Company.

(b)    Exculpation. To the fullest extent permitted by Law, no Person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a member, shareholder, partner, manager, director or officer of any Member, the Company or any of their respective Subsidiaries or Affiliates (collectively, “Covered Persons”) shall be liable to the Company or its Subsidiaries, any Member or any other Person, or is otherwise bound hereby for any act or failure to act in such Person’s capacity as Covered Person, except, in the case of willful misconduct, bad faith, fraud or breach of this Agreement or any other agreement to which such Covered Person is a party. The Board shall also have the power to exculpate, to the same extent set forth in this Section 5.1(b), employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(c)    Right to Indemnification. Except in the case of willful misconduct, bad faith, fraud or breach of this Agreement or any other agreement with the Company or its Subsidiaries to which any such Covered Person is a party, each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in such Person’s capacity as a Covered Person, and such action, suit or proceeding relates to an act or omission of such Covered Person acting in its capacity as such, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Laws of the State of Delaware; provided, that the foregoing indemnification shall not be available (i) to a Member in the case of an action, suit or proceeding brought by a Member or any other party to this Agreement against such Member or (ii) to a Member or to a member, shareholder, partner, Subsidiary or Affiliate thereof in the case of an action, suit or proceeding brought by a Governmental Entity and relating to taxes or tax returns of such Member (or member, shareholder, partner, Subsidiary or Affiliate thereof) (other than in connection with a non-tax claim). The right to indemnification conferred in this Section 5.1(c) shall also include the right to be paid by the Company the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by the Laws of the State of Delaware; provided, that the payment of such expenses in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the applicable Covered Person to repay all amounts so paid in advance if it shall ultimately be determined that such Covered Person is not entitled to be indemnified under this Section 5.1(c) or otherwise. In the event that any such expenses are so paid by the Company to any Covered Person with respect to a matter, the Company shall also pay such expenses for other Covered Persons with respect to such matter. Notwithstanding the foregoing provisions of this Section 5.1, the Company shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board; provided, however, that a Covered Person shall be entitled to reimbursement of his or her reasonable and documented counsel fees with respect to a proceeding (or part thereof) initiated by such Covered Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 5.1 to the extent that the Covered Person is successful on the merits in such proceeding (or part thereof). The Company shall also have the power to indemnify and hold harmless to the same extent set forth in this Section 5.1(c) employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries. No claim subject to the indemnification provisions hereunder shall be settled by any Covered Person without the consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(d)    Indemnification of Employees and Agents. The Company may, by action of the Board, provide indemnification to such officers, employees and agents of the Company or other Persons who are or were serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Board shall determine to be appropriate.

(e)    Insurance. The Company shall, by action of the Board, have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such Person against such liability under the Laws of the State of Delaware.

(f)    Survival. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 5.1 shall survive the termination, voluntary or involuntary, of the status of a Member as such, the termination, voluntary or involuntary, of the status of any Covered Person or other Person as to whom the provisions of this Section 5.1 apply as such and the termination of this Agreement or dissolution of the Company.

(g)    Effectiveness. The provisions of this Section 5.1 shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Covered Person arising from any act or omission of such Covered Person acting in its capacity as such, whether occurring before or after the date of this Agreement. No amendment to or repeal of this Section 5.1, or, to the fullest extent permitted by Law, any amendment of Law, shall have any effect on the rights provided under this Section 5.1 with respect to any act or omission occurring prior to such amendment or repeal.

(h)    Nonexclusivity of Rights. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Section 5.1 on the Board shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the Company would not have the power to indemnify such Person under the provisions of this Section 5.1. Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements or other arrangements (including creation of trust funds or security interests funded by letters of credit or other means) approved by the Board (whether or not any of the Members, Managers or Company officers shall be a party to or beneficiary of any such agreements or arrangements); provided, however, that any provision of such agreements or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Section 5.1 or applicable Law.

(i)    Non-applicability. Nothing contained in this Section 5.1 is intended to relieve any Member or any other Person from any liability or other obligation of such Person relating to the Contribution Agreement or any other Transaction Document or any other agreement or to in any way impair the enforceability of any provision of such agreements against any party thereto. Notwithstanding anything to the contrary set forth herein, no Covered Person shall be indemnified, held harmless or have any right to advancement of expenses hereunder in any claim, action, suit or proceeding relating to the Contribution Agreement or any other Transaction Document.

(j)    Company’s Assets. Any indemnity under this Section 5.1 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member or Affiliate of any Member shall be required directly to indemnify any Covered Person pursuant to this Section 5.1. None of the provisions of this Section 5.1 shall be deemed to create any rights in favor of any Person other than Covered Persons and any other Person to whom the provisions of this Section 5.1 expressly apply.

(k)    Advance Payments. The Company hereby acknowledges that a Covered Person may have certain rights to indemnification, advancement of expenses or insurance provided by other sources. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Covered Person are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Person are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Covered Person may have against the such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing, and such other sources shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.

(l)    Savings Clause. If this Section 5.1 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 5.1 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 5.2.    Other Activities; Business Opportunities.

(a)    Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by applicable Law, no Member, Affiliate of any Member, Manager or Company officer who is also an employee of a Member or an Affiliate of a Member (in each case only to the extent acting on behalf of such Member or such Member’s Affiliate in connection with such Member’s or such Member’s Affiliate’s own business and operations) shall have any obligation to refrain from, directly or indirectly, (i) engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest, publicly or privately, in, developing a business relationship with, or serving as an employee, officer, director, consultant or agent of, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or (iii) doing business with (directly or as an employee, officer, director, manager, consultant or agent of a Person who does business with) the Company or any Person who conducts business with the Company; and neither the Company (or any of its Subsidiaries) nor any Member (or Affiliate of any Member) shall have any right in or to, or to be offered any opportunity to participate or invest in, any business or venture engaged or to be engaged in by any other Member, Affiliate of any Member, Manager or Company officer who is also an employee of a Member or an Affiliate of a Member or shall have any right in or to any income or profits derived therefrom. It is understood and agreed by the Members that each Person referred to in this Section 5.2(a) shall be permitted to undertake any and all actions of the type referred to in this Section 5.2(a) without limitation (in each case acting on behalf of the applicable Member or Affiliate of a Member in connection with such Member’s or such Member’s Affiliate’s own business and operations) and that the taking of any such actions shall not violate any legal obligation or duty (including any fiduciary duty) to any Member or other Person under or in connection with this Agreement or the Company.

(b)    Notwithstanding any duty otherwise existing at law or in equity, to the fullest extent permitted by applicable Law, if a Member, Affiliate of any Member, Manager or Company officer who is also an employee of a Member or an Affiliate of a Member acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Member or an Affiliate of such Member, on the one hand, and the Company or another Member or another Member’s Affiliate, on the other hand, no such Member, Manager, Affiliate or Company officer shall have any duty to communicate or offer such business opportunity to the Company or such other Member or such other Member’s Affiliate, and no such Person shall be liable to the Company, the other Members and their Affiliates in respect of any such matter (including for any breach of fiduciary or other duties) by reason of the fact that such Member or any Affiliate of such Member pursues or acquires such business opportunity for itself or by reason of the fact that such Member, Manager, Affiliate or Company officer directs such opportunity to such Member or an Affiliate of such Member or does not communicate information regarding such opportunity to the Company. Notwithstanding the foregoing, the first sentence of this Section 5.2(b) shall not apply to any such knowledge or business opportunity first acquired by any Manager who is an officer or other employee of the Company in his or her capacity as an officer or other employee of the Company.

ARTICLE 6

ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS

Section 6.1.    Fiscal Year. The fiscal year of the Company shall end on December 31 of each year or on such other day as may be fixed from time to time by resolutions of the Board, subject to Section 4.5 and applicable Law (each, a “Fiscal Year”). To the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first or final Fiscal Year to reflect that such period is less than a full calendar year period.

Section 6.2.    Bank Accounts. In the absence of instructions from the Board to the contrary, the Chief Financial Officer (or another officer of the Company to whom the Chief Financial Officer has delegated such authority) shall determine the institution or institutions at which the Company’s bank accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 6.3.    Books of Account and Other Information. The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP and this Agreement.

Section 6.4.    Tax Returns.

(a)    The Company shall perform or cause to be performed an annual review of the books and accounts of the Company as of the end of each Fiscal Year. The Company shall prepare or cause to be prepared all income and other tax returns of the Company, and shall cause the same to be filed in a timely manner (taking into account any applicable extensions).

(b)    Within 45 days after the end of each Fiscal Year, or as promptly as reasonably practicable thereafter for each Fiscal Year (and in no event later than 60 days after the end of each Fiscal Year), the Company shall furnish to each Member a copy of an estimated Schedule K-1 to the Company’s federal income tax return for the Fiscal Year most recently ended. As promptly as reasonably practicable, but in any event at least 45 days prior to the due date for such return (including any extensions), the Company shall furnish to each Member a final copy of each such Schedule K-1. Following a Member’s written request, the Board shall use commercially reasonable efforts to promptly furnish to such Member any additional information and documentation (including receipts or other proofs of payment of taxes) which is in the Company’s possession, or which the Board can obtain with the use of commercially reasonable efforts, and which is reasonably required by such Member to comply in a timely manner with any U.S. federal, state, local, or non-U.S. tax filing or reporting requirements in respect of the Company.

Section 6.5.    Tax Status. Notwithstanding anything to the contrary herein, (i) each Member agrees that (A) the Company is to be treated at all times following Closing as a partnership (that is not a “publicly traded partnership”) for U.S. federal income tax purposes, (B) no Subsidiary of the Company will at any time be treated (or elect to be treated as) a domestic corporation for U.S. federal income tax purposes (other than a Subsidiary of the Company with no more than a de minimis amount of assets whose primary purpose is to facilitate a financing), (C) no Subsidiary of the Company that is a foreign corporation for U.S. federal income tax purposes will directly or indirectly own any material amount of U.S. operations (it being understood that U.S. operations do not include operations outside the “United States” as defined in Section 7701(a)(9) of the Code) and (D) each Subsidiary of the Company that is treated as a disregarded entity or other “flow-through” entity for U.S. federal income tax purposes as of the date hereof will continue to be treated as such following the date hereof, and (ii) neither the Company nor any Member shall, or shall permit its Affiliates to, (1) take any position inconsistent with any such treatment described in clause (i) hereof on any tax return or (2) cause the Company or any of its Subsidiaries to otherwise transfer any non-de minimis portion of the Business to a Subsidiary of the Company classified as a corporation for U.S. federal income Tax purposes, except, in each case, with the consent of both the AT&T Member and the Investor Member; provided that the consent rights of a Member shall terminate with respect to clauses (B) through (D) of this sentence upon an Initial Member Sell-Down by such Member. The Board shall be authorized to take, and shall take, all reasonable action, including the execution of other documents, as may reasonably be required in order for the Company to be treated as a partnership for U.S. federal income tax purposes. For the avoidance of doubt, nothing in this Section 6.5 shall restrict the Company from taking actions in connection with a Qualified IPO in accordance with the procedures set forth in Article 9 that result in the Company being treated as a corporation for U.S. federal income tax purposes.

Section 6.6.    Allocations.

(a)    Allocation of Profit and Loss. Except as set forth in Section 6.6(b), Profit and Loss of the Company for each Tax Year of the Company shall be allocated among the Capital Accounts of the Members such that each Member’s capital account shall be an amount that is as equal as possible to the excess of: (i) the amount that would be distributed to the Member if the Company were to: (A) liquidate the assets of the Company for an amount equal to their respective Book Values, (B) satisfy all Company liabilities according to their terms (but taking into account each nonrecourse liability only to the extent of the Book Value of the assets securing such liability), and (C) distribute the remaining proceeds of the liquidation to the Members; over (ii) the sum of: (A) such Member’s share of minimum gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (B) such Member’s partner nonrecourse debt minimum gain (as determined according to Treasury Regulation Section 1.704-2(i)(2)), all as computed as of the date of the hypothetical sale described in clause (i). The Company does not intend to report any “guaranteed payment” for the use of capital or “capital shift” in respect of the Senior Preferred Units or Junior Preferred Units, and shall not do so except in the case of a change in applicable Law (including authoritative interpretations thereof) or a final determination under Section 1313 of the Code. Notwithstanding the foregoing, to the extent the Partnership Representative determines it appropriate in light of the principles under which these allocations are made (and only if approved by both the Investor Member and the AT&T Member, such approval not to be unreasonably withheld, conditioned or delayed, it being understood that it shall be unreasonable to withhold, condition or delay such approval if such allocations are necessary to achieve the purpose set forth in Section 6.6(c)(iii)), the Company shall allocate items of gross income and gain to the Investor Member to the extent that the Investor Member received during such Tax Year distributions representing a return on such Member’s investment in the Company (and not a return of the Member’s capital or property investment in the Company), it being understood that the Investor Member will not be allocated items of gross income in a Tax Year in excess of (1) with respect to the Investor Member, the sum of (i) the incremental accrued entitlement of the Investor Member to distributions pursuant to Section 7.1(b)(i) over the course of such Tax Year and (ii) the quotient obtained by dividing the Investor Member’s entitlement to Tax Distributions (other than Investor TD Shortfall Distributions) for such Tax Year by the Assumed Tax Rate (expressed as a fraction) applicable to such Tax Year.

(b)    Special Allocations.

(i)    No allocation of Loss shall be made to any Member if, as a result of such allocation, such Member would have a negative balance in its Adjusted Capital Account, unless at the time of such allocation, all Adjusted Capital Accounts are equal to zero.

(ii)    Member Nonrecourse Debt Minimum Gain Chargeback. Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Tax Year in member’s partner nonrecourse debt minimum gain, Profits for such Tax Year (and, if necessary, for subsequent Tax Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4). This Section 6.6(b)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(iii)    Minimum Gain Chargeback. Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Tax Year shall be allocated to each Member ratably among such Members based upon the manner in which Profits (determined without regard to such non-recourse deductions) are allocated among the Members for such Tax Year. Except as otherwise provided in Section 6.6(b)(ii), if there is a net decrease in the minimum gain during any Tax Year, each Member shall be allocated Profits for such Tax Year (and, if necessary, for subsequent Tax Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 6.6(b)(iii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(iv)    Qualified Income Offset. If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Tax Year, computed after the application of this Section 6.6 but before the application of this Section 6.6(b)(iv), then items of Company income and gain for such Tax Year shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as soon as possible (and, if two or more Members have such deficits, in proportion to their deficits). This Section 6.6(b)(iv) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(v)    Allocation of Certain Profits and Losses. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi)    The allocations set forth in (iii)-(vi) of this Section 6.6(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-l(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make the Company’s distributions. Accordingly, notwithstanding the other provisions of this Section 6.6, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(c)    Tax Allocations.

(i)    Allocations Generally. The net income and net loss of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such net income and net loss among the Members for computing their Capital Accounts pursuant to Section 6.6(a) and Section 6.6(b); except that if any such allocation is not permitted by the Code or other applicable Law, the Company’s net income and net loss will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii)    Code Section 704(c) Allocations. Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value. At the time or times when any such item of income, gain, loss or deduction must be allocated among the Members to take account of any such variation, the Company, as determined by the Partnership Representative, shall account for such variation using a combination of (x) the “traditional method” under Section 704(c) of the Code and Treasury Regulation Section 1.704-3(b), and (y) the “traditional method with curative allocations” under Section 704(c) of the Code and Treasury Regulation Section 1.704-3(c) (the “Curative Method”) (collectively, the “All-In 704(c) Method”); provided, however, that the Company shall allocate tax items to (or away from) Members under the Curative Method to reduce or eliminate disparities between book and tax items of (A) the Investor Member (i.e., the noncontributing Member) only in the event that the Investor Member would otherwise be allocated taxable income that exceeds the Investor Economic Percentage of the Company’s taxable income in a Company’s Tax Year (or portion thereof) in the absence of the use of the Curative Method until the Investor Member’s share of taxable income no longer exceeds the Investor Economic Percentage of the Company’s taxable income in a Company’s Tax Year (or portion thereof) or (B) the AT&T Member only in the event that the AT&T Member would otherwise be allocated taxable income that exceeds the AT&T Economic Percentage of the Company’s taxable income in a Company’s Tax Year (or portion thereof) in the absence of the use of the Curative Method until the AT&T Member’s share of taxable income no longer exceeds the AT&T Economic Percentage of the Company’s taxable income in a Company’s Tax Year (or portion thereof) (as illustrated in Exhibit F); provided, however, that taxable income for purposes of the immediately preceding proviso shall be calculated without regard to taxable items of loss and deduction that are specially allocated to a Member pursuant to Section 6.6(c)(vii)-(ix). In addition, if the Book Value of any asset of the Company is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in a manner consistent with the principles set forth in Section 6.6(c)(iii). The “Investor Economic Percentage” is, with respect to a Tax Year (or portion thereof), intended to equal a fraction expressed as a percentage: (A) the numerator of which is the sum of: (I) the product of: (x) the incremental accrued entitlement (whether or not distributed) of the Investor Member to distributions pursuant to Section 7.1(b)(i) over the course of such Tax Year, and (y) the sum of one (1) and the Assumed Tax Rate, (II) the product of: (x) a fraction: (i) the numerator of which is the Assumed Tax Liability Amount with respect to the Investor Member’s Units for such Tax Year (or portion thereof), and (ii) the denominator of which is the total Assumed Tax Liability Amount with respect to all of the Units of the Company for such Tax Year (or portion thereof) minus the amount, if any, by which Tax Distributions for such Tax Year were reduced pursuant to Section 7.1(a)(iv), and (y) the greater of (i) zero and (ii) the sum of the total taxable income of the Company with respect to such Tax Year, calculated without regard to taxable items of loss and deduction that are specially allocated to a Member pursuant to Section 6.6(c)(vii)-(ix), minus the product of: (a) the sum of: (i) the incremental accrued entitlement (whether or not distributed) of the Investor Member to distributions pursuant to Section 7.1(b)(i) over the course of such Tax Year, and (ii) the incremental accrued entitlement (whether or not distributed) of the AT&T Member to distributions pursuant to Section 7.1(b)(iii) over the course of such Tax Year, and (b) the sum of one (1) and the Assumed Tax Rate, and (B) the denominator of which is the total taxable income of the Company with respect to such Tax Year, calculated without regard to taxable items of loss and deduction that are specially allocated to a Member pursuant to Section 6.6(c)(vii)-(ix) and (III) 30% of the Tax Distribution Reduction Amount with respect to such Tax Year. The “AT&T Economic Percentage” is, with respect to a Tax Year (or portion thereof), intended to equal a fraction expressed as a percentage: (A) the numerator of which is the sum of: (I) the product of: (x) the incremental accrued entitlement (whether or not distributed) of the AT&T Member to distributions pursuant to Section 7.1(b)(iii) over the course of such Tax Year, and (y) the sum of one (1) and the Assumed Tax Rate, (II) the product of: (x) a fraction: (i) the numerator of which is the Assumed Tax Liability Amount with respect to the AT&T Member’s Units for such Tax Year (or portion thereof) minus the amount, if any, by which Tax Distributions for such Tax Year were reduced pursuant to Section 7.1(a)(iv), and (ii) the denominator of which is the total Assumed Tax Liability Amount with respect to all of the Units of the Company for such Tax Year (or portion thereof) minus the amount, if any, by which Tax Distributions for such Tax Year were reduced pursuant to Section 7.1(a)(iv), and (y) the total taxable income of the Company with respect to such Tax Year, calculated without regard to taxable items of loss and deduction that are specially allocated to a Member pursuant to Section 6.6(c)(vii)-(ix), reduced (but not below zero) by the product of: (a) the sum of: (i) the incremental accrued entitlement (whether or not distributed) of the AT&T Member to distributions pursuant to Section 7.1(b)(iii) over the course of such Tax Year, and (ii) the incremental accrued entitlement (whether or not distributed) of the Investor Member to distributions pursuant to Section 7.1(b)(i) over the course of such Tax Year, and (b) the sum of one (1) and the Assumed Tax Rate, and (B) the denominator of is the total taxable income of the Company with respect to such Tax Year, calculated without regard to taxable items of loss and deduction that are specially allocated to a Member pursuant to Section 6.6(c)(vii)-(ix) and (III) the product of (α) 30% of the Tax Distribution Reduction Amount with respect to such Tax Year and (Ω) negative one (-1). Exhibit F sets forth a numerical example of the calculation of each of the Investor Economic Percentage and the AT&T Economic Percentage.

(iii)    The expectation of the parties is that, to the maximum extent possible, the allocations of taxable income pursuant to this Section 6.6 will result in the taxable income being allocated between the Members in the same proportion as such taxable income would have been allocated if all of the property contributed to the Company had an adjusted basis for federal income tax purposes equal to its Book Value, such that taxable income will generally be allocated in accordance with the Members’ Percentage Interests (after taking into account income allocations in respect of the Senior Preferred Yield and the Junior

Preferred Yield, after taking into account any item of income or loss being allocated to a Member as a result of any reduction in Tax Distributions pursuant to Section 7.1(a)(iv), and without regard to taxable items of loss and deduction that are specially allocated to a Member pursuant to Section 6.6(c)(vii)-(ix)), and this Section 6.6 shall be interpreted consistently therewith. The Partnership Representative shall have the authority to adjust the allocations set forth in this Section 6.6 to the extent necessary or appropriate in order to achieve, to the maximum extent possible, such result. The parties will reasonably cooperate in good faith to calculate the AT&T Economic Percentage and the Investor Economic Percentage for each Tax Year and to make corrective adjustments to such calculation in the event that estimates used to calculate an AT&T Economic Percentage or Investor Economic Percentage differ from what would have been the actual AT&T Economic Percentage or Investor Economic Percentage, as applicable, for a given Tax Year (or portion thereof). Each of the AT&T Member and the Investor Member and the Partnership Representative shall cooperate in good faith and use reasonable best efforts to allocate the Profits and Losses of the Company, to the extent permitted by applicable Law, in a manner intended to minimize the amount of any TD Shortfall Distribution required to be paid under Section 7.1(a)(v), including, by way of example, potentially adjusting the Capital Accounts of the Members.

(iv)    Allocation of Tax Credits, Tax Credit Recapture, Etc. Tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Partnership Representative, taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(v)    Effect of Allocations. Allocations pursuant to this Section 6.6(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profit, Loss, other items or distributions pursuant to any provision of this Agreement.

(vi)    Excess Nonrecourse Liabilities. To the extent permissible under Treasury Regulation Section 1.752-3(a)(3), any excess nonrecourse liabilities of the Company shall be allocated, as determined by the Partnership Representative, to the Members in proportion to their Membership Percentages.

(vii)    NFLST Agreement. The Members intend that the NFLST Agreement shall form part of this Agreement within the meaning of Section 761(c) of the Code, including that amounts payable under the NFLST Agreement that are in excess of amounts that are satisfied with the proceeds from the repayment of the Promissory Note shall, to the extent paid by AT&T Member to the Company, be taken into account in determining the Capital Account of AT&T Member (with any adjustments to the Capital Account of AT&T Member being an adjustment only to the Capital Account associated with the Common Units held by AT&T Member and offset by special allocations of losses and deductions) and in allocating income, gains, losses and deductions of the Company among the Members in the same manner as if the provisions of the NFLST Agreement were set forth in this Agreement (such that AT&T Member will be allocated the associated deductions). For the avoidance of doubt, no additional Equity Securities shall be issued to AT&T Member in connection with its contribution of any amounts payable to the Company under the NFLST Agreement.

(viii)    Tax Treatment of Indemnified Losses. To the extent any Indemnified Losses give rise to Company items of deduction, expense or loss under applicable income tax Law, such items shall, to the extent permitted by Law, be specially allocated to the applicable Indemnifying Party, as defined in the Contribution Agreement. For purposes of this Section 6.6(c)(viii), “Indemnified Losses” means Losses (as defined in the Contribution Agreement) that are indemnified pursuant to Section 8.2 or Section 8.3 of the Contribution Agreement.

(ix)    Certain 1.752-7 Liabilities. For U.S. federal and applicable state and local income tax purposes, the parties agree that the cost of performance of the Company and its Subsidiaries attributable to the Advanced Payments (the “Advanced Payment Obligations”) (i) will be treated as being assumed by the Company and its Subsidiaries from the AT&T Member in a transaction governed by Treasury Regulations Section 1.752-7 (and analogous state income tax Law) and (ii) that the amount of the “amount and share of 1.752-7 liability” (as defined in Treasury Regulations Section 1.752-7(b)(3)(ii), or analogous state or local income tax Law) with respect to such Advanced Payment Obligations will be as reasonably determined by AT&T Member, in each case, with the result that AT&T Member shall be specially allocated items of deduction, expense or loss under applicable income tax Law with respect to the Advanced Payment Obligations, except as otherwise required by Law. Furthermore, the parties agree that for U.S. federal and applicable state and local income tax purposes, the Pre-Closing Period Bonuses shall be treated as governed by Treasury Regulations Section 1.752-7 (and analogous state income tax Law), with the result that AT&T Member shall be specially allocated items of deduction, expense or loss under applicable income tax Law with respect to the Pre-Closing Period Bonuses, except as otherwise required by Law.

Section 6.7.     Partnership Representative. The “partnership representative” for purposes of the Partnership Tax Audit Rules shall be appointed, and may be removed, by AT&T Member and Investor Member from time to time (the “Partnership Representative”). The initial Partnership Representative shall be Merlin Manager, LLC, an entity jointly owned and controlled by AT&T Member and Investor Member, as set forth in Merlin Manager, LLC’s limited liability company agreement. The Partnership Representative shall control the preparation of the Company’s U.S. federal, state, local and non-U.S. tax returns for taxable periods ending on or after the date hereof, and shall prepare such tax returns in a manner consistent with the past practice of the AT&T Member with respect to the property contributed by the AT&T Member (to the extent applicable and permitted by Law). The Partnership Representative shall provide each Member with a draft of each such U.S. federal or material U.S. state income tax return of the Company and its Subsidiaries for any taxable period ending after the date of this Agreement at least 30 days prior to the due date (including applicable extensions) of such tax return for each Member’s approval (which approval shall not be unreasonably withheld, conditioned or delayed), and upon such Member’s (or its advisors’) reasonable request, the Partnership Representative shall (1) provide work papers, methodologies or other relevant information in connection with the Member’s review of any such tax return and (2) shall make the preparer of such tax returns (and its applicable employees or contractors) reasonably available to such Member (and its advisors) in connection with the Member’s review of such tax returns. The Partnership Representative shall inform each Member of all significant matters that come to its attention in its capacity as Partnership Representative by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity. Except as otherwise provided in this Agreement, the Partnership Representative shall be permitted to manage and control any proceeding with any taxing authority and make tax elections with respect to the Company, provided that the Partnership Representative shall keep the Members reasonably informed regarding the progress of any such proceeding, and, notwithstanding anything to the contrary in this Agreement, shall not knowingly (after reasonable inquiry) take any action (including with respect to any tax election or tax accounting method) in its capacity as Partnership Representative that would materially and adversely impact in any manner any Member (or its direct or indirect owners, solely with respect to the Company) without the consent of such Member (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, in no event will (i) AT&T Member or any Subsidiaries of AT&T Inc. be required to provide any information relating to, or a copy of any consolidated, combined, affiliated or unitary tax return that includes AT&T Member or any Subsidiaries of AT&T Inc. (other than information relating solely to the Company), (ii) the Investor Member (or its direct or indirect owners) be required by the Partnership Representative to amend its tax returns or undertake any administrative adjustment request in connection with a tax audit of the Company or any of its Subsidiaries or (iii) the Investor Member be required to disclose any information about its direct or indirect owners. The Partnership Representative shall cause the Company to make an election under Section 6226(a) of the Partnership Tax Audit Rules (and any similar or analogous election under applicable state, local or non-U.S. law) with respect to any imputed underpayment under Section 6225 of the Partnership Tax Audit Rules (or any equivalent or analogous provisions of state or local Law). Subject to the foregoing, each Member and former Member shall provide the Company with such information as the Partnership Representative reasonably requests, in order to enable the Company to (i) reduce the amount of any imputed underpayment under Section 6225 of the Partnership Tax Audit Rules, (ii) determine its eligibility to make, and make, an election under Section 6221(b) of the Partnership Tax Audit Rules, (iii) make an election under Section 6226(a) of the Partnership Tax Audit Rules, (iv) reasonably attribute to the Members their share of any income, gain, loss, deduction or credit for purposes of Section 6226(a) of the Partnership Tax Audit Rules, and (v) to comply with, or be eligible to invoke any aspect of, the Partnership Tax Audit Rules in any other respect. This Section 6.7 shall survive the dissolution, winding-up and termination of the Company, and each Member’s obligations pursuant to this Section 6.7 shall survive the Member’s ceasing to be a Member of the Company.

Section 6.8.    Pre-Closing Tax Returns. AT&T Member shall control the preparation of the Company’s tax returns that are due after the date hereof (taking into account applicable extensions) for taxable periods that end before the date hereof, and shall prepare such tax returns in a manner consistent with the past practice of AT&T Member with respect to the property contributed by the AT&T Member (to the extent applicable and permitted by Law). AT&T Member shall provide each Member with a draft of each such material tax return of the Company and its Subsidiaries for a taxable period ending before the date hereof at least 30 days prior to the due date, including applicable extensions, of such tax return (provided that if the timing of the date hereof and the due date of any such return are within 30 days, AT&T Member shall provide each Member with a draft of such return as promptly as practicable following the date hereof) and provide such Member a reasonable opportunity to comment on such tax returns (which comments shall be considered in good faith by AT&T Member); provided, however, that in no event will AT&T Member or any Subsidiaries of AT&T Inc. be required to provide any information relating to, or a copy of any consolidated, combined, affiliated or unitary tax return that includes AT&T Member or any Subsidiaries of AT&T Inc. (other than information relating solely to the Company).

ARTICLE 7

DISTRIBUTIONS

Section 7.1.    Distributions.

(a)    Tax Distributions.

(i)    Except as prohibited by applicable Law and except as provided in Section 7.1(a)(iv) and Section 7.1(g)(i), and with respect to each Tax Year (or portion thereof) beginning on or after the date hereof, the Company shall distribute to the Members on a quarterly basis with respect to each Estimated Tax Distribution Period of each Tax Year, no later than five Business Days prior to the Estimated Tax Distribution Date that corresponds to such Estimated Tax Distribution Period, an amount equal to the Assumed Estimated Tax Liability Amount with respect to such Member’s Units and such Estimated Tax Distribution Period; provided, that if the Assumed Tax Liability Amount for a Tax Year with respect to such Units exceeds the Assumed Estimated Tax Liability Amounts with respect to such Units for such Tax Year, then the Company shall, within 20 days after providing Schedules K-1 to the Members (and in no event later than five days) prior to the un-extended due date for any Member’s U.S. federal income tax return), distribute to such Member an amount of cash equal to such excess (any amount distributable pursuant to this Section 7.1(a)(i) other than pursuant to the foregoing proviso, a “Tax Distribution”).

(ii)    Except as prohibited by applicable Law, no later than 10 Business Days following an Adjustment Event, the Company shall make distributions in cash of the Adjustment Tax Distribution Amount in respect of such Units and Adjustment Event.

(iii)    No distributions under this Section 7.1(a) shall be treated as advances of distributions or other payments otherwise payable to the Members under Section 7.1(b), Section 7.1(d)(ii), Section 8.3, Section 8.4, Section 8.5 or otherwise.

(iv)    Notwithstanding anything to the contrary set forth herein, the amount of any Tax Distribution otherwise distributable to AT&T Member shall be reduced by an aggregate amount equal to $250,000,000 as follows: (A) with respect to each Tax Distribution made in 2022, the reduction of such Tax Distribution to AT&T Member in respect of such date shall equal $100,000,000 divided by the number of Tax Distributions that are required to be made by the Company in 2022 (such number not to exceed four), (B) with respect to each Tax Distribution made in 2023, the reduction of such Tax Distribution to AT&T Member in respect of such date shall equal $100,000,000 divided by the number of Tax Distributions that are required to be made by the Company in 2023 (such number not to exceed four), and (C) with respect to each Tax Distribution made in 2024, the reduction of such Tax Distribution to AT&T Member in respect of such date shall equal $50,000,000 divided by the number of Tax Distributions that are required to be made by the Company pursuant to

Section 7.1(a)(i) in 2024 (such number not to exceed four) (the amount of any such reduction in a Tax Distribution for any taxable year pursuant to this Section 7.1(a)(iv), a “Tax Distribution Reduction Amount”); provided that (1) the amount of any Tax Distribution to be distributed by the Company to AT&T Member with respect to any Estimated Tax Distribution Date shall not be less than zero, (2) to the extent any Tax Distribution Reduction Amount would exceed the amount of any Tax Distribution payable to AT&T Member for any Estimated Tax Distribution Date but for clause (1) hereof (any such excess, an “Excess Reduction Amount”), such Excess Reduction Amount will be applied to reduce the amount of the Tax Distribution to be distributed by the Company to AT&T Member on each subsequent Estimated Tax Distribution Date to an amount not less than zero until the aggregate amount of Tax Distributions otherwise distributable by the Company to the AT&T Member has been reduced pursuant to this clause (2) by an amount equal to the sum of all Excess Reduction Amounts and (3) if, at the time of a Company Sale or IPO, the Tax Distributions that were to have been made to AT&T Member have been reduced pursuant to this Section 7.1(a)(iv) by an amount less than $250,000,000 (such deficit, the “Tax Distribution Deficit”), then the amount of proceeds from such Company Sale or IPO used to determine the amount that would be distributable to Investor Member pursuant to Section 7.1(b) will be increased by the amount of the Tax Distribution Deficit for purposes of determining the amount of any such distribution that Investor Member is entitled to pursuant to Section 7.1(b), and the amount that would be distributable to AT&T Member pursuant to Section 7.1(b)(v) or Section 7.1(b)(vi) only will be correspondingly decreased (to the extent distributions are available thereunder) by an amount equal to the difference between (x) the amount that would be distributed to Investor Member as calculated pursuant to this clause (3), and (y) the amount that would be distributable to Investor Member pursuant to Section 7.1(b) absent the application of this clause (3).

(v)    To the extent of Pre-Debt Prepayments Excess Cash Flow, in the event that a Member’s allocation of taxable income of the Company for such Tax Year exceeds such Member’s Economic Percentage of the taxable income of the Company for such Tax Year (in each case, calculated without regard to (x) taxable items of loss and deduction that are specially allocated to a Member pursuant to Section 6.6(c)(vii)-(ix)), then the Company shall pay to such Member an amount equal to the product of (i) such excess and (ii) the Assumed Tax Rate with respect to such Tax Year (any such payment made to AT&T Member pursuant to this Section 7.1(a)(v), an “AT&T TD Shortfall Distribution”, and any such payment to Investor Member pursuant to this Section 7.1(a)(v), an “Investor TD Shortfall Distribution”, and any such AT&T TD Shortfall Distribution or Investor TD Shortfall Distribution, a “TD Shortfall Distribution”). TD Shortfall Distributions pursuant to this Section 7.1(a)(v) shall be made on an “estimated basis” consistent with the principles of Section 7.1(a)(i), subject to adjustments, within thirty (30) Business Days of the Company filing its IRS Form 1065 (or applicable successor form) for the applicable Tax Year, in accordance with the principles of Section 7.1(a)(ii) applied on a mutatis mutandis basis. For purposes of this clause (v), a Member’s “Economic Percentage” means, (1), with respect to AT&T Member, the AT&T Member Economic Percentage and (2), with respect to the Investor Member, the Investor Member Economic Percentage (as such terms are defined in Section 6.6(c)(ii)).

(vi)    With respect to any taxable period (or portion thereof) for which the Company or any of its Subsidiaries are members of a consolidated, combined, unitary or similar Tax group for U.S. state or local Tax purposes in one or more U.S. state or local jurisdictions (each, an “Applicable Jurisdiction”) of which Tax group a Member (or any direct or indirect owner of the Member) is a common parent (a “Tax Group”), the Company shall be responsible for payment (a “Tax Sharing Payment”) of any positive Tax Sharing Amount, or shall be entitled to receive a payment of any negative Tax Sharing Amount. For the avoidance of doubt, the treatment of the Company or any of its Subsidiaries as partnerships, disregarded entities, or other similar “flow-through” entities under the Tax law of a jurisdiction shall not constitute a Tax Group and shall not cause such jurisdiction to be an Applicable Jurisdiction. A “Tax Sharing Amount” for any such taxable period may be positive or negative, and shall equal (i) the portion of any such Taxes of such Tax Group for such taxable period that are attributable to the income, activities or assets of the Company and its Subsidiaries, determined as if the Company and its applicable Subsidiaries filed a consolidated, combined, unitary or similar return separately from any other members of the Tax Group for all applicable taxable periods, less (ii) the cash tax savings of such Member (or direct or indirect owner of such Member) that are attributable, as determined on a with-and-without basis, to losses, deductions, tax credits, or similar items for such taxable period that are, in each case attributable to the income, activities or assets of the Company and its Subsidiaries, determined as if the Company and its applicable Subsidiaries filed a consolidated, combined, unitary or similar return separately from any other members of the Tax Group for all applicable taxable periods. Notwithstanding anything to the contrary, no duplicative Tax Sharing Payments, such as payments in respect of annual Taxes already reflected in previous payments in respect of estimated Taxes, shall be required to be made. Tax Sharing Payments shall be made by payment to (or from, as applicable) the Member that is the common parent (or whose direct or indirect owner is the common parent) of the relevant Tax Group, or, at the request of such Member in the case of a positive Tax Sharing Amount, by direct payment to the relevant Tax authority or to the common parent of the Tax Group. To the extent permitted by applicable law, the Company shall not treat the Company or any of its Subsidiaries as members of a Tax Group for U.S. state or local Tax purposes, and neither the Company nor the Partnership Representative shall voluntarily elect for U.S. state or local Tax purposes for the Company or any of its Subsidiaries to be members of a Tax Group or refrain from making an election for U.S. state or local Tax purposes that would avoid the Company or its Subsidiaries being members of a Tax Group. The Partnership Representative shall prepare a pro forma estimated or final, as applicable, Tax return for the Company and its Subsidiaries reflecting the income, activities or assets of the Company and its Subsidiaries, determined as if the Company and its applicable Subsidiaries filed a consolidated, combined, unitary or similar return separately from any other members of the Tax Group for all applicable taxable periods (each, a “Pro Forma Return”). A Pro Forma Return shall be prepared using the same procedures, and subject to the same rights of the Members, as if it were a Tax return of the Company governed by Section 6.7, and any resulting Tax Sharing Payment shall be made in accordance with such Pro Forma Return by (or to) the Company no later than five days prior to the applicable Tax payment due date. In the event that the Company or a Member has made Tax Sharing Payments in respect of estimated Taxes for a taxable period, the relevant Member or the Company, as applicable, shall reimburse the Company (or cause the

Company to be reimbursed), or reimburse the Member (or cause the Member to be reimbursed), as applicable, for any Tax Sharing Payments in respect of such taxable period in excess of the Company’s, or such Member’s, as applicable, responsibility for Tax Sharing Payments based upon the Tax Return filed for such taxable period, within 10 Business Days of filing of such Tax Return. For the avoidance of doubt, in the event that there is an adjustment to a Tax Return of a Tax Group, the Company or a Member, as applicable, may be responsible for additional Tax Sharing Payments under the foregoing provisions of this Section 6.9 to the extent that the Company’s or such Member’s Tax Sharing Payment responsibility in respect of the taxable period is increased as a result of such adjustment, or may be entitled to reimbursement from the relevant Member, depending on the nature of such adjustment. In the event of an audit of a Tax Group by an Applicable Jurisdiction with respect to Taxes that could reasonably be expected to give rise to material Tax Sharing Payments, the Member who is (or whose direct or indirect owner is) the common parent of such Tax Group shall use commercially reasonable efforts to promptly notify the Company and the other Member of such audit, shall keep the Company and the other Member reasonably informed of the status of so much of such audit as could reasonably be expected to give rise to material Tax Sharing Payments, and shall not settle any portion of such audit that would reasonably be expected to give rise to material Tax Sharing Payments without the consent of the other Member (such consent not to be unreasonably withheld, conditioned, or delayed). Without limiting the generality of the foregoing, the Members and the Company shall reasonably cooperate with respect to the determination of the Company’s responsibility for Taxes of a Tax Group under this Section 7.1(a)(vi) and in effecting Tax Sharing Payments. Payments under this Section 7.1(a)(vi), for purposes of this Agreement, and for applicable Tax purposes to the maximum extent permitted by law, shall not be treated as distributions or capital contributions.

(b)    General Distributions. Other than with respect to any repayments or distributions, as applicable, made in accordance with (I) the Contribution Agreement, (II) Section 7.1(a)(i)-(v) or (III) Section 10.10, and subject to Section 8.14, except as prohibited by applicable Law, on the last day of each fiscal quarter the Company shall make distributions to the Members of all cash of the Company and its Subsidiaries available for distribution and, only in the case of distributions pursuant to Section 7.1(b)(ii) through Section 7.1(b)(viii), subject to the limitations set forth therein with respect to Distributable Excess Cash Flow (provided that the aggregate amount of all such distributions pursuant to Section 7.1(b)(ii) through Section 7.1(b)(viii) during a fiscal quarter shall be at least the Distributable Excess Cash Flow for such fiscal quarter, to the extent such distributions are not prohibited under the Debt Documents) in the order of distribution as follows:

(i)    first, only to the extent of Pre-Debt Prepayments Excess Cash Flow, to the holder(s) of outstanding Senior Preferred Units (and to the extent there is more than one holder, ratably among such holders) in proportion to the aggregate Senior Preferred Unpaid Yield with respect to all Senior Preferred Units held by each such holder immediately prior to such distribution), until the aggregate Senior Preferred Unpaid Yield has been reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration);

(ii)    second, only to the extent of Distributable Excess Cash Flow, to the holder(s) of outstanding Senior Preferred Units (and to the extent there is more than one holder, ratably among such holders in proportion to the aggregate Senior Preferred Unreturned Contribution with respect to all Senior Preferred Units held by each such holder immediately prior to such distribution), until the aggregate Senior Preferred Unreturned Contribution has been reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration), at which time all Senior Preferred Units shall automatically be cancelled and shall cease to be outstanding without any additional consideration therefor;

(iii)    third, only to the extent of Distributable Excess Cash Flow, to the holder(s) of outstanding Junior Preferred Units (and to the extent there is more than one holder, ratably among such holders) in proportion to the aggregate Junior Preferred Unpaid Yield with respect to all Junior Preferred Units held by each such holder immediately prior to such distribution), until the aggregate Junior Preferred Unpaid Yield has been reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration);

(iv)    fourth, only to the extent of Distributable Excess Cash Flow, to the holder(s) of outstanding Junior Preferred Units (and to the extent there is more than one holder, ratably among such holders in proportion to the aggregate Junior Preferred Unreturned Contribution with respect to all Junior Preferred Units held by each such holder immediately prior to such distribution), until the aggregate Junior Preferred Unreturned Contribution has been reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration), at which time all Junior Preferred Units shall automatically be cancelled and shall cease to be outstanding without any additional consideration therefor;

(v)    fifth, only to the extent of Distributable Excess Cash Flow, to the holder(s) of the outstanding Common Catch-Up Units (and to the extent there is more than one holder, ratably among such holders in proportion to the aggregate Common Catch-Up Unreturned Contribution with respect to all such Common Catch-Up Units held by each such holder immediately prior to such distribution), until the aggregate Common Catch-Up Unreturned Contribution has been reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration), at which time all Common Catch-Up Units shall automatically be cancelled and shall cease to be outstanding without any additional consideration therefor;

(vi)    sixth, only to the extent of Distributable Excess Cash Flow, an aggregate amount equal to the AT&T TD Shortfall Distribution True-Up Amount, which shall be distributed (A) 37.5% to the holder(s) of outstanding Investor TD Catch-Up Units (and to the extent there is more than one holder, ratably among such holders in proportion to the number of Investor TD Catch-Up Units held by each such holder immediately prior to such distribution) and (B) 62.5% to the holder(s) of the outstanding AT&T TD Catch-Up Units (and to the extent there is more than one holder, ratably among such holders in proportion to the number of AT&T TD Catch-Up Units held by each such holder immediately prior to such distribution);

(vii)    seventh, only to the extent of Distributable Excess Cash Flow, an aggregate amount equal to the Investor TD Shortfall Distribution True-Up Amount, which shall be distributed (A) 50% to the holder(s) of outstanding Investor TD Catch-Up Units (and to the extent there is more than one holder, ratably among such holders in proportion to the number of Investor TD Catch-Up Units held by each such holder immediately prior to such distribution) and (B) 50% to the holder(s) of the outstanding AT&T TD Catch-Up Units (and to the extent there is more than one holder, ratably among such holders in proportion to the number of AT&T TD Catch-Up Units held by each such holder immediately prior to such distribution); and

(viii)    thereafter, only to the extent of Distributable Excess Cash Flow, pro rata to the holders of Common Units.

Exhibit D hereto sets forth an illustrative example of the operation of the foregoing distributions and expected treatment of Pre-Debt Prepayments Excess Cash Flow and Distributable Excess Cash Flow.

(c)    Additional Cash Amount. Once the Additional Cash Amount has been determined in accordance with the Contribution Agreement, (i) promptly thereafter, the Company shall distribute to the Members cash equal to one-third of the Additional Cash Amount, if any, in accordance with the order of distributions set forth in Section 7.1(b) (which distributions shall not be limited to the extent of Pre-Debt Prepayments Excess Cash Flow or Distributable Excess Cash Flow, as applicable, and shall not be taken into account in determining whether the Distributable Excess Cash Flow has been distributed in respect of any fiscal quarter) and (ii) promptly thereafter, the Company shall distribute to the Members cash equal to two-thirds of the Additional Cash Amount, if any, in accordance with the order of distributions set forth in Section 7.1(b) (which distributions shall be limited to the extent of Pre-Debt Prepayments Excess Cash Flow or Distributable Excess Cash Flow, as applicable, and shall be taken into account in determining whether the Distributable Excess Cash Flow has been distributed in respect of such fiscal quarter).

(d)    Distribution of Proceeds of a Qualified IPO or Company Sale. Subject to the repayment of the Third Party Financing or any other indebtedness of the Company in accordance with the terms thereof and the payment of ordinary course obligations of the Company, any net proceeds received by the Company in the event of a Qualified IPO or Company Sale shall be distributed in accordance with (i) first, Section 7.1(a)(i)-(v), so as to provide for a final distribution pursuant to Section 7.1(a)(i)-(v) with respect to the stub period from the most recent Estimated Tax Distribution Period through the date of such Qualified IPO or Company Sale and (ii) second, Section 7.1(b); provided, that such distributions shall not be limited to the extent of Pre-Debt Prepayments Excess Cash Flow or Distributable Excess Cash Flow, as applicable, and shall not be taken into account in determining whether the Distributable Excess Cash Flow has been distributed in respect of any fiscal quarter.

(e)    The Company is authorized to withhold from payments and distributions, any withholding or other taxes required to be withheld under applicable federal, state, local or non-U.S. Law, and to pay over such amounts to the applicable Governmental Entity. Such amounts shall be allocated to those Members with respect to which such amounts were withheld or paid, as determined by the Board in its discretion. All amounts so allocated to a Member (or withheld or paid by an entity in which the Company has directly or indirectly invested and that are allocable, in the sole discretion of the Board, to such Member) shall be treated as if such amounts were distributed to such Member under this Agreement. Each Member further agrees, at the election of the Board, and to the extent such amounts have not been offset against amounts otherwise distributable to such Member under this Agreement, to indemnify the Company in full for any amounts paid pursuant to this Section 7.1(e) (including any interest, penalties and expenses associated with such payments) and each Member shall promptly upon notification of an obligation to indemnify the Company pursuant to this Section 7.1(e) make a cash payment to the Company equal to the full amount to be indemnified. Provided the Company determined the amount of any required withholding reasonably and in good faith, the Company shall not be liable for any over-withholding in respect of any Member’s Units, and, in the event of any such over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity. The Company shall cooperate with a Member in the preparation and filing of such refund claims. This Section 7.1(e) shall survive the dissolution, winding-up and termination of the Company and each Member’s obligation to indemnify the Company pursuant to this Section 7.1(e) and to otherwise comply with the provisions of this Section 7.1(e) shall survive the Member’s ceasing to be a Member of the Company. Any income taxes, penalties and interest payable by the Company (including any entity-level tax incurred by the Company and creditable against an individual’s personal tax liability, including, but not limited to, state taxes described in Internal Revenue Service Notice 2020-75) shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), in each case as reasonably determined by the Board, which shall take into account for this purpose any special tax treatment or status of a Member or its indirect owners.

(f)    No Member has any right to demand or receive property from the Company other than cash and then only as expressly provided for herein.

(g)    Notwithstanding anything to the contrary set forth herein: (i) if the first Estimated Tax Distribution Date following the date hereof is within 20 Business Days following the date hereof, then no distribution pursuant to Section 7.1(a)(i)-(v) shall be made on the first Estimated Tax Distribution Date following the date hereof that corresponds to the Estimated Tax Distribution Period that includes the date of this Agreement, and the corresponding distribution shall instead be made as part of the distribution pursuant to Section 7.1(a)(i)-(v) with respect to the second Estimated Tax Distribution Date following the date hereof (such that the distribution pursuant to Section 7.1(a)(i)-(v) with respect to the second Estimated Tax Distribution Date following the date hereof shall be a distribution with respect to the Estimated Tax Distribution Period beginning on the date of this Agreement through the close of the second Estimated Tax Distribution Period following the date hereof); (ii) thereafter, at least one distribution in accordance with Section 7.1(a)(i)-(v) shall be made on a quarterly basis with respect to each Estimated Tax Distribution Period of each Tax Year, no later than five Business Days prior to the Estimated Tax Distribution Date that corresponds to such Estimated Tax Distribution Period (or such other period determined by the Board); (iii) no distribution shall be made in violation of the Act or other applicable Law; and (iv) any distributions contemplated to be made under the Contribution Agreement shall be made in accordance with the terms of the Contribution Agreement.

(h)    The Members hereby consent and agree that, except as expressly provided herein or required by applicable Law, no Member shall have an obligation to return cash or other property paid or distributed to such Member under Section 18-502(b) of the Act or otherwise.

ARTICLE 8

TRANSFER RESTRICTIONS

Section 8.1.    Restrictions on Transfers.

(a)    Prior to consummation of a Qualified IPO or Company Sale, no Member shall Transfer, or permit or suffer to be Transferred, all or any part of its Equity Securities in the Company, except for one or more of the following Transfers:

(i)    Transfers approved by the Board if the Board contains an equal number of AT&T Managers and Investor Managers or approved by each of the Initial Members if the Board contains an unequal number of AT&T Managers and Investor Managers;

(ii)    Transfers made in accordance with Section 8.2 and, if applicable to such Transfer, Section 8.3, Section 8.4 or Section 8.5; or

(iii)    Transfers made by a Member to its Permitted Transferees; provided, that nothing set forth herein shall prohibit any Transfers (on a secondary basis) by any limited partners of any Investor Fund or any Investor Affiliated Fund not formed solely for the purpose of holding, directly or indirectly, Investor Member’s Equity Interests in the Company; provided, further, that, subject to Section 8.8(f), within six months following the date hereof, Investor Member shall be entitled to Transfer Equity Securities of Investor Member or an Investor Affiliated Fund (or an intermediate or ultimate holding company thereof) to Persons who are not Permitted Transferees of Investor Member indirectly representing an aggregate number of Senior Preferred Units not to exceed 50% of the number of Senior Preferred Units held by Investor Member as of the date hereof and an aggregate number of Common Units not to exceed 50% of the number of Common Units held by Investor Member as of the date hereof.

(b)    Notwithstanding anything to the contrary set forth herein, no Transfer shall be made except in compliance with all applicable Law, and all necessary regulatory approvals from any Governmental Entity under a Specified Regulatory Regime or any other material regulatory approvals shall have been obtained in respect of such Transfer.

(c)    Notwithstanding anything to the contrary set forth herein, no Transfer shall be made that would cause, or would reasonably be expected to cause (i) the Company to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code for U.S. federal income tax purposes (or otherwise cause the Company to be treated or classified as a corporation for U.S. federal income tax purposes), as determined by the Partnership Representative in its reasonable discretion, or (ii) the Company and its Subsidiaries to be consolidated under Financial Accounting Standards Board Codification Topic 810, Consolidation (or any comparable successor standard) into the financial statements of AT&T Inc. and its Subsidiaries, as determined by AT&T Member in its reasonable discretion.

(d)    Notwithstanding anything to the contrary set forth herein, prior to the consummation of a Qualified IPO or Company Sale, unless the other Initial Member provides prior written consent (which may be withheld for any reason or no reason at all), no Initial Member shall Transfer any Equity Securities in the Company or its Subsidiaries to any Company Competitor Transferee; provided, that for the avoidance of doubt, prior to a Qualified IPO or Company Sale an Initial Member may enter into an agreement to Transfer Equity Securities in the Company or its Subsidiaries to a Company Competitor Transferee if such transaction would constitute a Company Sale for all of the Equity Securities of the Company.

(e)    Notwithstanding anything to the contrary set forth herein, in connection with any Transfer initiated by Investor Member (including any Drag-Along Sale pursuant to Section 8.4), neither AT&T Member nor any of its Affiliates will be required to (i) accept any conditions or restrictions that, in the aggregate, are materially adverse to AT&T Member’s Equity Securities in the Company or any successor entity thereof, (ii) with respect to AT&T Member’s and its Affiliates’ relationship with the Company or any successor entity thereof, accept any conditions or restrictions that are non-ministerial or that alters the benefits to AT&T Member and any Subsidiaries of AT&T Inc. of such relationship with the Company to an extent that is more than de minimis individually or in the aggregate (with de minimis measured in the context of an interest of the size of AT&T Member’s Equity Securities in the Company or any successor entity thereof), (iii) otherwise accept any conditions or restrictions that are adverse to AT&T Member and any Subsidiaries of AT&T Inc., or (iv) accept any order to divest or otherwise dispose of any of AT&T Member’s interests to be received in such Transfer, in the case of each of the foregoing clauses (i) through (iv), imposed by any Governmental Entity under a Specified Regulatory Regime (and not, for the avoidance of doubt, imposed pursuant to any contractual provisions applicable to such Drag-Along Sale in accordance with this Agreement) in connection with such Transfer (“AT&T Member Prohibited Conditions”).

Section 8.2.    Investor Member and AT&T Member Transfers.

(a)    Investor Member. At any time after the Closing, Investor Member may Transfer its Equity Securities in the Company (in reasonable consultation with AT&T Member); provided, that at any time prior to the second anniversary of the date of this Agreement, such Transfer shall only be pursuant to a Company Sale or Qualified IPO (in compliance with Section 9.1); provided, further, that, if Investor Member executes a definitive agreement for a Company Sale at any time between the date of this Agreement and prior to the date that is 18 months following the date of this Agreement and AT&T Member reasonably expects based on the Fair Market Value of the proceeds or distributions determined as of the signing of definitive documentation with respect to such Company Sale (taking into account reasonable good faith projections of (i) the anticipated timing for consummation of such transaction and (ii) distributions made in accordance with Section 7.1(d)) that the terms of such transaction will not satisfy the AT&T Member Return Criteria, Investor Member shall not undertake or consummate such transaction without AT&T Member’s prior written consent.

(b)    AT&T Member. At any time after the third anniversary of the date of this Agreement, AT&T Member may Transfer its Equity Securities in the Company (in reasonable consultation with Investor Member); provided, that in connection with any Company Sale or

Qualified IPO initiated by AT&T Member, in respect of all Senior Preferred Units held by Investor Member, the aggregate Senior Preferred Unpaid Yield and Senior Preferred Unreturned Contribution will be reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration) at the time such Company Sale or Qualified IPO is consummated (taking into account such transaction). For the avoidance of doubt, AT&T Member may take actions in connection with a Company Sale or Qualified IPO and engage in discussions relating to the Transfer of its Equity Securities in the Company prior to the third anniversary of the date of this Agreement as long as AT&T Member does not enter into a definitive agreement to effect a Transfer (other than Transfers pursuant to Section 8.1(a)(i) or Section 8.1(a)(iii)), deliver a Drag-Along Sale Notice or take any Affirmative Step prior to such date.

Section 8.3.    Right of First Offer.

(a)    If any Member desires to (i) Transfer (or initiate a sale or auction process to Transfer) any Equity Securities in the Company to any third party and such Transfer is not a Company Sale or (ii) effect a Company Sale in which the holders of Common Units would not receive any proceeds in respect of Common Units pursuant to clause (ii) of Section 7.1(d) based on the Fair Market Value of the proceeds determined as of the signing of definitive documentation with respect to such Company Sale (each such Transfer or Company Sale, a “ROFO Sale” and such Member, the “Offeror”), then the Offeror shall give notice (a “Transfer Notice”) to the Initial Members (other than the Offeror, if applicable) that the Offeror desires to make a ROFO Sale and that sets forth the number and class(es) of Equity Securities in the Company proposed to be Transferred (the “Offered Securities”).

(b)    Each non-Offeror Initial Member shall have a period of up to 30 days following receipt of the Transfer Notice (the “Initial Offer Period”) in which to make an offer to purchase all but not less than all of its Membership Percentage of the Offered Securities (or, in the event the Offeror is an Initial Member, all of the Offered Securities) by giving notice to such Offeror (with a copy thereof to the Company) prior to the expiration of the Initial Offer Period, which notice shall specify (i) the price per Offered Security such Initial Member proposes to pay for such Offered Securities (the “Offer Price”) and (ii) any other material terms and conditions for the sale (the “Initial Offer Notice”). The giving of an Initial Offer Notice to the Offeror shall constitute an offer (the “Initial Offer”) by such Initial Member to purchase the Offered Securities for cash at the Offer Price and on the terms set forth in the Initial Offer Notice. If any non-Offeror Member fails to deliver an Initial Offer Notice to the Offeror or the Company prior to the expiration of the Initial Offer Period, such non-Offeror Member shall be deemed to have declined to make an Initial Offer. If any Initial Member declines to make an Initial Offer and the other Initial Member delivers an Initial Offer Notice, such other Initial Member shall be entitled (but not obligated) to purchase, subject to Section 8.3(c), all but not less than all of the remaining portion of the Offered Securities at the Offer Price set forth in such Initial Member’s Initial Offer Notice. If any such Initial Member desires to purchase such remaining portion, it shall deliver a written notice to the Offeror of its election to purchase such remaining portion, at the Offer Price set forth in such Initial Member’s Initial Offer Notice, within five Business Days following receipt of notice from the Offeror or the Company that the other Initial Member has not exercised the foregoing rights.

(c)    Upon expiration of the Initial Offer Period, the Offeror shall have a period of up to ten Business Days to reject or accept such Initial Offer from the non-Offeror Member(s) that have elected to purchase the Offered Securities pursuant to Section 8.3(b) (any such Member, a “ROFO Member”), and the Offeror and the ROFO Members shall negotiate in good faith and execute definitive documents to be entered into by such Members pursuant to which the ROFO Member(s) shall purchase and pay, by wire transfer of immediately available funds to an account designated by Offeror, for the Offered Securities at the closing of the Transfer which shall be held within 90 days after acceptance by the ROFO Member(s) of the Initial Offer; provided, that if any Governmental Approvals are required in connection with the Transfer of such Offered Securities, such 90-day period shall be extended until the expiration of five Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under applicable Law have expired or been terminated, but in no event will such period be extended for more than an additional 90 days. If there are multiple Initial Offers from non-Offeror Members with respect to an Initial Offer Notice, in no event shall the Offeror accept an Initial Offer from a non-Offeror Member unless such Initial Offer has substantially the same or more favorable (as to the Offeror with respect to its investment in the Company) terms and conditions (taking into account price, conditionality, deal certainty and other material terms), taken as a whole, as set forth in the Initial Offer from each other non-Offeror Member that has been rejected by the Offeror.

(d)    If any non-Offeror Member elects to purchase the Offered Securities, the Offeror shall not be required to make representations or warranties in connection with such sale of Offered Securities, be subject to any indemnification obligations or make any covenants other than as specified in the Initial Offer Notice.

(e)    Upon the earlier to occur of (i) rejection of the Initial Offer by the Offeror and (ii) the failure to obtain any required Governmental Approvals for the purchase of the Offered Securities within 180 days after acceptance of the Initial Offer, then, subject to compliance by Offeror with Section 8.3 or Section 8.4, as applicable, the Offeror shall have a 90-day period (or 180 days in the case of an Initial Offer Notice that specifies that such ROFO Sale would be a Company Sale) (the “Marketing Period”) to effect a Transfer of all of the Offered Securities on substantially the same or more favorable (as to the Offeror with respect to its investment in the Company) terms and conditions (taking into account price, conditionality, deal certainty and other material terms), taken as a whole, as set forth in the Initial Offer Notice to a third-party purchaser; provided, that if any Governmental Approvals are required in connection with the Transfer of such Offered Securities, the Marketing Period shall be extended until the expiration of five Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under applicable Law have expired or been terminated, but in no event will such period be extended by more than an additional 90 days (or an additional 360 days in the case of an Initial Offer Notice that specifies that such ROFO Sale would be a Company Sale). If the terms and conditions (taking into account price, conditionality, deal certainty and other material terms) of a proposed Transfer, taken as a whole, are less favorable (as to the Offeror) than those provided in the Initial Offer Notice, the Offeror shall deliver to the ROFO Member(s) a notice setting forth the identity of the third-party purchaser, the price per Offered Security and any other material terms and conditions for the sale (the “Second Offer Notice”). The giving of such Second Offer Notice shall constitute an offer (the “Second Offer”) to the ROFO Members to purchase such Offered Securities on the terms and conditions set forth in the Second Offer Notice. The ROFO Member(s) shall have a period of up to 20 Business Days following receipt of the Second Offer Notice (the “Second Offer Period”) to (i) reject the Second Offer, (ii) accept the Second Offer or (iii) deliver to the Offeror a proposal for an alternative offer (the “Alternative Offer”) to purchase such Offered Securities from the Offeror. If the ROFO

Members do not accept the Second Offer during the Second Offer Period, or if the ROFO Members deliver an Alternative Offer and Offeror determines in its reasonable discretion that such Alternative Offer (taking into account price, conditionality, deal certainty and other material terms) is less favorable (as to the Offeror) then the offer from the third-party purchaser identified in the Second Offer Notice, then the Offeror shall have a 90-day period (or 180 days in the case of a Second Offer Notice that specifies that such ROFO Sale would be a Company Sale) (the “Second Marketing Period”) to effect a Transfer on the terms set forth in the Second Offer Notice to the third-party purchaser identified in the Second Offer Notice; provided, that if any Governmental Approvals are required in connection with the Transfer of such Offered Securities, the Second Marketing Period shall be extended until the expiration of five Business Days following the date on which all Governmental Approvals are obtained and any applicable waiting periods under applicable Law have expired or been terminated, but in no event will such period be extended by more than an additional 90 days (or an additional 360 days in the case of an Second Offer Notice that specifies that such ROFO Sale would be a Company Sale).

(f)    If any Initial Member seeks to pursue a Company Sale and a Transfer Notice had not previously been delivered to the other Initial Member because the holders of Common Units were contemplated to receive proceeds in respect of Common Units pursuant to clause (ii) of Section 7.1(d), (i) if such Initial Member becomes aware on or prior to the signing of definitive documentation with respect to such Company Sale that the holders of Common Units would not, based on the Fair Market Value of the proceeds determined as of the signing of definitive documentation with respect to such Company Sale (taking into account the terms of the definitive agreements), receive any proceeds in respect of Common Units pursuant to clause (ii) of Section 7.1(d) in connection with such Company Sale, such Initial Member, as Offeror, shall promptly provide a Transfer Notice to the other Initial Member and such non-Offeror Initial Member shall have the right to deliver an Initial Offer Notice in accordance with this Section 8.3 and (ii) in no event shall such Initial Member be permitted to sign definitive documentation with respect to a Company Sale in which the holders of Common Units would not, based on the Fair Market Value of the proceeds determined as of the signing of definitive documentation with respect to such Company Sale (taking into account the terms of the definitive agreements), receive any proceeds in respect of Common Units pursuant to clause (ii) of Section 7.1(d) without first complying with clause (i) of this Section 8.3(f).

(g)    This Section 8.3 shall terminate in its entirety upon consummation of a Qualified IPO or Company Sale and the rights of an Initial Member under this Section 8.3 shall terminate upon an Initial Member Sell-Down with respect to such Initial Member.

Section 8.4.    Drag-Along Right.

(a)    Subject to Section 8.2, if an Initial Member (such Initial Member, the “Drag-Along Transferor”) seeks to pursue (i) a Company Sale or (ii) a Qualified IPO or (iii) a transaction or series of related transactions resulting in a Company Sale or Qualified IPO (each of clauses (i) through (iii), a “Drag-Along Sale”) to a bona fide third party, as applicable (the “Drag-Along Transferee”), such Drag-Along Transferor shall have the right to cause each other Member (each, a “Dragged Member”) to Transfer the same percentage of each class of Equity Securities held by such Member as the percentage of Equity Securities that the Drag-Along Transferor and its Permitted Transferees propose to directly or indirectly Transfer (including, without duplication, any Equity Securities directly or indirectly held by any Investor Blocker or AT&T Member, as applicable, that are being Transferred pursuant to Section 8.6 and Section 8.7) (the “Drag Along Sale Percentage”) to such Drag-Along Transferee. The consideration received in such Drag-Along Sale shall be treated as if such consideration had been received by the Company and distributed to the Members in accordance with Section 7.1(d), Section 8.4(b), Section 8.4(f) and Section 8.4(g). Subject to Section 8.4(m), the Drag-Along Transferor shall control in all respects the Drag-Along Sale process (to the extent in accordance with the terms hereof), and shall be entitled to unilaterally direct the actions of the Company to the extent reasonably necessary to effect such Drag-Along Sale; provided, that, in the event an Initial Member is a Dragged Member, the Drag-Along Transferor and such Dragged Member shall jointly determine timing and strategy and be jointly responsible for the final content of any substantive oral or written joint communications with any applicable Governmental Entity, including under any Antitrust Laws and the Communications Act, the Drag-Along Transferor and such Dragged Member shall have the right to review in advance (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” basis) and, to the extent practicable, the Drag-Along Transferor and such Dragged Member shall consult with each other and consider in good faith the views of each other in connection with, all the information relating to the Drag-Along Transferor and such Dragged Member, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Drag-Along Sale; provided, however, that in the event of any disagreement between the Drag-Along Transferor and such Dragged Member with respect to the matters described in the foregoing, the Drag-Along Transferor and such Dragged Member shall cooperate and consult with one another and seek to resolve such disagreement reasonably and in good faith; provided, further, that if the Drag-Along Transferor and such Dragged Member cannot resolve any such disagreement, the determination of the Drag-Along Transferor shall prevail. The Drag-Along Transferor may pursue one or more alternative Drag-Along Sales in parallel, including pursuant to a customary “dual-track” process, and the provisions of this Section 8.4 shall apply to each such Drag-Along Sale being pursued. Except as otherwise set forth herein, in connection with a Drag-Along Sale, the Dragged Members shall be deemed to have provided any applicable consent under this Agreement (and, if requested, will confirm such consent in writing) to the extent reasonably necessary to effect such Drag-Along Sale in accordance with the terms hereof, and shall, and shall cause their Affiliates to, take such steps as may be reasonably requested by the Drag-Along Transferor to the extent reasonably necessary to effect such Drag-Along Sale in accordance with the terms hereof, including (1) permitting the Drag-Along Transferor to engage one or more financial advisors to advise the Company with respect to such Drag-Along Sale to be selected by the Drag-Along Transferor (in reasonable consultation with the Drag-Along Transferee), (2) voting such Dragged Member’s Equity Securities of the Company in favor of such Drag-Along Sale and causing any Manager appointed by such Member to approve the terms of any such Drag-Along Sale (to the extent such terms are in accordance with this Agreement) and such matters ancillary thereto as may be necessary in the reasonable judgment of the Drag-Along Transferor to effect such Drag-Along Sale in accordance with the terms hereof, and otherwise consenting to such Drag-Along Sale to the extent in accordance with the terms hereof, and waiving any dissenters’ rights, appraisal rights or similar rights that such Dragged Member may have in connection therewith, (3) if required based on the structure of such Drag-Along Sale, being a party to the definitive agreement(s) governing the terms and conditions of such Drag-Along Sale on the same terms and conditions as the Drag-Along Transferor (except as otherwise expressly contemplated hereby, including with respect to the form and amount of consideration to be received in such Drag-Along Sale) and executing, acknowledging and delivering any reasonably required consents, assignments, waivers and other reasonably required documents or instruments to the extent in accordance with the terms hereof, in each case of such Member and (4) otherwise reasonably cooperating with the Drag-Along Transferor and the proposed purchaser(s) with respect to such Drag-Along Sale to the extent in accordance with the terms hereof. Notwithstanding the foregoing, the Drag-Along Transferor shall reasonably consult with the Dragged Member that is an Initial Member regarding the Drag-Along Sale and the related matters contemplated by the foregoing. Notwithstanding anything the contrary set forth herein, (i) the authority granted to the Drag-Along Transferor or the Drag-Along Manager pursuant to this Section 8.4 shall only be to the extent necessary to effectuate a Drag-Along Sale in accordance with the terms of this Section 8.4 and shall not deemed to permit or authorize the Drag-Along Transferor or the Drag-Along Manager to otherwise alter or control the ordinary course operations of the Company or its Subsidiaries (including the management thereof) as set forth in this Agreement and (ii) no prior written approval of the Board or of either Initial Member pursuant to Section 4.5 shall be required to effect a Drag-Along Sale or Qualified IPO in accordance with the terms hereof.

(b)    Notwithstanding anything to the contrary set forth herein, in the event of any Drag-Along Sale for which the proceeds to be distributed pursuant to clause (ii) of Section 7.1(d) are less than the sum of the Senior Preferred Unpaid Yield, the Senior Preferred Unreturned Contribution, the Junior Preferred Unpaid Yield, the Junior Preferred Unreturned Contribution and the Common Catch-Up Unreturned Contribution, no proceeds of such Company Sale to be distributed pursuant to clause (ii) of Section 7.1(d) shall be allocated or distributed with respect to the Common Units and instead any such amount shall be allocated and distributed in respect of the Senior Preferred Unpaid Yield, the Senior Preferred Unreturned Contribution, the Junior Preferred Unpaid Yield, the Junior Preferred Unreturned Contribution and the Common Catch-Up Unreturned Contribution in accordance with clause (ii) of Section 7.1(d) and subject to Section 8.4(f) and Section 8.4(g) (to the extent such proceeds would, if not for this provision, have otherwise been so allocated and distributed to the Common Units). The Company and the Members shall cooperate and take all necessary action to effectuate the foregoing, including adjusting (as between the Members) the consideration to be received in the applicable Company Sale.

(c)    The Drag-Along Transferor shall provide written notice of such Drag-Along Sale to the Dragged Members (a “Drag-Along Sale Notice”) as promptly as reasonably practicable following its decision to pursue a Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Transferee (in the case of a Company Sale), the consideration proposed to be paid in connection with the Drag-Along Sale (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. Any Drag-Along Sale may be effected as a merger of the Company with another Person, sale of assets, Permitted Recapitalization, a sale of Units or other transaction approved by the Drag-Along Transferor and, in the case of a merger, such merger may be approved as provided below and no Member shall need to approve the merger pursuant to Section 18-209 of the Act. Notwithstanding the provisions of Article 4 (including Section 4.5), a Manager appointed by the Drag-Along Transferor (the “Drag-Along Manager”) shall have a number of votes sufficient such that a vote by such member of the Board would constitute a majority of votes at any meeting of the Board at which all Managers were in attendance on all matters required to effect any Drag-Along Sale pursuant to and in accordance with this Section 8.4, including the approval of the definitive transaction documents and authorization of the Company to enter into such documents (with the scope of authority of the Drag-Along Manager to be determined by the Drag-Along

Transferor in good faith). If a Dragged Member fails to or does not deliver wire instructions prior to the consummation of a transaction effected pursuant to (and in compliance with) this Section 8.4, the Company or, at the direction of the Company, the Drag-Along Transferee, may deposit the proceeds to such Dragged Member with respect to its Equity Securities in the Company in such Drag-Along Sale with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Escrow Agent”) pursuant to an escrow agreement, for the benefit of such holder and, thereafter, such holder may deliver wire instructions and other appropriate documentation evidencing the previous ownership of the Equity Securities in the Company to the Escrow Agent for payment of the applicable proceeds. The Drag-Along Transferor will promptly notify the Dragged Member in writing in connection with any change in the material terms and conditions of the Drag-Along Sale.    If at the end of the 360th day following the date of the delivery of the Drag-Along Sale Notice, the Drag-Along Transferor has not completed the proposed Drag-Along Sale, the Drag-Along Sale Notice shall be null and void, each Dragged Member shall be released from its obligation under the Drag-Along Sale Notice and it shall be necessary for a separate Drag-Along Sale Notice to be furnished and the terms and provisions of this Section 8.4 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 8.4.

(d)    Notwithstanding anything to the contrary set forth herein but subject to Section 8.4(b), Section 8.4(f) and Section 8.4(g) (including with respect to the distribution of proceeds in accordance with Section 7.1(d)), in connection with a Drag-Along Sale: (i) upon the consummation of such Drag-Along Sale, the Dragged Members shall receive the same form of consideration for Common Units as each other Member; (ii) if there is more than one form of consideration, each form of consideration shall be apportioned and distributed as between the Dragged Members with respect to Common Units in accordance with each Dragged Member’s pro rata share of the proceeds payable in such Drag-Along Sale with respect to Common Units; (iii) if any Member is given an option as to the form and amount of consideration to be received with respect to Common Units, each Member shall be given the same option; (iv) no Member shall be required to make or provide representations and warranties other than customary representations and warranties with respect to itself regarding the ownership of the applicable Equity Securities, and non-contravention, enforceability and authorization; (v) no Dragged Member shall be liable for the breach of any representation, warranty or covenant or fraud of any other Member or the Company; (vi) no Dragged Member shall be required to agree to any noncompetition, exclusivity, or similar restrictive covenants (but shall be required to agree to any no hire, non-solicitation, or confidentiality restrictions that, in each case, are reasonable and related to the Company or its personnel, as the case may be, and to the extent agreed to by the Drag-Along Transferor); (vii) each Dragged Member shall benefit from and be subject to all of the same terms and conditions set forth in the definitive agreements as are applicable to each Dragged Member and the Drag-Along Transferor; and (viii) no Dragged Member shall be required to make any representation or warranty or agree to any covenant that is more extensive or burdensome than those made by the Drag-Along Transferor or enter into any agreements not also executed by the Drag-Along Transferor. Notwithstanding anything in this Section 8.4 to the contrary, any liability of the Dragged Members relating to representations, warranties and covenants (and related indemnities) and other indemnification and escrow or holdback obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Drag-Along Sale shall be apportioned between the Drag-Along Transferor and the Dragged Members (x) if Investor Member is the Drag-Along Transferor, pro rata based on the aggregate of the proceeds received in the Drag-Along Sale by such Member and any prior cash distributions to such Member pursuant to Section 7.1(b) or (y) if AT&T Member is the Drag-Along Transferor, pro rata based on the proceeds received in the Drag-Along Sale by such Member; provided, that with respect to any Member (A) the liability resulting from any such indemnity or similar obligation shall be several, and not joint and (B) subject to the foregoing with respect to Investor Member, no Member shall be obligated in connection with such Drag-Along Sale to agree to indemnify or hold harmless the Drag-Along Transferee with respect to an amount in excess of the amount of proceeds to be received by such Member in the Drag-Along Sale.

(e)    Notwithstanding anything to the contrary set forth herein, any Drag-Along Sale that requires any notice, clearance, filing or approval of any Governmental Entity shall be permitted only if the definitive agreements related to such Drag-Along Sale include a condition precedent that such Drag-Along Sale would not result in an AT&T Member Prohibited Condition (which condition shall not be waived without the prior written consent of AT&T Member).

(f)    Subject to Section 8.4(b), the proceeds of any Transfer to which this Section 8.4 applies shall be allocated among the Drag-Along Transferor and the Dragged Members based upon the Equity Securities included in such Transfer by each of the Drag-Along Transferor and the Dragged Members as if the proceeds of such Transfer were paid to the Drag-Along Transferor and the Dragged Members pursuant to Section 7.1(d); provided, that, in distributing the proceeds pursuant to Section 7.1(d), the consideration will be applied in the following order (i) first, any cash consideration will be distributed pursuant to Section 7.1(d), (ii) second, subject to Section 8.4(g), any Equity Securities that are listed on a national securities exchange will be distributed pursuant to Section 7.1(d) and (iii) third, subject to Section 8.4(g), any other forms of consideration will be distributed pursuant to Section 7.1(d), regardless of whether the total consideration for such Drag-Along Sale exceeds the sum of the Senior Preferred Unpaid Yield, the Senior Preferred Unreturned Contribution, the Junior Preferred Unpaid Yield, the Junior Preferred Unreturned Contribution and the Common Catch-Up Unreturned Contribution. In the event of any Drag-Along Sale that is for less than all of the Equity Securities of the Company that would result in an Initial Member receiving only cash consideration, as between AT&T Member and Investor Member, the rights (including distribution and other economic rights), privileges and voting powers, and limitations and restrictions of the Senior Preferred Units, the Junior Preferred Units, the Common Catch-Up Units, the AT&T TD Catch-Up Units, the Investor TD Catch-Up Units, and the Common Units (as applicable) as were held by AT&T Member and Investor Member, respectively, prior to such Drag-Along Sale shall be preserved (excluding any such Equity Interests in the Company for which proceeds of cash have been applied in accordance with Section 7.1(d)). Any amount otherwise payable to the Drag-Along Transferor and the Dragged Members under this Section 8.4(f) shall be subject to reduction for any Tax (as defined in the Contribution Agreement) or other amounts required to be withheld under applicable Law.

(g)    Notwithstanding Section 8.3(f), in the event of any Drag-Along Sale that is for less than all of the Equity Securities of the Company that would result in an Initial Member receiving consideration other than cash, (A) such non-cash consideration shall not be distributed pursuant to Section 7.1(d) (provided that any cash shall be so distributed pursuant to the terms hereof, including Section 8.4(f)) and shall instead be retained by the Post-Closing Sale Entity (as defined below), (B) AT&T Member and Investor Member shall form a new partnership, limited liability company or similar joint venture entity (or series of entities to the extent reasonably required to structure any such Drag-Along Sale in a tax-efficient manner) as mutually agreed by AT&T Member and Investor Member to hold such consideration (the “Post-Company Sale

Entity”), and (C) at or prior to the consummation of such Company Sale, AT&T Member and Investor Member shall receive preferred and/or common Equity Interests in the Post-Company Sale Entity which securities preserve, as between AT&T Member and Investor Member, the rights (including distribution and other economic rights), privileges and voting powers, and limitations and restrictions of the Senior Preferred Units, the Junior Preferred Units, the Common Catch-Up Units, the AT&T TD Catch-Up Units, the Investor TD Catch-Up Units, and the Common Units (as applicable) as were Transferred to the Drag-Along Transferee by AT&T Member and Investor Member, respectively, in such Drag-Along Sale (excluding any such Transferred Equity Interests in the Company for which proceeds of cash have been applied in accordance with Section 8.4(f)). For the avoidance of doubt, in any Drag-Along Sale that is structured as a merger the proceeds of such merger shall be distributed in accordance with Section 8.4(f). With respect to the Post-Company Sale Entity, (i) the monetization or liquidation of the non-cash consideration held by the Post-Company Sale Entity shall be at the discretion (in reasonable consultation with the other Initial Member) of the Initial Member that would hold the most senior Equity Securities of the Company at the consummation of the Company Sale for which the Senior Preferred Unreturned Contribution, Junior Preferred Unreturned Contribution or Common Catch-up Unreturned Contribution, as applicable, exceeds zero or (ii) in the event that such most senior Equity Security in the Company held by each of the Initial Members is the same, the monetization or liquidation of the non-cash consideration held by the Post-Company Sale Entity shall require the mutual approval of both Initial Members. The Company and the Initial Members shall cooperate in good faith and shall use commercially reasonable efforts to effect the actions contemplated by this Section 8.4(g).

(h)    Within one Business Day following the consummation of a Drag-Along Sale, the Drag-Along Transferor shall give notice thereof to each Dragged Member and shall furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may be reasonably requested by such Dragged Member. In addition, within one Business Day following the consummation of a Drag-Along Sale, the Drag-Along Transferee shall remit to each Dragged Member (or shall remit to any paying agent engaged in connection with such Drag-Along Sale, as applicable) the total consideration (any cash portion of which is to be paid by wire transfer in accordance with each Dragged Member’s wire transfer instructions) for the Equity Securities of the Company of such Dragged Member Transferred pursuant hereto. All consideration in any Drag-Along Sale shall be paid at the closing of such Drag-Along Sale (subject to any customary net working capital or similar post-closing adjustment, any earn-outs or contingent consideration, any escrows or holdbacks, and subject to any customary paying agent mechanism).

(i)    All reasonable and documented third-party costs and expenses incurred by the Drag-Along Transferor or the Company in connection with any proposed Transfer pursuant to this Section 8.4 (whether or not consummated), including reasonable and documented third-party attorneys’ fees and expenses, accounting fees and charges and finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company. Any costs and expenses incurred by or on behalf of any or all of the Dragged Members in connection with any proposed Transfer pursuant to this Section 8.4 (whether or not consummated) shall be borne by the respective Dragged Members incurring such expenses.

(j)    There shall be no liability on the part of the Drag-Along Transferor to any Dragged Member if the Transfer of Equity Securities of the Company pursuant to this Section 8.4 is not consummated solely by virtue of such Drag-Along Sale not being consummated, regardless of whether the Drag-Along Transferor has delivered a Drag-Along Sale Notice.

(k)    This Section 8.4 shall terminate in its entirety upon consummation of a Qualified IPO or Company Sale (provided that, if such Company Sale is a Drag-Along Sale, Section 8.4(b), Section 8.4(f) and Section 8.4(g) shall survive as between the Initial Members until the distribution of proceeds from such Drag-Along Sale to the applicable Members or the matters contemplated therein are completed). The rights of an Initial Member to effect a Drag-Along Sale under this Section 8.4 shall terminate upon (A) prior to the third anniversary of the date hereof, an Initial Member Sell-Down with respect to such Initial Member or (B) on or after the third anniversary of the date hereof, an Initial Member Drag-Along Sell-Down with respect to such Initial Member. For the avoidance of doubt and notwithstanding anything to the contrary herein, there shall not be more than one completed Drag-Along Sale permitted hereunder.

(l)    The Members agree to cooperate and use their respective commercially reasonable efforts to structure any Drag-Along Sale in a tax-efficient manner.

(m)    In any Drag-Along Sale process in which each Initial Member submits a Drag-Along Sale Notice to the other after the third anniversary of the date of this Agreement and in accordance with this Agreement, within 20 Business Days following the submission of the first such Drag-Along Sale Notice by an Initial Member, the other Initial Member may submit a Drag-Along Sale Notice, which notice may indicate that such other Initial Member intends to jointly control the Drag-Along Sale process. In the event that a Drag-Along Sale Notice is not submitted by the other Initial Member within 20 Business Days or such Drag-Along Sale Notice does not indicate that such other Initial Member intends to jointly control the Drag-Along Sale process, then the Initial Member that submitted the first Drag-Along Sale Notice shall control the Drag-Along Sale process. In the event that (i) the Initial Members are not able to agree on the conduct of any such Drag-Along Sale process or (ii) each of the Initial Members seeks to pursue a different Drag-Along Sale pursuant to the terms of this Section 8.4, and the Initial Members are not able to mutually agree to pursue one of the proposed Drag-Along Sales, then in each case the Initial Members shall submit such disagreement for resolution in accordance with Section 13.8.

Section 8.5.    Tag-Along Right.

(a)    Subject to Section 8.2 and Section 8.3, if an Initial Member desires to Transfer (such Initial Member, the “Tag-Along Transferor”), in a transaction that is not (a) otherwise permitted pursuant to Section 8.1(a)(i) or Section 8.1(a)(iii) or (b) a Drag-Along Sale effected in accordance with Section 8.4, to any third party that is not a Permitted Transferee of such Initial Member (for purposes of this Section 8.5, such Person or Persons is referred to as the “Proposed Transferee”):

(i)    all or any portion of its Equity Securities in the Company (other than Common Units), the other Initial Member shall have the right (the “Tag-Along Right”), but not the obligation, to offer for sale for the same consideration to the Proposed Transferee such number of Equity Securities in the Company (other than Common Units) for which the sum of the Senior Preferred Unpaid Yield, Senior Preferred Unreturned Contribution, Junior Preferred Unpaid Yield, Junior Preferred Unreturned Contribution and Common Catch-Up

Unreturned Contribution (collectively, the “Tag-Along Unreturned Contribution”) is equal to the Tag-Along Unreturned Contribution of the Equity Securities in the Company proposed to be Transferred by the Tag-Along Transferor; and

(ii)    all or any portion of its Common Units, the other Initial Member shall have a Tag-Along Right, but not the obligation, to offer for sale for the same consideration to the Proposed Transferee such number of Common Units that is equal to (i) the total number of Common Units proposed to be Transferred by the Tag-Along Transferor to such Proposed Transferee multiplied by (ii) the quotient of (A) such other Initial Member’s Membership Percentage divided by (B) the Tag-Along Transferor’s Membership Percentage (each such sale in clauses (i) or (ii), a “Tag-Along Sale”).

As used herein, “Per Unit Tag-Along Purchase Price” means, with respect to each class of Equity Security, the amount that would be payable in respect of such Equity Security by the Proposed Transferee.

(b)     In connection with any proposed transaction subject to the Tag-Along Right, the Tag-Along Transferor shall give the other Initial Member a written notice (a “Tag-Along Sale Notice”), which notice shall specify (i) the number and class(es) of Equity Securities in the Company and its Subsidiaries proposed to be Transferred and (ii) the proposed Per Unit Tag-Along Purchase Price for each class of Equity Security in the Company and its Subsidiaries proposed to be sold, terms of payment and other material terms and conditions of the Proposed Transferee’s offer.

(c)    The Tag-Along Transferor will promptly notify the other Initial Member in writing in connection with any change in the material terms and conditions of the Tag-Along Sale; provided, that without complying again with the procedures set forth in Section 8.3, such modified terms shall be no less favorable to the other Initial Member (or more favorable to the Tag-Along Transferor) in the aggregate than the terms set forth in the Initial Offer Notice.

(d)    An Initial Member shall have the right to exercise the Tag-Along Right (such Initial Member, a “Tag-Along Seller”) by providing notice to the Tag-Along Transferor of its election to exercise such right within 10 Business Days of the date on which such Initial Member receives the Tag-Along Transferor’s notice of the proposed transaction subject to the Tag-Along Right. An Initial Member that does not provide notice to the Tag-Along Transferor of its election to exercise the Tag-Along Right by the 10th Business Day following the date on which such Initial Member received the notice thereof from the Tag-Along Transferor shall be deemed to have waived such Initial Member’s Tag-Along Right with respect to such transaction. The Tag-Along Transferor shall use commercially reasonable efforts to obtain the inclusion of the entire number of Equity Securities in the Company and its Subsidiaries that the other Initial Member has timely elected to have included in such Tag-Along Sale.

(e)    If the Tag-Along Transferor is unable to obtain such inclusion of all Equity Securities in the Company (other than Common Units) in a Tag-Along Sale, the number of such Equity Securities in the Company (other than Common Units) to be sold in such Tag-Along Sale shall be allocated between the Tag-Along Transferor and the other Initial Member who shall have timely elected to participate in such Tag-Along Sale proportionately such that the Tag-Along Unreturned Contribution of the Equity Securities (other than Common Units) in the Company to be

Transferred by the Tag-Along Transferor is equal to the Tag-Along Unreturned Contribution of the Equity Securities (other than Common Units) in the Company to be Transferred by the other Initial Member. If the Tag-Along Transferor is unable to obtain such inclusion of all Common Units in a Tag-Along Sale, the number of Common Units to be sold in such Tag-Along Sale shall be allocated on a pro rata basis between the Tag-Along Transferor and the other Initial Member who shall have timely elected to participate in such Tag-Along Sale based on the pro rata Membership Percentages of such Initial Members.

(f)    Subject to Section 8.5(h), an Initial Member that exercises the Tag-Along Right shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, escrow agreement or related documents, as may be reasonably required by the Tag-Along Transferor or the Company in order to carry out the terms and provisions of this Section 8.5. At the closing of the proposed transaction, an Initial Member that has exercised the Tag-Along Right shall deliver, against receipt of the consideration payable in such transaction, all or the applicable portion of the Equity Securities of the Company or its Subsidiaries (as applicable) which such Initial Member owns, together with executed instruments of transfer reasonably acceptable to the Tag-Along Transferor. If at the end of the 360th day following the date of the delivery of the Tag-Along Sale Notice, the Tag-Along Transferor has not completed the proposed Tag-Along Sale, the Tag-Along Sale Notice shall be null and void, the other Initial Member shall be released from its obligation with respect thereto and it shall be necessary for a separate Tag-Along Sale Notice to be furnished and the terms and provisions of this Section 8.5 separately complied with, in order to consummate such proposed Transfer pursuant to this Section 8.5, unless the failure to complete such proposed Transfer resulted from any failure by such Initial Member to comply with the terms of this Section 8.5.

(g)    Notwithstanding anything to the contrary set forth herein but subject to Section 8.5(i), in connection with a Tag-Along Sale: (i) upon the consummation of a Tag-Along Sale, the other selling Initial Member shall receive the same form of consideration for such Equity Securities as the Tag-Along Transferor; (ii) if there is more than one form of consideration, each form of consideration shall be apportioned and distributed as between the Tag-Along Transferor and the other Initial Member pro rata based on (A) the Tag-Along Unreturned Contribution of the Equity Securities in the Company to be Transferred by the Tag-Along Transferor and the other Initial Member (in the case of Equity Securities other than Common Units) and (B) the Membership Percentages of the Tag-Along Transferor and the other Initial Member (in the case of Common Units); (iii) if the Tag-Along Transferor is given an option as to the form and amount of consideration to be received, the other Initial Member shall be given the same option; (iv) no Initial Member shall be required to make or provide representations and warranties other than customary representations and warranties with respect to itself regarding the ownership of the applicable Equity Securities, and non-contravention, enforceability and authorization; (v) no Initial Member shall be liable for the breach of any representation, warranty or covenant or fraud of any other Member or the Company; (vi) the other selling Initial Member shall be required to agree to any restrictive covenants (including, without limitation, any noncompetition, exclusivity, no hire, non-solicitation or similar covenants) that, in each case, are reasonable and related to the Company or its personnel, as the case may be, and to the extent agreed to by the Tag-Along Transferor; (vii) the other Initial Member shall benefit from and be subject to all of the same terms and conditions set forth in the definitive agreements as are applicable to the Tag-Along Transferor; (viii) no Initial Member shall be required to make any representation or warranty or agree to any covenant that is more extensive or burdensome than those made by the Tag-Along Transferor or enter into any agreements not also executed by the Tag-Along Transferor; and (ix) if accepting non-cash consideration would result in an AT&T Member Prohibited Condition, AT&T Member shall be entitled to elect to receive cash consideration in lieu of any non-cash consideration in connection with a Tag-Along Sale based on the Fair Market Value, as of the date of entry into the definitive agreements with respect to such Tag-Along Sale, of any such non-cash consideration otherwise payable to the Member that is not the Tag-Along Transferor upon the consummation of such Tag-Along Sale, which Fair Market Value shall be determined in accordance with the procedures set forth in Section 8.11.

(h)    Notwithstanding anything in this Section 8.5 to the contrary, any liability of the Initial Members relating to representations, warranties and covenants (and related indemnities) and other indemnification and escrow obligations regarding the business of the Company or its Subsidiaries assumed in connection with the Tag-Along Sale (I) shall be apportioned between the Tag-Along Transferor and the other selling Initial Member pro rata based on the proceeds received in the Tag-Along Sale by such Initial Member, (II) shall be several, and not joint, with respect to all Initial Members, (III) shall be on terms no less favorable to the other selling Initial Member than those applicable to the Tag-Along Transferor, and (IV) in any event shall not exceed the consideration received by such Initial Member. A selling Initial Member pursuant to this Section 8.5 shall be obligated to join in any escrows, holdbacks or adjustments in respect of the purchase price pro rata based on the proceeds received in the Tag-Along Sale by such Initial Member; provided, that with respect to any Initial Member (A) the liability resulting from any such indemnity or similar obligation shall be several, and not joint, as it applies to the Initial Member indemnitors, and (B) no Initial Member shall be obligated in connection with such Tag-Along Sale to agree to indemnify or hold harmless the Proposed Transferee with respect to an amount in excess of the amount of proceeds to be received by such Initial Member in the Tag-Along Sale.

(i)    Any amount otherwise payable to the Tag-Along Transferor and the Tag-Along Sellers under this Section 8.5 shall be subject to reduction for any Tax or other amounts required to be withheld under applicable Law. Subject to Section 8.5(a), the proceeds of any Transfer to which this Section 8.5 applies shall be allocated among the Tag-Along Transferor and the Tag-Along Sellers based upon the Equity Securities of the Company included in such Transfer by each of the Tag-Along Transferor and the Tag-Along Sellers as if the proceeds of such Transfer were paid to the Tag-Along Transferor and the Tag-Along Sellers pursuant to Section 7.1(b).

(j)    All reasonable and documented third-party costs and expenses incurred by the Tag-Along Transferor or the Company in connection with any proposed Transfer pursuant to this Section 8.5 (whether or not consummated), including all reasonable and documented attorneys’ fees and expenses, accounting fees and charges and finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company. Any costs and expenses incurred by or on behalf of any or all of the Tag-Along Sellers in connection with any proposed Transfer pursuant to this Section 8.5 (whether or not consummated) shall be borne by the respective Tag-Along Sellers incurring such expenses.

(k)    There shall be no liability on the part of the Offeror to the other Initial Member if the Transfer of Equity Securities of the Company pursuant to this Section 8.5 is not consummated solely by virtue of such Tag-Along Sale not being consummated, regardless of whether the Tag-Along Transferor has delivered a Tag-Along Sale Notice.

(l)    This Section 8.5 shall terminate in its entirety upon consummation of a Qualified IPO or Company Sale.

(m)    The Members agree to cooperate and use their respective commercially reasonable efforts to structure any Tag-Along Sale in a tax-efficient manner.

Section 8.6.    Investor Blocker. If requested by Investor Member, any Transfer of Equity Securities in the Company held directly or indirectly by an Investor Blocker pursuant to the terms of this Article 8 (including any merger or consolidation of the Company) shall be effected through a transfer of Equity Securities issued by such Investor Blocker (which represent an indirect beneficial interest in the Equity Securities in the Company to be transferred) (as applicable, “Blocker Interests”), and the applicable owners of Blocker Interests (the “Blocker Holders”) shall be entitled to the same amount and type of consideration for the transfer of such Blocker Interests that such Investor Blocker would have received if such Investor Blocker had transferred the Equity Securities in the Company directly; provided that this provision will not apply with respect to any consideration payable under a “tax receivables agreement” entered into in connection with an Up-C Structure. The Company and the Members agree to reasonably cooperate with Investor Member and the Blocker Holders to effect a sale of Blocker Interests, including cooperation with respect to distributions of the applicable portions of the Equity Securities held by Investor Member, directly or indirectly, to effect any Transfer of Equity Securities in accordance with Section 7.1(b). Notwithstanding the foregoing, the amount of the aggregate consideration to which all the Blocker Holders of an Investor Blocker are entitled with respect to a Transfer shall be reduced by an amount equal to the sum of (i) the unpaid Taxes due and payable by such Investor Blocker and (ii) the liabilities of such Investor Blocker that are unrelated to the ownership interests in the Company, (the amounts described in clause (i) and (ii), the “Blocker Reduction Amount”), and increased for an amount equal to the cash assets of such Investor Blocker, subject to Section 10.4(b). In connection with a transfer or other acquisition of the equity interests of the Investor Blocker (including by way of a merger), if such Investor Blocker has been a member of an affiliated group filing a consolidated federal income tax return with other entities treated as corporations for US federal income tax purposes, then the owners of the equity interests of such Investor Blocker (and/or their appropriate respective creditworthy Affiliates) will agree to indemnify and hold harmless any acquirer from any Taxes or other losses arising under Treasury Regulations Section 1.1502-6 (or similar or analogous state or local Income Tax Law).

Section 8.7.    AT&T HoldCo. If requested by AT&T Member, any Transfer of Equity Securities in the Company held directly or indirectly by AT&T Member pursuant to the terms of this Article 8 (including any merger or consolidation of the Company) shall be effected through a transfer of Equity Securities issued by AT&T Member (which represent an indirect beneficial interest in the Equity Securities in the Company to be transferred) (as applicable, “HoldCo Interests”), and the applicable owners of HoldCo Interests (the “HoldCo Holders”) shall be entitled to the same amount and type of consideration for the transfer of such HoldCo Interests that AT&T Member would have received if AT&T Member had transferred the Equity Securities in the Company directly; provided that this provision will not apply with respect to any consideration payable under a “tax receivables agreement” entered into in connection with an Up-C Structure. The Company and the Members agree to reasonably cooperate with AT&T Member and the HoldCo Holders to effect a sale of HoldCo Interests, including cooperation with respect to distributions of the applicable portions of the Equity Securities held by AT&T Member, directly or indirectly, to effect any Transfer of Equity Securities in accordance with Section 7.1(b). Notwithstanding the foregoing, the amount of the aggregate consideration to which all the HoldCo Holders of AT&T Member are entitled with respect to a Transfer shall be reduced by an amount equal to the sum of (i) the unpaid Taxes due and payable by AT&T Member and (ii) the liabilities of AT&T Member that are unrelated to the ownership interests in the Company (the amounts described in clause (i) and (ii), the “HoldCo Reduction Amount”), and increased for an amount equal to the cash assets of AT&T Member, subject to Section 10.4(b). shall be treated as related to the ownership of interests in the Company. In connection with a transfer or acquisition of the equity interests of the AT&T Member (including by way of a merger), the owner of Equity Securities of AT&T Member and/or an appropriate creditworthy Affiliate will agree to indemnify and hold harmless any acquirer from any Taxes or other losses arising under Treasury Regulations Section 1.1502-6 or any similar or analogous provision of state, local, or non-U.S. Law). The provisions with respect to AT&T Member in this Section 8.7 shall apply mutatis mutandis to any sole owner of all of the Equity Securities in AT&T Member (“AT&T NewCo”).

Section 8.8.    Additional Members.

(a)    In connection with a Transfer of Equity Securities of the Company, each Person that becomes a record holder of Equity Securities of the Company in accordance with, and to the extent permitted by, the terms of this Agreement (including any Transfer pursuant to Section 8.1(a)), in each case that is not already a Member, shall, in addition to complying with the requirements of Section 13.6, execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement that were applicable to the Transferor (including the restrictions on Transfer contained in Section 8.1) and shall thereupon be admitted as an additional Member of the Company (an “Additional Member”); provided that upon the Transfer of any Equity Securities pursuant to Section 8.1(a), the Company shall amend Exhibit A hereto to reflect such Transfer, any revision to Exhibit A made in accordance with this Section 8.8 shall be deemed not to be an amendment to this Agreement for the purposes of Section 13.2 and no action of any Member shall be required for the Company to amend or update Exhibit A hereto, and, if necessary, the other terms and provisions of this Agreement to reflect the Transfer of such Equity Securities; provided, further that any new Member that is not a Permitted Transferee shall also upon the request of the Board, deliver an opinion of counsel, in form and substance reasonably satisfactory to counsel designated by the Board, that such Transfer and any offerings made in connection therewith are in compliance with applicable federal and state securities Laws.

(b)    A Transferee of Equity Securities of the Company that is admitted as an Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company on or prior to the date on which such Transferee was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments that may have been executed and delivered on behalf of the Company on or prior to such date that are in force and effect on such date.

(c)    Each Additional Member shall be named as a Member on Exhibit A. Unless and until admitted as an Additional Member, a Transferee of any Units, or a recipient of any newly issued Units or other Equity Securities of the Company, shall have no powers, rights or privileges of a Member of the Company.

(d)    Following any Transfer of record ownership of Equity Securities of the Company in accordance with this Section 8.8, the Transferee thereof shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Equity Securities on or prior to the date of such Transfer, and shall receive allocations and distributions in respect of such Equity Securities as if such Transferee had been a Member from the date of such Transfer. For the avoidance of doubt, the Transferor in any such Transfer shall remain entitled to distributions in accordance with Section 7.1(a)(i)-(v) with respect to the Equity Securities being Transferred for the entire period during which such Member held such Equity Securities of the Company.

(e)    The Secretary and the Company shall maintain books for the purpose of registering the Transfer of Equity Securities of the Company. Upon a Transfer of any record ownership of Equity Securities, the Transferor thereof shall notify the Company so that such Transfer may be registered by the Secretary in the books of the Company. A Transfer of any record ownership of Equity Securities shall be effective upon registration of the Transfer in the books and records of the Company.

(f)    Notwithstanding anything to the contrary set forth herein, any obligations or rights of, and references to, a Member shall apply to and include the respective Permitted Transferees of such Members that become Additional Members in accordance with the terms of this Agreement and it shall be a condition to any such transfer that such Permitted Transferee be bound as an Initial Member hereunder; provided, that, notwithstanding the foregoing, the rights granted to an Initial Member hereunder (including any rights to effect a Transfer of Equity Securities of the Company), other than rights to distributions pursuant to Article 7 and upon dissolution of the Company pursuant to Article 12, shall be personal to such Initial Member and shall not Transfer to any Transferee (including any Permitted Transferee) and any Initial Member that Transfers Equity Securities of the Company to a Permitted Transferee will be treated as continuing to hold the rights associated with the Equity Securities so Transferred and shall consistently exercise any obligations or rights hereunder with respect to such Permitted Transferee as if such Member continued to hold all applicable Equity Securities of the Company (and did not Transfer such Equity Securities to its Permitted Transferee).

(g)    Notwithstanding anything to the contrary set forth herein, if, at any time, a Permitted Transferee of an Initial Member ceases to be a Permitted Transferee of such Initial Member (a “Former Permitted Transferee”), then all Equity Securities in the Company or any of its Subsidiaries then held by such Former Permitted Transferee (and all interests and rights related thereto) will, without any further action required by such Former Permitted Transferee, be automatically Transferred back to the transferor of such Equity Securities in the Company or its Subsidiary, as applicable, and such Former Permitted Transferee and the transferor shall take such action as the Company and the other Members reasonably deem appropriate to document and effect such Transfer.

Section 8.9.    Termination of Member Status. Any Member that Transfers all of its Equity Securities in the Company shall immediately cease to be a Member and shall no longer be a party to this Agreement (in its capacity as a Member) and Exhibit A shall be updated to eliminate such Person; provided, that such Member (a) shall not thereby be relieved of liability for any breach of this Agreement prior to such time or from any obligation under this Agreement other than its capacity as a Member; (b) shall retain any rights with respect to any breach of this Agreement by any other Person prior to such time; (c) shall retain the right to indemnification in accordance with the terms hereof; (d) shall retain any obligations that survive a Member’s ceasing to be a Member under Section 7.1(e) or Section 6.7; (e) shall remain entitled to distributions pursuant to Section 7.1(a)(i)-(v) with respect to all periods prior to when such Member ceases to be a Member and (f) shall not thereby be relieved of any of its obligations under this Section 8.9.

Section 8.10.    Void Transfers. To the greatest extent permitted by the Act and other applicable Law, any Transfer made or permitted by any Member of all or any portion of its Equity Securities in the Company (including any Transfer of any Units, or any Equity Securities in any Member or other Person that directly or indirectly owns Units) in contravention of this Agreement shall be ineffective and null and void ab initio, and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other applicable Law, the purported Transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

Section 8.11.    Fair Market Value.

(a)    In connection with determining the Fair Market Value of non-cash consideration as of the date of entry into the definitive agreements with respect to any Tag-Along Sale, as set forth in Section 8.5, the Offeror (such Person, the “Initiating Member”), shall submit to the other Initial Member (the “Non-Initiating Member”) its good faith calculation of the Fair Market Value of such non-cash consideration (the “Calculation Notice”). During the 30 day period following delivery of such Calculation Notice, the Initiating Member and the Non-Initiating Member shall cooperate in good faith to determine and agree upon the Fair Market Value. In the event that the Initiating Member and the Non-Initiating Member are able to agree in writing upon the Fair Market Value during such 30 day period, such mutually agreed Fair Market Value shall be used for purposes of Section 8.5, as applicable. In the event that the Initiating Member and the Non-Initiating Member are unable to agree upon the Fair Market Value during such 30 day period, then within seven days after the expiration of such 30 day period, the Initiating Member and the Non-Initiating Member shall each select one Valuation Firm for purposes of determining the final Fair Market Value. Within 14 days after selection of such Valuation Firms, such selected Valuation Firms shall, and the Initiating Member and the Non-Initiating Member shall direct their selected Valuation Firms to, select a third Valuation Firm. Each of such three selected Valuation Firms shall determine the Fair Market Value in good faith, acting reasonably and in accordance with the definition thereof and deliver to the Initiating Member and the Non-Initiating Member its respective calculation of the Fair Market Value (each such calculation, a “Proposed Fair Market Value”) not later than 30 days after the last of the three Valuation Firms have been selected. The final Fair Market Value to be used for purposes of Section 8.5, as applicable, shall be the mathematical average of the two Proposed Fair Market Values that are closest to one another (or between all three Proposed Fair Market Values if all such values are the same, or if no two values are closest to one another). By way of example, (i) if the three Proposed Fair Market Values were 10, 12 and 15, the final Fair Market Value would be 11 (i.e., the average of 10 and 12); (ii) if the three Proposed Fair Market Values were 10, 14 and 15, the final Fair Market Value would be 14.5 (i.e., the average of 14 and 15); (iii) if the three Proposed Fair Market Values were 11, 13 and 15, the final Fair Market Value would be 13 (i.e., the average of 11, 13, and 15); and (iv) if the three Proposed Fair Market Values were 13, 13 and 13, the final Fair Market Value would be 13 (i.e., the average of 13, 13 and 13). The final Fair Market Value as agreed or determined under this Section 8.11(a) shall be referred to as the “Final Fair Market Value.” The Final Fair Market Value, as of the date of entry into the definitive agreements with respect to such Tag-Along Sale, as agreed or determined under this Section 8.11(a) shall be binding on all Members absent fraud or manifest error. Any Transfer for non-cash consideration shall not be consummated unless and until the Final Fair Market Value is determined under this Section 8.11(a).

(b)    Each of the Initiating Member and the Non-Initiating Member shall bear the cost of its selected Valuation Firm, and the Initiating Member and the Non-Initiating Member shall share equally the cost of the third Valuation Firm; provided that if the Initiating Member terminates the ongoing process for the Tag-Along Sale or Drag-Along Sale, as applicable, such Initiating Member shall be responsible for the reasonable and out-of-pocket costs of the Non-Initiating Member’s Valuation Firm actually incurred and the other reasonable and documented out-of-pocket costs and expenses of the Non-Initiating Member and its Affiliates actually incurred in connection with such procedures up to the date that such ongoing process was so terminated.

(c)    The Initiating Member shall cause its Affiliates to, reasonably and in good faith cooperate with each Valuation Firm, and shall use reasonable best efforts to cause the Person to whom Equity Securities are proposed to be Transferred to provide, upon reasonable notice, any relevant access (subject to customary confidentiality obligations) to properties or information of such Person and its Affiliates as may reasonably be requested by any such Person in connection with this valuation process in a manner that does not unreasonably disrupt the proving Person’s business; provided that no Person shall be required to (or to cause any other Person to) afford such access or furnish such information to the extent that such providing Person believes, in its reasonable good faith judgment, that doing so would (i) result in the loss of attorney-client, work product or other privilege, (ii) result in the disclosure of any trade secrets of third parties or violate any obligations of such providing Person or its Subsidiaries with respect to confidentiality to any third party, or otherwise breach, contravene or violate any such contract to which such providing Person or any of its Subsidiaries is a party or (iii) breach, contravene or violate any applicable Law; provided, further, that such providing Person shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing. Any access to the properties of any providing Person shall be subject to such providing Person’s reasonable security measures and insurance requirements.

Section 8.12.    Securities Contract. The Members acknowledge and agree that the Transfer, purchase and sale rights created by this Article 8, in particular, and such rights otherwise arising under this Agreement and the Contribution Agreement, as applicable, cause the Agreement to be a “securities contract” as that term is defined by section 741(7) of Title XI of the United States Code.

Section 8.13.    Consideration. In determining whether (a) a Dragged Member and each other Member in the event of a Drag-Along Sale or (b) a Tag-Along Transferor and the other Initial Member in a Tag-Along Sale receives the same form, amount or option of consideration, such determination will be made before any withholding or deduction required by applicable Law in respect of Taxes, and nothing in Section 8.4 or Section 8.5 shall prevent an applicable transferee or payor from making any such withholding or deduction to the extent required under applicable Law.

Section 8.14.    Spectrum. Any distribution of the Option Spectrum in accordance with the Spectrum Option Agreement (as defined in the Contribution Agreement) shall not be subject to the order of distributions set forth in Article 7.

ARTICLE 9

EXIT PROVISIONS

Section 9.1.    Qualified IPO.

(a)    Subject to the terms hereof, the IPO Demanding Party shall oversee the undertaking and consummation of any initial public offering of the Company’s, any Alternative IPO Entity’s or Newco’s Equity Securities (including a Qualified IPO) and shall be empowered to appoint one or more nationally recognized investment banks to act as underwriters thereof. The engagement of the underwriters shall be on financial and other terms customary in the industry, and all fees and expenses shall be borne by the Company. The Company agrees and acknowledges that it will be the indemnitor of first resort with respect to any such initial public offering.

(b)    At any time after the Closing, Investor Member shall (in reasonable consultation with AT&T Member) have the right to direct the Company to undertake and consummate a Qualified IPO; provided, that, if Investor Member commences a Qualified IPO, including by taking any Affirmative Step with respect to such Qualified IPO, at any time between the date of this Agreement and prior to the date that is 18 months following the date of this Agreement and AT&T Member reasonably expects that the terms of such Qualified IPO will not satisfy the AT&T Member Return Criteria, Investor Member shall not undertake or consummate such Qualified IPO without AT&T Member’s prior written consent.

(c)    If a Qualified IPO has not been consummated (or an IPO Demand has not been delivered with respect to a Qualified IPO, other than an IPO Demand subsequently withdrawn or abandoned) by the third anniversary of the date of this Agreement, AT&T Member (in reasonable consultation with Investor Member) shall also have the right to direct the Company to undertake and consummate a Qualified IPO; provided, that in connection with any such Qualified IPO initiated by AT&T Member, the aggregate Senior Preferred Unpaid Yield and Senior Preferred Unreturned Contribution in respect of all Senior Preferred Units held by Investor Member shall be reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration), taking into account such Qualified IPO.

(d)    In order to exercise its rights pursuant to Section 9.1(a) to direct the Company to undertake and consummate a Qualified IPO in accordance with this Section 9.1, an Initial Member or both Initial Members (as applicable, the “IPO Demanding Party”) shall deliver a written notice to the Company and the other Initial Member (if applicable) to commence a Qualified IPO (an “IPO Demand”) notifying the Company and the other Initial Member (if applicable) of the IPO Demanding Party’s exercise of an IPO Demand in accordance with this Section 9.1(d). In the event that the other Initial Member provides an IPO Demand (to the extent permitted, in accordance with this Agreement) pursuant to this Section 9.1(d) within 15 Business Days of the delivery of an IPO Demand by an Initial Member, both Initial Members shall be considered the IPO Demanding Party for all purposes under this Agreement and shall reasonably cooperate to jointly control and direct the consummation of such Qualified IPO in accordance with the terms of this Agreement. Upon receipt of such IPO Demand, the Company shall cause its Representatives to commence bona fide active marketing efforts including launching a customary “road show” with respect to such Qualified IPO and shall thereafter effect a Qualified IPO as soon as practicable, but in any event within six months after receipt of the latest IPO Demand (or such longer period as may be required based on market conditions at the reasonable and good faith discretion of the IPO Demanding Party).

(e)    Upon receipt of an IPO Demand, (i) the Company shall take (and shall cause its Representatives to take) all reasonable and customary steps as requested or directed by the IPO Demanding Party to facilitate the expeditious completion of the Qualified IPO in accordance with this Section 9.1, including (A) finalizing the registration statement and/or other appropriate offering documents within 45 days of the receipt of the latest IPO Demand delivered and (B) making senior management available for customary “road shows” and similar marketing efforts in connection with such Qualified IPO, (ii) the Company and each of the Members shall reasonably cooperate with each other in the undertaking and consummation of such Qualified IPO, including providing reasonable access to the documents, records and senior management of the Company and (iii) the Members shall, and shall cause their Affiliates to, at the request of the IPO Demanding Party, take all reasonable and customary steps to facilitate the expeditious completion of such Qualified IPO in accordance with this Agreement (provided, that no Member shall be required or requested to take any actions or steps other than those being taken by the IPO Demanding Party), including (A) entering into underwriting agreements in customary form with one or more underwriters approved by the IPO Demanding Party; (B) entering into any other customary documents and instruments as are reasonably requested by such underwriter(s) in connection with the Qualified IPO, including the same customary lock-up or market stand-off agreements that the IPO Demanding Party is requested to enter into; (C) taking such customary steps to effect such Qualified IPO as may be reasonably requested by the IPO Demanding Party (which may include converting the Company into a legal entity form pursuant to and in accordance with Section 9.2); (D) voting such Member’s Units or other Equity Securities and using their reasonable best efforts to cause any Manager designated by such Member to approve the terms of any such Qualified IPO and such matters ancillary thereto as may be necessary and customary in connection with the foregoing; and (E) otherwise reasonably cooperating with the IPO Demanding Party, the Company and their respective Representatives with respect to the Qualified IPO. In addition, the IPO Demanding Party shall determine the exchange on which the applicable Equity Securities shall be listed for trading immediately following any such Qualified IPO; provided, that, without the prior written consent of the Initial Member that is not the IPO Demanding Party (if applicable), the exchange on which the applicable Equity Securities shall be listed shall be either NASDAQ or NYSE.

(f)    The cash proceeds of any Qualified IPO to which this Section 9.1 applies shall be distributed in accordance with Section 7.1(d), and AT&T Member and Investor Member shall form a new partnership, limited liability company or similar joint venture entity (or series of entities to the extent reasonably required to structure any such transaction in a tax-efficient manner) as mutually agreed by AT&T Member and Investor Member to hold the Equity Securities of the IPO Entity following such Qualified IPO (the “Post-QIPO Entity”), and in connection with the consummation of such Qualified IPO, AT&T Member and Investor Member shall receive preferred and/or common Equity Interests in the Post-QIPO Entity which securities preserve, as between AT&T Member and Investor Member, the rights (including distribution and other economic rights), privileges and voting powers, and limitations and restrictions of the Senior Preferred Units, the Junior Preferred Units, the Common Catch-Up Units, the AT&T TD Catch-Up Units, the Investor TD Catch-Up Units, and the Common Units (as applicable) as were held by AT&T Member and Investor Member, respectively, immediately prior to such Qualified IPO (excluding any such Equity Interests in the Company for which proceeds of cash have been applied in accordance with Section 7.1(d)). With respect to the Post-QIPO Entity, (i) the monetization or liquidation of the Equity Securities held by the Post-QIPO Entity shall be at the discretion (in reasonable consultation with the other Initial Member) of the Initial Member that would hold the most senior Equity Securities of the Company at the consummation of the Qualified IPO for which the Senior Preferred Unreturned Contribution, Junior Preferred Unreturned Contribution or Common Catch-up Unreturned Contribution, as applicable, exceeds zero following the application of cash proceeds in accordance with Section 7.1(d) or (ii) in the event that such most senior Equity Security in the Company held by each of the Initial Members is the same, the monetization or liquidation of the Equity Securities held by the Post-QIPO Entity shall require the mutual approval of both Initial Members. The Company and the Initial Members shall cooperate in good faith and shall use commercially reasonable efforts to effect the actions contemplated by this Section 9.1(f).

(g)    No Initial Member shall commence a Company Sale during an ongoing Qualified IPO process commenced by the other Initial Member pursuant to Section 9.1(d) without the mutual agreement (in accordance with Section 8.4(m)) of such other Initial Member. If an Initial Member has delivered an Initial Offer Notice for a Company Sale, then during the period from the date of delivery of the Initial Offer Notice through the Marketing Period relating to such Company Sale, an IPO Demand may only be delivered by the other Initial Member with the mutual agreement (in accordance with Section 8.4(m)) of the Initial Member that has delivered the Initial Offer Notice for a Company Sale. An IPO Demanding Party (or, in the case of more than one IPO Demanding Party, upon the mutual consent thereof) can cause the Company to terminate an ongoing Qualified IPO process commenced pursuant to Section 9.1(d) by such IPO Demanding Party at any time prior to the consummation thereof, in which case the Company shall pay all reasonable and documented third-party expenses incurred in connection with such Qualified IPO process and reimburse each Initial Member for any such costs and expenses incurred by the Company and such Initial Member relating thereto prior to such time.

Section 9.2.    Qualified IPO Structure.

(a)    General. Unless the Initial Members otherwise agree in writing, any initial public offering or registration of the Company’s or of any Alternative IPO Entity’s Equity Securities shall be effected as a Qualified IPO. In connection with the consummation thereof, an IPO Demanding Party may, in its reasonable discretion (and in reasonable consultation with the other Initial Member), but subject to the terms hereof (including with respect to the treatment of Junior Preferred Units hereunder), determine to (i) reorganize the Company or a successor thereof into a corporation incorporated under the laws of the State of Delaware or such other U.S. jurisdiction as the Board may determine in such manner as the Board deems appropriate, efficient (including in terms of tax treatment and tax consequences to the Members) and in the best interests of the Company and the Members, including by way of an Up-C Structure, conversion, merger, recapitalization or asset and liability transfer (the transactions described in this clause (i), a “Corporate Conversion Transaction”); (ii) cause the exchange of all Equity Securities for shares of common stock or other applicable Equity Securities of the Company (or a holding vehicle formed to hold Equity Securities of the Company) that is or will be a holding entity for all or substantially all of the operating assets of the Company and its Subsidiaries or of any other Alternative IPO Entity; or (iii) cause the Company and the other Members to take any such other action as the Board may determine in good faith to create an appropriate and efficient (including in terms of tax treatment and tax consequences to the Members) vehicle to effectuate a Qualified IPO, in each case, subject to the requirements of this Section 9.2(a); provided that, in each case, such reorganized structure would not (x) result in any unreimbursed taxes being payable by or imposed upon, or other unreimbursed costs incurred by, or have any other adverse and unreimbursed economic effect on the other Initial Member that would not otherwise be imposed, incurred or effected in the absence of such reorganized structure (including any economic impact, as between Investor Member and AT&T Member, with respect to the relative rights with respect to priority of distributions contemplated by Section 7.1(d)) or (y) have any other effect on the other Initial Member that is adverse in a manner disproportionate to the IPO Demanding Party (other than in any immaterial respect). The Members and the Company shall take all actions reasonably necessary to give effect to the decisions of the IPO Demanding Party in connection with the foregoing and shall ensure that, as between AT&T Member and Investor Member, the relative rights with respect to priority of distributions contemplated by Section 7.1(d) are preserved, it being understood that the Members and the Company shall implement a Post-QIPO Entity structure in accordance with the provisions of Section 9.1(f).

(b)    Conversion of Units. Upon the conversion of the Company in connection with a Corporate Conversion Transaction or upon an exchange pursuant to Section 9.2(a)(ii), each Common Unit, or portion thereof, will be converted into or exchanged for substantially identical shares of common stock or other applicable Equity Securities of the applicable corporation based on a fixed ratio of a whole number, which shall initially be one share of common stock or other applicable Equity Security of the applicable Alternative IPO Entity per Common Unit, subject to standard anti-dilution adjustments. All Common Units shall be treated in the same manner in any such conversion and adjustments shall be made to take into account the inability to satisfy the distributions required pursuant to Section 7.1. Upon the conversion of the Company in connection with a Corporate Conversion Transaction or upon an exchange pursuant to Section 9.2(a)(ii), each Equity Security in the Company (other than Common Units), or portion thereof, will be converted into or exchanged for applicable Equity Securities of the applicable corporation so as to give effect to the preservation of the provisions of Section 7.1 in accordance with Section 9.2(a) and Section 9.2(c).

(c)    “Up-C” Structure. As part of, in connection with, or in lieu of a Corporate Conversion Transaction contemplated by Section 9.2(a) above but subject to the proviso in the second sentence of Section 9.2(a), the IPO Demanding Party may cause the Company to implement a structure in which the business of the Company continues to be conducted by the Company as a limited liability company with a newly formed corporation (“Newco”) being admitted (to the extent not already admitted) and designated as the “managing member” of the Company for purposes of the Act, or any similar structure (the “Up-C Structure”). Any Blocker may, at the request of Investor Member or AT&T Member, as applicable, be combined with, merged with or contributed into Newco (where such Blocker is not Newco) in a manner determined by the IPO Demanding Party in its reasonable discretion in connection with the implementation of the Up-C Structure otherwise in accordance with the terms hereof; provided that the Company and the Members shall cooperate in good faith and shall use commercially reasonable efforts to effect such combination, merger or contribution in a tax-efficient manner. In connection with any transaction in which the IPO Demanding Party institutes an Up-C Structure in accordance with this Section 9.2(c) (each, a “Conversion Event”), the certificate of incorporation and bylaws of Newco shall contain provisions for the management of the business and affairs of Newco, and this Agreement shall contain provisions for the management of the business and affairs of the Company, in each case, which are determined in accordance with the terms hereof, immediately prior to such Conversion Event. Any decision to undertake a Conversion Event in connection with an initial public offering shall be made by the IPO Demanding Party in its sole discretion, and any Qualified IPO may include an offering of common stock of Newco, rather than equity interests of the Company. Each Member hereby consents to (and agrees to reasonably cooperate with the IPO Demanding Party in connection with the consummation of) any Conversion Event approved by the IPO Demanding Party, and shall vote for (to the extent entitled to vote) and consent to such Conversion Event. Furthermore, subject to the other terms of this Agreement, each Member hereby agrees that the Company may, in connection with any Conversion Event, execute any amendments to this Agreement that terminate provisions that are no longer applicable to the Members following the institution of an Up-C Structure (including those that may not be consistent with the certificate of incorporation or bylaws of Newco), and modify existing provisions of this Agreement to make such provisions consistent with an Up-C Structure and the Company’s or Newco’s status as a public company, in each case, which shall not have any adverse economic effect on the Initial Members that would not otherwise be imposed, incurred or effected in the absence of such Conversion Event, which shall not treat either Initial Member in a manner that results in disparate treatment relative (taking into account the relative size of holdings of Equity Securities in the Company) to the IPO Demanding Party and which would ensure that, as between AT&T Member and Investor Member, the relative rights with respect to priority of distributions contemplated by Section 7.1(d) are preserved; provided, that the implementation of a Post-QIPO Entity structure in accordance with the provisions of Section 9.1(f) shall be deemed to satisfy the foregoing requirements. In addition, in connection with any Conversion Event pursuant to this Section 9.2(c), each Member agrees to thereafter limit the Transfer of its Units to transfers in accordance with the terms of an agreement to which Newco is party, on terms and conditions determined by the IPO Demanding Party in accordance with the terms hereof (which terms and conditions shall not treat individual Members in an adverse and disproportionate way to other Members), but taking into account applicable vesting restrictions applicable to equity interests issued to service providers of the Company). In connection with implementing an Up-C Structure, (x) the Members may enter into a tax receivable agreement with Newco; provided that if one or more Members enters into a tax receivable agreement (other than with respect to the tax attributes of a Blocker), the economic and any other material terms of such tax receivable agreement with respect to such Member shall be consistent in all material respects with any other tax receivable agreement entered into by any other Member with respect to the Company (and other than with respect to the tax attributes of a Blocker), and (y) the beneficial owner(s) of a Blocker may enter into a tax receivable agreement with Newco with respect to such Blocker’s tax attributes, in each case, on terms determined by IPO Demanding Party in accordance with the terms hereof; provided that if one or more beneficial owner(s) of a Blocker enter into a tax receivable agreement, the economic and any other material terms of any such tax receivable agreements shall be consistent with one another in all respects. Each Member shall take all actions reasonably necessary in connection with the consummation of any Conversion Event pursuant to this Section 9.2(c) as reasonably requested by the IPO Demanding Party, including, to the extent reasonably requested, complying with the requirements of all Laws and regulatory bodies that are applicable to, or that have jurisdiction over, such Conversion Event, and shall ensure that, as between AT&T Member and Investor Member, the relative rights with respect to priority of distributions contemplated by Section 7.1(d) are preserved. For purposes of Article 3, Article 4 and this Article 9, the term “Company” shall, where applicable, refer to Newco after the consummation of the transactions described in this Section 9.2(c) and any provisions regarding the Company shall apply, mutatis mutandis, to Newco. In connection with any Conversion Event, Newco will enter into a registration rights agreement consistent with the Registration Rights Agreement, taking into account the structure resulting from such Conversion Event.

(d)    Post-IPO Governance and Governing Documents. In connection with a Qualified IPO, the Members shall execute and deliver amendments to this Agreement or the stockholders agreement(s) (or other governing document(s)) of the IPO Entity, as applicable, in such forms (including any amendments thereto) as are approved by the Board in good faith and customary for a company which is to engage in an initial public offering of its Equity Securities and which are reasonably requested by the managing underwriters or otherwise determined to be advisable by the IPO Demanding Party (in reasonable consultation with the other Initial Member) in order to expedite or facilitate the disposition of the Equity Securities of the IPO Entity, as applicable, in connection with such offering (the “Post-IPO Governing Documents”); provided, that the Post-IPO Governing Documents shall (i) provide the Members with registration rights consistent with the rights set forth in the Registration Rights Agreement; and (ii) to the extent consistent with applicable Law and the listing standards of the securities exchange or quotation system that has been agreed to pursuant to Section 9.1(e), and subject to such modifications as may be required in order to reflect any change in corporate form or to eliminate provisions of this Agreement that shall cease to be applicable following a Qualified IPO, contain terms and conditions substantially similar to those set forth herein, including without limitation the governance arrangements set forth in Section 4.1(d). Notwithstanding anything to the contrary herein, no Initial Member shall be required to enter into any Post-IPO Governing Document to the extent that that doing so would impair or diminish the rights, protections and benefits granted under this Agreement (except for such rights, protections and benefits which this Agreement contemplates would terminate upon the consummation of a Qualified IPO) to such Initial Member or impose additional obligations upon such Initial Member in any material respect on a disproportionate basis relative to the other Initial Member, taking into account any disparity in the number of Equity Securities of the IPO Entity held by each Initial Member at the time.

Section 9.3.    Redemption of Junior Preferred Units and Common Catch-Up Units. In the event of any Qualified IPO or Company Sale, Investor Member will endeavor to allow AT&T Member to have redeemed (a) the Junior Preferred Units for payment of the Junior Preferred Unpaid Yield and the Junior Preferred Unreturned Contribution and (b) the Common Catch-Up Units for payment of the Common Catch-Up Unreturned Contribution. For the avoidance of doubt, the foregoing shall not prevent Investor Member from pursuing or consummating (or causing the Company to pursue or consummate) any Qualified IPO or Company Sale in accordance with the terms hereof that does not result in a redemption of the Junior Preferred Units or the Common Catch-Up Units.

Section 9.4.    [Reserved.]

Section 9.5.    Void Transfers. To the greatest extent permitted by the Act and other applicable Law, any Transfer made or permitted by any Member of all or any portion of its Equity Securities in the Company (including any Transfer of any Units, or any Equity Securities in any Member or other Person that directly or indirectly owns Units) in contravention of this Agreement shall be ineffective and null and void ab initio, and shall not bind or be recognized by the Company or any other Person. In the event of any Transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other applicable Law, the purported Transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Member.

Section 9.6.    Registration Rights. In connection with a Qualified IPO, the Initial Members and the Company shall enter into a customary registration rights agreement pursuant to which the Company shall provide customary registration rights to AT&T Member, Investor Member and the holders of Equity Securities in such Members (the “Registration Rights Agreement”). Such Registration Rights Agreement shall treat the Equity Securities held by the Initial Members the same and shall provide, among other provisions, (i) such number of demand registrations on Form S-1 to be agreed by the Company, AT&T Member and Investor Member, which shall be divided among the Initial Members pro rata based on their Membership Percentages at the time of execution of the Registration Rights Agreement, and an unlimited number of registrations on Form S-3 (subject in each case to reasonable annual restrictions and reasonable limitations with respect to minimum expected net proceeds of such demand), (ii) customary pro rata piggyback registration rights, (iii) registration provisions including pro rata underwriter cutback provisions, in which the Equity Securities held by the Initial Members are treated the same (but which cutbacks and other provisions shall apply on a pro rata basis), (iv) customary indemnification, contribution, coordination and lock-up provisions, in which the Equity Securities held by the Initial Members are treated the same, (v) governance provisions that are consistent with Section 4.1(d) and (vi) customary coordination provisions with respect to block sales and other Transfers.

Section 9.7.    Exit Events Expenses. Subject to the terms of the Registration Rights Agreement, the Company shall bear all costs and expenses in connection with any Qualified IPO, including all customary expenses relating to any registration of securities in connection with any Qualified IPO and all expenses of the underwriters or other advisors in a Qualified IPO, and shall reimburse each Initial Member for any reasonable and documented third-party costs and expenses incurred by such Initial Member relating thereto.

ARTICLE 10

COVENANTS

Section 10.1.    Confidentiality.

(a)    Each of the Company and each Member agree that it shall hold strictly confidential and shall use, and shall cause any Person to which it discloses Confidential Information pursuant to clause (b) below to hold strictly confidential and to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose. The Company and each Member agrees that it shall be responsible for any breach of the provisions of this Section 10.1 by any Person to which it discloses Confidential Information.

(b)    The Company and each Member agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed as follows:

(i)    to any of such Person’s Representatives;

(ii)    as part of such Person’s bona fide reporting or review procedures, or in connection with such Person’s or its Affiliates’ or the Investor Affiliated Funds’ bona fide fund raising or marketing (subject to the recipients thereof being subject to confidentiality restrictions that are not less protective than those set forth herein);

(iii)    on a confidential basis to any financial institution providing credit to such Person or any of its Affiliates to the extent reasonably necessary to obtain such credit;

(iv)    to the extent required by applicable Law or requested or required by any regulatory body (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such Person is subject); provided, that unless otherwise prohibited by Law, such Person agrees to give the other Members prompt notice of such request(s), to the extent practicable, so that such Members may seek an appropriate protective order or similar relief (and such Person shall cooperate with such efforts by such other Members, and shall in any event make only the minimum disclosure required by such Law);

(v)    in the case of any Member, to any Person to whom such Member is contemplating a Transfer of all or any portion of its Units (or other Equity Securities in the Company, an Alternative IPO Entity or Newco, as applicable) or prospective merger partner; provided, that (A) the potential Transferee is subject to confidentiality restrictions not less protective than those set forth herein and (B) such Member shall be responsible for breaches of such confidentiality agreement by such potential Transferee, for so long as the Company does not have direct recourse against such potential Transferee for any such breaches;

(vi)    to the extent required by the rules and regulations of the SEC or applicable stock exchange rules, including any disclosure contemplated under the Registration Rights Agreement; or

(vii)    if the prior written consent of all of the Managers shall have been obtained.

(c)    The Company and each Member acknowledge and agree that each Member may incidentally develop or receive from third parties information not known by such recipient to have been obtained in violation of this Agreement that is the same as or similar to the Confidential Information, and that nothing in this Agreement restricts or prohibits any Member (by itself or through a third party) from developing, receiving, using or disclosing such information, or any products, services, concepts, ideas, systems or techniques that are similar to or compete with the products, services, concepts, ideas, systems or techniques contemplated by or embodied in the Confidential Information.

(d)    Notwithstanding anything to the contrary set forth herein, the Company, each Member, their respective Affiliates and their respective Representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and tax analysis) that are provided to the Company or the Member relating to such tax treatment and tax structure; provided, that the foregoing does not constitute authorization to disclose information identifying the Company, any Member (or its Representatives), any parties to transactions engaged in by the Company or (except to the extent relating to such tax structure or tax treatment) any nonpublic commercial or financial information.

(e)    For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects any Member from communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires any Member to furnish notice to the Company of the same (in each case, with respect to matters unrelated to this Agreement or the Business), and (ii) nothing contained in this Section 10.1 shall prohibit a Member from disclosing a trade secret (y) to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of Law and subject to reasonable confidentiality protections, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding.

Section 10.2.    Compliance Matters.

(a)    Each Member represents, warrants and agrees that such Member shall, and to the extent of such Member’s governance and management rights shall cause the Company to, comply with the applicable anti-corruption and compliance practices, as reflected in the Compliance Program. The Company shall implement policies and procedures for compliance with all ethics, compliance and regulatory rules applicable to the Company and its Subsidiaries.

(b)    Each Member shall, to the extent of such Member’s governance and management rights, cause each of the Company and its Subsidiaries to: (i) conduct its activities in compliance with all anti-corruption Laws; (ii) not offer, promise, give or authorize the offering, promising or giving of anything of value, directly or indirectly, to: (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the thing of value will be offered, promised or given to a Government Official, for the purpose of influencing any action or decision of a Government Official in his or her official capacity, or inducing the Government Official to use his or her influence with any Governmental Entity or any Government Official to affect or influence any official act, or otherwise obtain an improper advantage; and (iii) not make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business in relation to the Company’s business and the matters contemplated hereby.

(c)    Each of the Members covenants, to the extent of such Member’s governance and management rights, to cause each of the Company and its Subsidiaries to adopt as of the date hereof a compliance program and code of conduct (the “Compliance Program”). In implementing the Compliance Program, the Company shall follow the policies and procedures set forth in the Compliance Program including (i) all training, education and certification procedures; (ii) all due diligence procedures related to agents of the Company and its Subsidiaries; (iii) all audit and internal control procedures (including those applicable to the Company that are required by the Sarbanes-Oxley Act of 2002); (iv) adequate commitment of human and financial resources to ensure the capacity to carry out the programs required by the Compliance Program; and (v) appropriate procedures to ensure accurate books and records in accordance with GAAP and applicable Law, and other policies and procedures set forth in the Compliance Program, and will cause appropriate officers to be appointed by the Company, disciplinary procedures to be enforced and mechanisms for reporting suspected violations to be created for each such entity.

Section 10.3.    Additional Tax Covenants and Representation. If AT&T Member and any wholly-owned Subsidiaries of AT&T Inc. effect a spin-off or split-off of AT&T Member’s interest in the Company (including by distribution of AT&T NewCo, AT&T Member, or any other entity holding a direct or indirect interest in any of AT&T NewCo, AT&T Member or the Company (such distributed entity, “SpinCo”)), the Members shall use commercially reasonable efforts to (a) structure such spin-off or split-off in a tax efficient manner, (b) permit SpinCo to be merged into the Company following a Qualified IPO (the “Merger”), and (c) enter into a customary tax matters agreement with respect to such spin-off or split-off. In connection with but prior to the consummation of a Qualified IPO, if requested by AT&T Member, (i) the Board shall, and each Member shall use its reasonable best efforts to cause the Board to, approve the Merger and the transactions and agreements contemplated thereby (without any special committee of the Board with respect to such matters) and (ii) the Merger and a customary form of merger agreement with respect to the Merger (to be agreed by AT&T Member and Investor Member in good faith) shall be submitted to the Members for adoption and each Member shall vote all Common Units that it is entitled to vote to approve such merger agreement, the Merger and the issuance of Equity Securities in the Company in connection with the Merger. Subject to the provisions of Section 10.5, the Members agree to use commercially reasonable efforts (whether before or after a Qualified IPO) not to structure any transaction in any manner, or take any other action, that would reasonably be expected to limit the ability of AT&T Member or any wholly-owned Subsidiaries of AT&T Inc. to complete a tax-free spin-off or split-off (directly or indirectly) of its interest in the Company, to the extent that an alternative structure or course of action is possible that (A) would not reasonably be expected to give rise to such a limitation and (B) would not have more than a de minimis adverse economic impact to Investor Member, the Company or any transaction proposed or planned by Investor Member or the Company. Further, each Member agrees that either (x) it will not become a partnership, grantor trust, or “S corporation” (within the meaning of Code Section 1361(a)) (each a “Flow-Through Entity”) for U.S. federal income tax purposes or (y) if it is, or if it becomes, a Flow-Through Entity for such purposes, then a principal purpose of the purchase of the Units was not to permit the Company or any entity of which the Company is a direct or indirect partner to satisfy the 100 partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii).

Section 10.4.    Tax-Efficient Exit.

(a)    The Members agree to cooperate and use their respective reasonable best efforts to structure any Qualified IPO, Company Sale, Tag-Along Sale or Drag-Along Sale in a tax-efficient manner. In connection with a Qualified IPO, the Members will cooperate to structure such Qualified IPO to allow each Member to combine an entity, such as Investor Blocker, that directly holds beneficial interests in such Member with the public issuer (or contribute such entity into the public issuer for consideration equivalent to that which would result if Units were contributed) and will enter into a customary tax receivable agreement or similar agreement.

(b)    Further, in any Qualified IPO, Company Sale, Tag-Along Sale or Drag-Along Sale, Investor Member and AT&T Member shall each receive, respectively, the benefit of any tax attributes provided by such Member to a purchaser in connection with a Qualified IPO, Company Sale, Tag-Along Sale or Drag-Along Sale, in each case, to the maximum extent the relevant transaction documents, in good faith, expressly allocate specific values to such tax attributes (including pursuant to any applicable tax receivable agreement or similar agreement).

Section 10.5.    Other Exit Provisions. Notwithstanding the provisions of Section 10.3 and Section 10.4 but on the terms and subject to the conditions otherwise set forth herein, (a) at no time shall the Company or Investor Member and its Affiliates be restricted from entering into discussions with potential buyers or investors, investment bankers, or other third parties regarding a Qualified IPO or other transaction involving direct or indirect Equity Securities in the Company, including through one or more transactions structured as an initial public offering, transaction with a special purpose acquisition company or other transaction involving a public distribution or a public company, (b) Investor Member shall retain its right to cause, or to enter into an agreement with respect to, any sale, transfer or other disposal, directly or indirectly, of a controlling interest in the Company to a third party, including through one or more transactions structured as an initial public offering, transaction with a special purpose acquisition company or other transaction involving a public distribution or a public company, and (c) neither the Company nor Investor Member shall be restricted from entering into any transaction (including any Drag-Along Sale, Company Sale or Qualified IPO) by reason of the fact that such transaction would cause AT&T Member and any Subsidiaries of AT&T Inc. to own Equity Securities in the Company in an amount that is insufficient to allow AT&T Member and any Subsidiaries of AT&T Inc. to subsequently effect a spin-off or split-off, and related mergers or other transactions, as tax-free for U.S. federal income tax purposes.

Section 10.6.    Target Total Leverage Ratio. In determining whether to incur any incremental third party debt, the Debt Committee, if any, or the full Board shall target achieving and maintaining a Total Leverage Ratio of no less than 1.0:1.0 and, in the event that the Total Leverage Ratio is less than 1.0:1.0 for two consecutive fiscal quarters, shall seek in good faith third party debt financing for the Company to increase the Total Leverage Ratio such that it is at least 1:0:1.0 to the extent that such third party debt is available to the Company on commercially reasonable terms. In no event shall the Debt Committee, if any, or the full Board cause the Company to incur incremental third party debt that would result in the Total Leverage Ratio exceeding 1.5:1.0.

Section 10.7.    Litigation. Notwithstanding anything to the contrary set forth herein, prior to a Qualified IPO, in the event of any Action by or against the Company or any of its Subsidiaries, in which an Initial Member (or its Affiliates) is (or would be) an adverse party, the other Initial Member shall have the right to control the initiation, defense, conduct and settlement of such Action by the Company until such time as such Initial Member undergoes an Initial Member Sell-Down. Subject to Section 10.1, each Member will cooperate in defending and pursuing, as appropriate, Actions brought against the Company and its Subsidiaries or any of the Members or their respective Affiliates (in each case, to the extent related to the Company and its Subsidiaries), reasonably make available relevant employees and preserve and make reasonably available, to the extent legally and contractually permissible, all records reasonably necessary for such matters, subject, in the case of disputes, to the discovery rules otherwise applicable.

Section 10.8.    Publicity. Investor Member and AT&T Member each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the matters contemplated hereby and prior to making any filings with any third party or any Governmental Entity with respect hereto, except any consultation that would not be reasonably practicable as a result of requirements of applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

Section 10.9.    Exit Updates and Documentation. Each Initial Member shall provide written notice to the other Initial Member and the Company shall provide written notice to the Initial Members as promptly as practicable after (i) execution of any confidentiality agreement or similar agreement between an Initial Member and a potential counterparty related to a potential Company Sale or (ii) commencement of any discussions with an investment bank regarding a potential Qualified IPO. Each of the Initial Members shall provide to the other Initial Member copies of all material transaction documents related to any Company Sale or Qualified IPO and shall provide the other Initial Member a reasonable opportunity to review and shall consult with, and consider the reasonable input and comments of, the other Initial Member in good faith.

Section 10.10.    NFL Sunday Ticket Payments. Within five Business Days following the date on which all amounts required to be paid by AT&T Member to the Company or by the Company to AT&T Member pursuant to the NFLST Agreement have been so paid, if the Aggregate Principal Amount (as defined in the Promissory Note) under the Promissory Note has not been repaid in full, (i) AT&T Inc. shall repay to the Company (by wire transfer of immediately available funds to the account designated in writing by the Company to AT&T Member) an amount equal to the Aggregate Principal Amount (as defined in the Promissory Note) then outstanding and any accrued but unpaid interest thereon, which shall be in full repayment of all amounts due by AT&T Inc. to the Company under the Promissory Note and (ii) the Company shall promptly thereafter distribute to AT&T Member (such distribution to be treated as a distribution pursuant to Section 731 of the Code) (by wire transfer of immediately available funds to the account designated in writing by AT&T Member to the Company) the amount contributed to the Company by AT&T Member in accordance with the foregoing clause (i) (which distribution, for the avoidance of doubt, shall not be a distribution subject to Section 7.1, shall not be limited to the extent of Pre-Debt Prepayments Excess Cash Flow or Distributable Excess Cash Flow, as applicable, and shall not be taken into account in determining whether the Distributable Excess Cash Flow has been distributed in respect of any fiscal quarter).

Section 10.11.    Investor Member Expense Reimbursement. In the event that Investor Member’s or its Affiliates’ operations consultants are separately engaged by the Company (which engagement shall be on arms’ length terms including a customary expense reimbursement agreement on arms’ length terms, and which shall require the approval of the Chief Executive Officer or the Board), the Investor Member (or the applicable Affiliate thereof) shall be reimbursed by the Company for any reasonable and documented costs and expenses related to the engagement of such consultants, within the parameters approved by the Chief Executive Officer or the Board, as applicable (which, for the avoidance of doubt, shall not include any management or similar fees).

ARTICLE 11

INFORMATION RIGHTS; FINANCIAL REPORTING

Section 11.1.    Financial and Other Information.

(a)    As soon as available, and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the Company shall prepare and furnish to each Initial Member (for so long as it holds any Units) and each Member that, together with its Affiliates, holds 10% or more of the Common Units or has the right to appoint at least one Manager to the Board (a “10% Member”), at the Company’s expense, an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year for the unaudited consolidated balance sheet and the unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries, all prepared in accordance with GAAP subject to normal adjustments and such other departures from GAAP as the Board may expressly authorize; provided, that prior to such financial statements being so furnished, the Company shall provide the Auditor a reasonable opportunity to review and comment on such financial statements. The financial statements delivered pursuant to this Section 11.1(a) shall be accompanied by a statement of members’ capital.

(b)    As soon as available, and in any event within 120 days after the end of each fiscal year (or, with respect to the fiscal year ended December 31, 2021, within 135 days after the end of such fiscal year), the Company shall prepare and furnish to the Members, at the Company’s expense an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and cash flows for such fiscal year, prepared in accordance with GAAP subject to the absence of footnote disclosures, normal adjustments and such other departures from GAAP as the Board may expressly authorize. The financial statements delivered pursuant to this Section 11.1(b) shall be accompanied by a statement of members’ capital.

(c)    As soon as available, and in any event within 45 days after the end of each calendar month, the Company shall prepare and furnish to each Initial Member (prior to an Initial Member Sell-Down with respect to such Initial Member) and each 10% Member, at the Company’s expense, an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and cash flows for such month, prepared in accordance with GAAP subject to the absence of footnote disclosures, normal adjustments and such other departures from GAAP as the Board may expressly authorize.

(d)    The Company shall provide to each Initial Member (prior to an Initial Member Sell-Down with respect to such Initial Member) and each 10% Member (i) the annual business plan, (ii) the Annual Operating and Capital Budget, (iii) copies of any required disclosures to lenders at the time such disclosures are provided to such lenders and (iv) subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that to the extent possible, the Members and the Company shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege) any other information reasonably requested by each such Member (including all information necessary to comply with applicable Law) and any board packages or other information provided to any Manager, in each case, promptly upon such information being made available. In addition, the Company shall provide to each 10% Member, upon such Member’s request, such financial information regarding the Company and its Subsidiaries as is reasonably requested for (A) such Member to comply with any obligations under applicable Laws or (B) any other reasonable business purpose.

Section 11.2.    Certain Other Provisions Regarding Financial Reporting.

(a)    The Company shall, and shall cause each of its Subsidiaries to, (i) make and keep books, records and accounts, which, in the good faith judgment of the Company, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries and (ii) devise and maintain a system of internal accounting controls which, in the good faith judgment of the Company, is sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary (C) to permit preparation of financial statements in conformity with GAAP, (D) to maintain accountability for assets and (E) access to assets is permitted only in accordance with management’s general or specific authorization.

(b)    As soon as available, and in any event within 30 days after the end of each of the first two calendar months of each fiscal quarter, the Company shall prepare and furnish to each 10% Member a current capitalization table of the Company and summary financial statements of the Company and its Subsidiaries as at the end of such calendar month, including the unaudited consolidated balance sheet as at the end of such calendar month and unaudited consolidated statements of income and members’ equity for such calendar month and for the period from the beginning of the then current fiscal year to the end of such calendar month.

Section 11.3.    Access to Management Personnel and Information.

(a)    Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that to the extent possible, the Members and the Company shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege), and, subject, in the case of disputes, to the discovery rules otherwise applicable, the Company agrees to permit any 10% Member (and such Member’s Representatives) to inspect, at such Member’s sole expense and upon such Member’s written request to the Company, all existing books, records, documents, bank statements, commitments, tax returns and financial statements and shall furnish such Member and its Representatives with all financial and operating data and other information (including documents and records relating to internal controls) concerning the affairs of the Company and its Subsidiaries as such Member may reasonably request. In addition to the foregoing, the Company agrees to use commercially reasonable efforts to provide each 10% Member (including such Member’s

Representatives and such Member’s external auditor), upon reasonable request and reasonable advance notice, access to any Manager, officer, employee, or agent, supplier, vendor, third party representative or other intermediary of the Company, if such access is requested in order to enable such party to comply with applicable Law, to enable such Member’s external auditor to perform its audit of such Member or such access as is reasonably necessary in connection with public reporting purposes and requirements. Any exercise of the inspection or access right pursuant to this Section 11.3 shall take place during regular business hours and the Company and its Subsidiaries shall not be required to cooperate with any inspection or access requests pursuant to this Section 11.3 that would unduly interfere with their business operations.

Section 11.4.    Liability. No Person shall have any liability to any other Person by virtue of this Agreement in the event that any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of fraud, bad faith or willful misconduct by the Person providing such information.

ARTICLE 12

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1.    No Dissolution. The Company shall not be dissolved by the withdrawal of any Member (subject to Section 12.2(d)) or the admission of Additional Members in accordance with this Agreement. Except as set forth in this Article 12, the Company is intended to have perpetual existence.

Section 12.2.    Events Causing Dissolution. Subject to Section 4.5, the Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following events:

(a)    the unanimous determination of the Board to dissolve and terminate the Company;

(b)    the sale of all or at least 90% of the assets of the Company and its Subsidiaries (determined on a consolidated basis based on value);

(c)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(d)    at any time when there are no Members, unless the Company is continued in accordance with the Act.

Section 12.3.    Bankruptcy of a Member. The bankruptcy (including within the meaning of Sections 18-101 and 18-304 of the Act) of a Member shall cause such Member to cease to be a Member, but notwithstanding the occurrence of such event, the Company shall continue without dissolution. The receivership or dissolution of a Member shall not in and of itself cause the dissolution of the Company, and notwithstanding the occurrence of such event, the Company shall continue without dissolution under the management and control of the remaining Members, unless there are no remaining Members.

Section 12.4.    Winding Up.

(a)    In the event of the dissolution of the Company pursuant to Section 12.2, the Company’s affairs shall be wound up by a liquidating trustee of the Company selected by the Board (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about the Company’s business and operations (to the extent possible) and has substantial experience in the purchase and sale of businesses.

(b)    Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell the Company (and its Subsidiaries) as a going concern, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 12.5 any remaining assets of the Company, all without affecting the liability of Members and without imposing any liability on any Liquidating Agent.

(c)    Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution, including in accordance with Section 7.1.

(d)    A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. Subject to the provisions of Section 12.5, the Liquidating Agent shall have reasonable discretion to determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

(e)    Upon the completion of the winding up of the Company, the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

Section 12.5.    Distribution of Assets.

(a)    As soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in accordance with Section 7.1(d).

(b)    The Liquidating Agent shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, which reserves may be paid over to an escrow agent selected by the Liquidating Agent to be held by such agent for the purpose of paying out such reserves in payment of the aforementioned contingencies and upon the expiration of such period as the Liquidating Agent may deem advisable, making a distribution of the balance thereof to the Members in the manner provided in this Section 12.5.

Section 12.6.    Distributions in Cash or in Kind. Upon the dissolution of the Company, the Liquidating Agent shall use all commercially reasonable efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 12.5; provided, that if in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its value (determined in good faith by the Liquidating Agent), in accordance with Section 12.5, subject to the priorities set forth in Section 12.5; and provided, further, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the distribution in accordance with Section 12.5.

Section 12.7.    Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company, any Manager or any other Member. No Member shall have any obligation to make any Capital Contribution with respect to such insufficiency, and such insufficiency shall not be considered a debt owed to the Company or to any other Person.

ARTICLE 13

MISCELLANEOUS

Section 13.1.    Further Assurances. On the terms and subject to the conditions set forth herein, each Member shall do, execute and perform all such other acts, deeds and documents, or refrain from taking all such actions, as may be reasonably necessary or appropriate to carry out fully the purposes and intent of this Agreement, as determined by the Board in good faith.

Section 13.2.    Amendments.

(a)    This Agreement may be amended or modified in writing only by the Initial Members. Any amendment or modification to this Agreement approved in compliance with this Section 13.2 shall be binding on the Company and all Members.

(b)    In addition, any amendment or modification of (i) this Section 13.2(b) shall require the prior written consent of all the Members and (ii) this Agreement that (x) adversely affects a Member or any of its Affiliates disproportionately to its effect on the other Members and their Affiliates in their capacity as a Member, (y) diminishes a Member’s express rights under the terms of this Agreement (including any adverse effect on the Senior Preferred Units, Junior Preferred Units, Common Catch-Up Units, AT&T TD Catch-Up Units, Investor TD Catch-Up Units, Common Units and distributions in respect of such Units pursuant to Section 7.1), or (z) increases the liabilities of a Member in their capacity as a Member shall, in each case, require the prior written consent of such Member.

(c)    Notwithstanding Section 13.2(a) and Section 13.2(b), the Board may, subject to Section 4.5, amend, without the consent of the Members:

(i)    this Agreement solely in order to reflect the fact that a new Member admitted in accordance with the terms of this Agreement has agreed to become bound by, and subject to, this Agreement;

(ii)    this Agreement and the Certificate of Formation in order to change the name of the Company to the extent such change of name is permitted pursuant to this Agreement, including 0;

(iii)    Exhibit A, to reflect changes required pursuant to changes in the Members (including the admission of additional Members), the number and ownership of Units (or other Equity Securities of the Company), capital contributions and Membership Percentages in accordance with the terms of this Agreement; and

(iv)    this Agreement, to reflect the terms of any Equity Securities created after the date hereof in accordance with the terms of this Agreement.

(d)    Notwithstanding Section 13.2(a), Section 13.2(b) and Section 13.2(c), a Drag-Along Transferor or Drag-Along Manager may amend, without the consent of the Members, this Agreement in connection with effecting a Drag-Along Sale or Qualified IPO in accordance with the terms of this Agreement; provided, for the avoidance of doubt, that such amendment shall not (x) adversely affect an Initial Member disproportionately to its effect on the other Initial Member in their capacity as a Member, (y) diminish an Initial Member’s express rights under the terms of this Agreement (including any adverse effect on the Senior Preferred Units, Junior Preferred Units, Common Catch-Up Units, AT&T TD Catch-Up Units, Investor TD Catch-Up Units, Common Units and distributions in respect of such Units pursuant to Section 7.1), or (z) increase the liabilities of an Initial Member in their capacity as a Member, except in the case of each of clause (x), (y) and (z), to the extent expressly permitted by this Agreement in connection with effecting such Drag-Along Sale or Qualified IPO or otherwise with the prior written consent of such Initial Member; provided, further, that (i) any such amendment with respect to a Drag-Along Sale or Qualified IPO shall not take effect until immediately prior to, or simultaneous with, the consummation of such Drag-Along Sale or Qualified IPO and (ii) no such amendment shall impact an Initial Member’s rights to receive, or the amount of, any distributions or proceeds as provided in this Agreement in connection with such Drag-Along Sale or Qualified IPO.

(e)    Notwithstanding anything to the contrary set forth herein, AT&T Member may amend or modify the terms of this Agreement as may be reasonably necessary to ensure that the Company and its Subsidiaries are not required to be consolidated under Financial Accounting Standards Board Codification Topic 810, Consolidation (or any comparable successor standard) into the financial statements of AT&T Inc. and its Subsidiaries, including as a result of changes to accounting standards, including GAAP (or the interpretation thereof) or in any Law (including the repeal thereof or the interpretation or enforcement thereof), so long as such modification or amendment does not adversely affect Investor Member’s rights under the Transaction Documents or this Agreement (other than in any de minimis respect), or result in any cost or obligation (including any Taxes) being imposed upon Investor Member and its Affiliates than would otherwise be so imposed pursuant to the Transaction Documents or this Agreement (other than in any de minimis respect). To the extent reasonably practicable, AT&T Member shall provide the Company and Investor Member written notice at least five Business Days prior to any such amendment or modification. Each of the Company and the Members shall cooperate and take all necessary action to effectuate the foregoing.

Section 13.3.    Waiver; Cumulative Remedies. Except as otherwise specifically provided herein, any Member may waive any right of such Member under this Agreement by an instrument signed in writing by such Member. Except as specifically provided herein, the failure or delay of any Member to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Member thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 13.4.    Entire Agreement. This Agreement (including any exhibit and schedules hereto), the Contribution Agreement and the other Transaction Documents constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

Section 13.5.    Third-Party Beneficiaries; Parties in Interest. Except as provided in Article 5 only, which is intended to benefit, and to be enforceable by the parties specified therein, there shall be no third-party beneficiaries of this Agreement, any Transaction Document or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy including any right to contract or any right to employment or continued employment; provided, however, any Person entitled to exculpation, indemnification or advancement pursuant to Section 5.1 and is not a party to this Agreement is an express third party beneficiary of this Agreement to the extent required for purposes of Section 5.1 (provided, that all claims for indemnification shall be made only in the name and on behalf of such Person by a Member).

Section 13.6.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and Permitted Transferees. Other than as a result of a Transfer of an Equity Security of the Company, an Alternative IPO Entity or Newco permitted pursuant to Article 8 or Article 9, and subject to Section 8.8(f), no Member may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Members. Any purported assignment in violation of this Agreement is void other than in connection with a Transfer of a Unit (or an Equity Security of the Company, an Alternative IPO Entity or Newco, as applicable) permitted pursuant to Article 8 or Article 9 and no rights of the Initial Members shall be transferred other than pursuant to Article 8 or Article 9.

Section 13.7.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 13.8.    Dispute and Deadlock Resolution. Unless otherwise specified herein (including as set forth in the Reserved Matters), any dispute arising out of or relating to this Agreement shall be escalated as follows: (i) to an ad hoc committee comprised of two senior representatives of AT&T Member, on the one hand, and two senior representatives of Investor Member, on the other hand, to attempt to achieve mutually satisfactory resolution within 30 days; and (ii) to the extent not resolved pursuant to clause (i), to the chief executive officer of the ultimate parent entity of each of AT&T Member and Investor Member to attempt to achieve mutually satisfactory resolution within 30 days.

Section 13.9.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)    This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the Laws (including statutes of limitation) of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.

(b)    Each Member and the Company agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions (as defined in the Contribution Agreement) exclusively in the United States District Court for the Southern District of New York or if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Member or the Company and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 13.10 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)    EACH MEMBER AND THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED

UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH MEMBER AND THE COMPANY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER MEMBER OR THE COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER MEMBER OR THE COMPANY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 13.9(c).

(d)    The Members and the Company acknowledge and agree that irreparable damage would occur and that the Members and the Company would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with this Section 13.9, without proof of actual damages (and each of the Members and the Company hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Members and the Company further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Members and the Company otherwise have an adequate remedy at law.

Section 13.10.    Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service to the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, as provided in this Section 13.10, provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To the Company:

DIRECTV Entertainment Holdings LLC
2260 East Imperial Highway, 12th Floor
El Segundo, California 90245
Attention: Secretary

With a copy to:

DIRECTV Entertainment Holdings LLC
2260 East Imperial Highway, 12th Floor
El Segundo, California 90245
Attention: Assistant Secretary

To AT&T Member:

AT&T MVPD Holdings LLC
208 S. Akard St.
Dallas, Texas 75220
Attn: SVP – Corporate Strategy and Development
Email: sm3763@att.com

AT&T MVPD Holdings LLC
208 S. Akard St.
Dallas, Texas 75220
Attn: SVP – Assistant General Counsel
Email: th4963@att.com

With a copy to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Attn: Eric M. Krautheimer
Email: krautheimere@sullcrom.com

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Melissa Sawyer
Email: sawyerm@sullcrom.com

To Investor Member:

TPG VIII Merlin Investment Holdings, L.P.
c/o TPG Capital, L.P.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attn: Office of the General Counsel
E-mail: officeofgeneralcounsel@tpg.com

And a copy (which copy shall not constitute notice) to:

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: Jason Freedman / Minh-Chau Le / C. Michael Roh / Matt Jacobson / Howard Glazer
Email: jason.freedman@ropesgray.com / minh-chau.le@ropesgray.com / michael.roh@ropesgray.com / matthew.jacobson@ropesgray.com / howard.glazer@ropesgray.com or to such other Person or addressees as may be designated in writing by the party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 13.11.    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement shall become effective if and only upon the consummation of the Closing, so long as each party hereto shall have received a counterpart hereof signed by each other party hereto prior to such time.

Section 13.12.    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Article, Section or Schedule, such reference shall be to an Annex, Exhibit, Article, Section or Schedule to this Agreement unless otherwise indicated.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email.

(c)    Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties set forth in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date.

(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)    This Agreement has been drafted jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIRECTV ENTERTAINMENT HOLDINGS LLC

By:	/s/ Ray Carpenter
	Name:	Ray Carpenter
	Title:	Chief Financial Officer

AT&T MVPD HOLDINGS LLC

By:	/s/ Andrew Gillard
	Name:	Andrew Gillard
	Title:	Authorized Representative

TPG VIII MERLIN INVESTMENT HOLDINGS, L.P.

By: TPG Merlin SPV GP, LLC its general partner

By:	/s/ Michael LaGatta
	Name:	Michael LaGatta
	Title:	Vice President

[Signature Page to Amended and Restated Limited Liability Company Agreement of DIRECTV Entertainment Holdings LLC]

ANNEX A

DEFINITIONS

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Additional Cash Amount” has the meaning set forth in the Contribution Agreement.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account balance (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to Member liabilities to the Company) and the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(l) and 1.704-2(i)(5) (relating to minimum gain or member nonrecourse debt minimum gain), as of the end of the Company’s Tax Year, after taking into account thereunder any changes during such year in minimum gain or member nonrecourse debt minimum gain.

“Adjusted Capital Account Deficit” means with respect to any Member as of the end of any Tax Year, the amount by which the balance in such Member’s Adjusted Capital Account is less than zero.

“Adjustment Event” means, without duplication: (i) the filing by the Company of any amended U.S. federal income tax return or administrative adjustment request or (ii) a “determination” as defined in Code Section 1313(a).

“Adjustment Tax Distribution Amount” means, for any Adjustment Event and with respect to an Unit and Tax Year, an amount equal to: (a) Assumed Tax Liability Amount with respect to such Unit, as adjusted to take into account the Adjustment Event with respect to the Tax Year (to the extent such Adjustment Event is not already taken into account in the computation of the Assumed Tax Liability Amount), reduced (but not below zero) by (b) the sum of the Assumed Tax Liability Amount for the Tax Year (as determined without regard to any Adjustment Event) and any prior Adjustment Tax Distribution Amounts for the Tax Year with respect to such Unit.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise); provided, that the term Affiliate (i) when used with respect to any Member or any of its Affiliates, shall not include the Company or any of its Subsidiaries and (ii) when used with respect to the Company or any of its Subsidiaries, shall not include any Member or any of its Affiliates, and provided, further, that Investor Member and its Affiliates, on the one hand, shall not be deemed to be Affiliates of AT&T Member and its Affiliates, on the other hand. The terms “Affiliated” and “Affiliation” shall have correlative meanings.

“Affirmative Step” means any of the following affirmative actions to undertake or commence a Qualified IPO: (a) authorization by resolution or written consent by board of directors (or equivalent) of Investor Member or an Affiliate thereof for Investor Member or such Affiliate to take preparatory steps and incur related costs to proceed with a Qualified IPO, (b) the public announcement by Investor Member or an Affiliate thereof of its intention to effect a Qualified IPO or (c) the preparation of disclosure documents and other regulatory filings reasonably required to obtain material Governmental Approvals and consents to consummate a Qualified IPO (including one or more of an information statement, proxy statement, registration statement or exchange offer documents required in connection with a Qualified IPO by the rules and regulations of the SEC).

“Alternative IPO Entity” means (a) the Company (including any entity formed in a Corporate Conversion Transaction pursuant to Section 9.2(a) or a Conversion Event pursuant to Section 9.2(c)); (b) any successor to the Company or any surviving entity resulting from a merger, conversion, reorganization, consolidation or other business combination involving the Company or any Subsidiary of the Company; (c) any parent or Subsidiary of the Company (or a holding vehicle formed to hold Equity Securities of the Company or such Subsidiary) that is or will be a direct or indirect holding entity for the Company and its Subsidiaries; or (d) any other entity the securities of which are exchanged for Units pursuant to Section 9.2(a) in anticipation of a Qualified IPO, in each case, that is the issuer of securities in such Qualified IPO (including Investor Blocker or a successor thereto in accordance with the terms hereof).

“Annual Operating and Capital Budget” means the annual budget of the Company which shall initially be in the form delivered to the Members at Closing.

“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Estimated Tax Liability Amount” means, with respect to a Unit and Estimated Tax Distribution Period and a Tax Year, an amount equal to: (i) the Assumed Tax Liability Amount with respect to the Unit and Tax Year calculated based solely upon Partnership Taxable Income for the Tax Year until the end of the Estimated Tax Distribution Period, reduced (but not below zero) by (ii) the sum of the Assumed Estimated Tax Liability Amounts previously calculated in respect of any previous Estimated Tax Distribution Periods with respect to the Tax Year, as calculated in accordance with the methodology set forth in Exhibit D hereto.

“Assumed Tax Liability Amount” means, with respect to a Unit and Tax Year, (a) the Partnership Taxable Income allocated in such Tax Year in respect of such Units, multiplied by (b) the applicable Assumed Tax Rate, increased by any additional amounts payable as a result of any election made pursuant to Section 6226 of the Code (and any substantially similar provision of state or local tax Law) with respect to the Company. For purposes of calculating the Assumed Tax Liability Amount, the Partnership Taxable Income shall be deemed to be allocated (i) first, to Investor Member in respect of the amounts distributable under Section 7.1(b)(i) in respect of the Senior Preferred Units, (ii) second, to the AT&T Member in respect of the amounts distributable under Section 7.1(b)(iii) in respect of the Junior Preferred Units and (iii) thereafter, to the Members in respect of their Common Units pro rata based on the Membership Percentage of such Member and its Affiliates, taken together, as calculated in accordance with the methodology set forth in Exhibit D hereto. For the avoidance of doubt: (1) the amount calculated pursuant to clause (i) in the preceding sentence with respect to a Tax Year will equal (I) the amounts distributed to Investor Member during such Tax Year under Section 7.1(b)(i) in respect of the Senior Preferred Units plus (II) the aggregate Senior Preferred Unpaid Yield with respect to all Senior Preferred Units as of the close of such Tax Year minus (III) the aggregate Senior Preferred Unpaid Yield with respect to all Senior Preferred Units as of the close of the Tax Year preceding such Tax Year, and (2) the amount calculated pursuant to clause (ii) in the preceding sentence with respect to a Tax Year will equal (I) the amount distributed to the AT&T Member during such Tax Year under Section 7.1(b)(iii) in respect of the Junior Preferred Units plus (II) the aggregate Junior Preferred Unpaid Yield with respect to all Junior Preferred Units as of the close of such Tax Year minus (III) the aggregate Junior Preferred Unpaid Yield with respect to all Junior Preferred Units as of the close of the Tax Year preceding such Tax Year.

“Assumed Tax Rate” means, with respect to an item of Company income, the highest combined federal, state and local income tax rate (giving effect to any deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the maximum limitation on deductions, and taking into account the Medicare contribution tax on net investment income) applicable to an individual (or a corporation, if higher) in any United States jurisdiction. As of the date hereof, the Members acknowledge and agree that the Assumed Tax Rate is approximately 54%.

“AT&T” means AT&T Services, Inc., a Delaware corporation.

“AT&T Member Return Criteria” means the aggregate Junior Preferred Unpaid Yield, Junior Preferred Unreturned Contribution and Common Catch-Up Unreturned Contribution in respect of all Junior Preferred Units and Common Catch-Up Units held by AT&T Member will be reduced to zero (as a result of receiving distributions or other proceeds, whether in the form of cash or non-cash consideration) at the time a Company Sale or Qualified IPO is consummated based on the Fair Market Value of such proceeds or distributions determined as of the signing of definitive documentation with respect to a Company Sale or as of the consummation of a Qualified IPO (taking into account such transaction and reasonable good faith projections of (a) the anticipated amount of time between execution of a definitive agreement for a Company Sale or commencement of a Qualified IPO and the consummation of the Company Sale or Qualified IPO, as applicable, and (b) any distributions by the Company during the period of time described in clause (a)).

“AT&T TD Shortfall Distribution True-Up Amount” means, as of any date of determination, an amount equal to the product of (i) the aggregate amount of AT&T TD Shortfall Distributions paid pursuant to Section 7.1(a)(v) prior to such date, if any (excluding any such AT&T TD Shortfall Distributions with respect to which a distribution of a corresponding AT&T TD Shortfall Distribution True-Up Amount has previously been paid pursuant to Section 7.1(b)(vi)), multiplied by (ii) four (4).

“Auditor” means Ernst & Young (EY).

“Blocker” means each Investor Blocker and AT&T Member.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes; provided, however, that (i) if property is contributed (or deemed contributed for U.S. federal income tax purposes) to the Company, the initial Book Value of such property shall equal its fair market value on the date of contribution (as reasonably determined by the Partnership Representative), and (ii) if the capital accounts of the Members are adjusted (at such times as determined by Partnership Representative in accordance with applicable Treasury Regulations) pursuant to Treasury Regulation Section 1.704-1(b) to reflect the fair market value of any Company asset, the Book Value of such asset shall be adjusted to equal its respective fair market value as of the time of such adjustment (as reasonably determined by the Partnership Representative in accordance with applicable Treasury Regulations). The Book Value of all assets shall be adjusted thereafter by depreciation as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(g) and any other adjustment to the basis of assets other than depreciation or amortization; it being understood and agreed that, to the extent permitted by applicable law: (x) intangible assets of the Company or any Subsidiary with zero tax basis will be amortized on a 15-year straight line basis for purposes of Section 704(b) of the Code and Treasury Regulations thereunder and (y) tangible assets of the Company or any Subsidiary will be depreciated under the alternative depreciation system pursuant to Section 168(g) of the Code.

“Business Day” means any day ending at 11:59 p.m. (Eastern Standard Time) other than a Saturday, a Sunday or a day on which banks in the City of New York and City of San Francisco are authorized or obligated by Law or executive order to close.

“Capital Contributions” means the Initial Capital Contributions and Additional Capital Contributions (if any).

“Closing” means the closing of the transactions pursuant to Section 3.1 of the Contribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Catch-Up Unreturned Contribution” means, as of any date (an “Unreturned Contribution Measurement Date”), with respect to each outstanding Common Catch-Up Unit, an amount equal to the excess, if any, of (a) the aggregate amount of Capital Contributions made (or deemed to have been made) in exchange for or on account of such Common Catch-Up Unit, over (b) the aggregate amount of prior distributions (for the avoidance of doubt, excluding distributions pursuant to Section 7.1(a)(i)-(v)) made by the Company pursuant to Section 7.1(b)(v) in respect of such Common Catch-Up Unit from and including the date hereof through and excluding such Unreturned Contribution Measurement Date; provided, that the Common Catch-Up Unreturned Contribution shall never be less than zero.

“Communications Act” means the Communications Act of 1934, as amended.

“Company Competitor” means (i) Altice USA, Inc., Charter Communications, Inc., Comcast Corporation, Cox Communications, Inc., Dish Network Corporation, Liberty Global plc, Deutsche Telekom AG / T-Mobile US, Inc. and Verizon Communications Inc. and (ii) any Controlled Affiliate of any Person described in clause (i).

“Company Competitor Transferee” means (i) Charter Communications, Inc., Comcast Corporation, Deutsche Telekom AG / T-Mobile US, Inc. and Verizon Communications Inc. and (ii) any Controlled Affiliate of any Person described in clause (i).

“Company Sale” means any single transaction or series of related transactions involving (i) any merger, amalgamation, consolidation, share exchange, Permitted Recapitalization, business combination, sale or issuance of Equity Securities (on a primary or secondary basis) or similar transaction of the Company, to, with or into any bona fide third party pursuant to which more than 50% (by Fair Market Value as of the time of the signing of definitive documentation with respect to such Company Sale) of the outstanding Equity Securities of the Company and more than 50% of the aggregate voting power of the Company will be acquired directly or indirectly by such third party (including for purposes of these 50% tests the Equity Securities and voting power of the Company held directly or indirectly by an Investor Blocker or by AT&T Member being directly or indirectly acquired by such third party or Affiliate thereof, in proportion to the percentage of the Equity Securities in such Investor Blocker or AT&T Member being so acquired in such transaction(s)) or (ii) the sale of at least 90% of the assets of the Company and its Subsidiaries (determined on a consolidated basis based on Fair Market Value as of the time of the signing of definitive documentation with respect to such Company Sale, but excluding any spectrum assets from such calculation) to a bona fide third party (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided that such sale of assets in clause (ii) shall not take into account the Fair Market Value of the Option Spectrum. For the avoidance of doubt, in determining whether such transaction involves the acquisition of more than 50% (by Fair Market Value as of the time of such Company Sale) of the outstanding Equity Securities or the aggregate voting power of such Person, such calculation shall include the Equity Securities required to be sold pursuant to Section 8.4.

“Confidential Information” means any information concerning the Members or any of their respective Affiliates, the Company or any of its Subsidiaries or the financial condition, business, operations or prospects of the Members or any of their respective Affiliates or the Company or any of its Subsidiaries in the possession of or furnished to the Company or any Member, as applicable (including by virtue of any Member’s present or former right to appoint a Manager); provided, that the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such Person or its Affiliates or any of their respective Representatives in violation of this Agreement, (ii) was available to such Person on a non-confidential basis prior to its disclosure to such Person or its Representatives by the Company or the other Members or their Representatives, or (iii) becomes available to such Person on a non-confidential basis from a source (other than the Company or the other Members or their Representatives) after the disclosure of such information to such Person or its Representatives by the Company or the Members or their Representatives, which source is (at the time of receipt of the relevant information) not, to such Person’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company, the other Members or any other Person.

“Consolidated EBITDA” shall have the meaning set forth in that certain Credit Agreement, dated as of August 2, 2021, among DIRECTV Financing LLC, as the Borrower, DIRECTV Financing HoldCo LLC, as Holdings, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent and an Issuing Bank and the other Lenders party thereto, as it may be amended, supplemented, replaced or refinanced from time to time.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Debt Documents” means, collectively, any and all agreements, documents and instruments evidencing or securing any indebtedness of the Company or any of its Subsidiaries or any refinancing of any such indebtedness, including the Third Party Financing.

“Deferred Revenue” means any “advance payments” within the meaning of Treasury Regulations Section 1.451-8 with respect to which recognition of income is accelerated in connection with the Transactions (as defined in the Contribution Agreement).

“Depreciation” means, for each Tax Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Tax Year, except that, if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Tax Year, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Tax Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Tax Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Partnership Representative.

“Distributable Excess Cash Flow” means, with respect to a fiscal quarter, (a) the amount of Pre-Debt Prepayments Excess Cash Flow for such fiscal quarter less (b) the amount of principal of indebtedness of the Company required to be repaid (other than regularly scheduled amortization that is deducted in calculating the Pre-Debt Prepayments Excess Cash Flow) during such fiscal quarter, including required repayments of any third-party indebtedness during such fiscal quarter less (c) the amount of distributions pursuant Section 7.1(b)(i) for such fiscal quarter, as calculated in accordance with the methodology set forth in Exhibit D hereto.

“Equity Securities” means, with respect to any Person, (i) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests), (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any of the foregoing (including any option to purchase such convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any security described in clause (i) or clause (ii), (iv) any such warrant or right or (v) any security issued in exchange for, upon conversion of or with respect to any of the foregoing securities of such Person.

“Estimated Tax Distribution Date” means March 15, June 15, September 15 and December 15, or such other dates as required by Law for the payment of estimated taxes by domestic corporations.

“Estimated Tax Distribution Period” means, with respect to a Tax Year, each of the following calendar periods (with all such periods inclusive of the start and end dates): (i) from January 1 to March 31 of the Tax Year, (ii) from January 1 to May 31 of the Fiscal Year, (iii) from January 1 to August 31 of the Tax Year and (iv) from January 1 to December 31 of the Tax Year; or such other periods as are required by Law for the calculation of estimated taxes by domestic corporations.

“Fair Market Value” means, with respect to any property, as of the relevant date of determination, the price that a willing buyer, not Affiliated with a seller of such property and under no compulsion to buy, would pay in an arm’s length transaction for such property to a willing seller, under no compulsion to sell and not taking into account lack of liquidity or any discount for a minority interest or otherwise for lack of Control; provided, that the “Fair Market Value” of any publicly traded Equity Security shall be determined as follows: (i) if traded on a securities exchange, the “Fair Market Value” shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three calendar days prior to the relevant date of determination and (ii) if actively traded over-the-counter, the “Fair Market Value” shall be deemed to be the average of the closing bids or sale prices (whichever are applicable) over the 30-day period ending three calendar days prior to the relevant date of determination.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any public or elected official, officer or employee (regardless of rank), or other Person acting on behalf of a national, provincial or local government, including a department, agency, instrumentality, state-owned or state-controlled entity, or public international organization, or any political party, party official or candidate for political office.

“Governmental Approval” means any authorization, consent, waiver, order and approval of any Governmental Entity, including any applicable waiting periods associated therewith.

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive, judicial, or administrative governmental entity at any level, or any agency, department or instrumentality thereof.

“Initial Capital Contribution” means the AT&T Contribution and the Investor Contribution made by AT&T Member and Investor Member, respectively, at the Closing.

“Initial Member Drag-Along Sell-Down” means, as to an Initial Member, such time as the Initial Member and its Affiliates hold less than 50% of the number of Common Units held by such Initial Member as of the date hereof.

“Initial Member Sell-Down” means, (i) as to AT&T Member, such time as AT&T Member holds less than 10% of the number of Common Units held by AT&T Member as of the date hereof and (ii) as to Investor Member, such time as Investor Member holds less than 10% of the number of Common Units held by Investor Member as of the date hereof.

“Investor Affiliated Fund” means any investment fund, corporation, trust, limited liability company, general or limited partnership or other entity directly or indirectly Controlled by or under common Control with any Investor Fund.

“Investor Blocker” means any corporation (or any LLC formed under the laws of the continental United States and treated as a corporation for U.S. federal income tax purposes), which directly or indirectly holds the beneficial interests in the Investor Member.

“Investor Fund” means any of TPG Partners VIII, L.P., TPG VIII DE AIV I, LP, TPG VIII DE AIV I-A, LP, TPG VIII DE AIV II, LP, TPG VIII DE AIV Genpar, LP, TPG Partners VIII (C), L.P., TPG Lonestar I, L.P., TPG VIII Merlin CI I, LP or TPG VIII Merlin CI II, LP.

“Investor TD Shortfall Distribution True-Up Amount” means, as of any date of determination, an amount equal to the product of (i) the aggregate amount of Investor TD Shortfall Distributions paid pursuant to Section 7.1(a)(v) prior to such date, if any (excluding any such Investor TD Shortfall Distributions with respect to which a distribution of a corresponding Investor TD Shortfall Distribution True-Up Amount has previously been paid pursuant to Section 7.1(b)(vii)), multiplied by (ii) 2 multiplied by (iii) two-and-one third (i.e., 7/3).

“IPO Entity” means the Company, Alternative IPO Entity or Newco, as applicable, whose Equity Securities are listed on a national securities exchange in accordance with this Agreement as a result of the Qualified IPO.

“Junior Preferred Unpaid Yield” means, with respect to each outstanding Junior Preferred Unit, as of any date (a “Junior Yield Measurement Date”), an amount equal to the excess, if any, of (i) the aggregate Junior Preferred Yield accrued on such Junior Preferred Unit from and including the date hereof through and excluding such Junior Yield Measurement Date, over (ii) the aggregate amount of prior distributions made by the Company pursuant to Section 7.1(b)(iii) in respect of such Junior Preferred Unit from and including the date hereof through and excluding such Junior Yield Measurement Date; provided, that the Junior Preferred Unpaid Yield shall never be less than zero.

“Junior Preferred Unreturned Contribution” means, as of any date (a “Junior Unreturned Contribution Measurement Date”), with respect to each outstanding Junior Preferred Unit, an amount equal to the excess, if any, of (a) the aggregate amount of Capital Contributions made (or deemed to have been made) in exchange for or on account of such Junior Preferred Unit, over (b) the aggregate amount of prior distributions (for the avoidance of doubt, excluding distributions pursuant to Section 7.1(a)(i)-(v)) made by the Company pursuant to Section 7.1(b)(iv) in respect of such Junior Preferred Unit from and including the date hereof through and excluding such Junior Unreturned Contribution Measurement Date; provided, that the Junior Preferred Unreturned Contribution shall never be less than zero.

“Junior Preferred Yield” means, with respect to each outstanding Junior Preferred Unit, an amount accruing on a daily basis from and including the date of issuance of such Junior Preferred Unit, at the rate of 6.5% per annum, compounding quarterly on the first day of each fiscal quarter following the issuance of such Junior Preferred Unit, on the sum of (i) the Junior Preferred Unreturned Contribution and (ii) all amounts compounded pursuant to this sentence with respect to such Junior Preferred Unit.

“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or Permit of any Governmental Entity.

“Member” means, at any time, for so long as such Person holds any Units, (i) Investor Member, (ii) AT&T Member and (iii) any other Person who, after the Closing, is admitted to the Company as a Member in accordance with the terms of this Agreement. No Person that is not a Member shall be deemed a “member” of the Company under the Act.

“Membership Percentage” means, with respect to any Member as of any time, the number of Common Units owned by such Member at such time divided by the aggregate number of outstanding Common Units.

“NFLST Agreement” means that certain NFL Sunday Ticket Costs Agreement, dated as of July 31, 2021, by and between AT&T Member, the Company and DIRECTV Financing, LLC.

“NFLST Losses” has the meaning ascribed to the term “Net Losses” in the NFLST Agreement.

“Option Spectrum” shall have the meaning set forth in the Contribution Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Partnership Taxable Income” means, solely for purposes of Section 7.1(a)(i)-(v), the taxable income of the Company for U.S. federal income tax purposes; provided, that: (i) Partnership Taxable Income shall be determined prior to the NFLST Losses (except that, solely for purposes of determining the Company’s “adjusted taxable income” within the meaning of Section 163(j) of the Code (and any similar or analogous provisions of state or local tax Law), Partnership Taxable Income shall take into account the NFLST Losses), (ii) Partnership Taxable Income shall be determined without regard to the recognition of any built-in gain attributable to the AT&T Member’s contribution of property to the Company pursuant to the Contribution Agreement and existing as of the Closing to the extent subject to special allocation under Section 704(c) of the Code, (iii) to the extent any amounts are treated as “guaranteed payments” or a “capital shift” in respect of the Senior Preferred Units or Junior Preferred Units, Partnership Taxable Income shall be determined without regard to any deductions in respect of such guaranteed payments, (iv) Partnership Taxable Income shall be determined without regard to any losses or deductions, including depreciation or amortization deductions attributable to any increase in tax basis, arising in connection with (or otherwise arising out of) the transactions contemplated by the Contribution Agreement, including, without limitation, the Promissory Note and the transactions contemplated by the AT&T Reorganization (as defined by the Contribution Agreement) and (v), without duplication for any item of taxable income otherwise included in the definition of Partnership Taxable Income, Partnership Taxable Income shall be determined by assuming that (A) subject to clause (B), any gross taxable income attributable to any “advanced payment” (as defined by Treasury Regulations Section 1.451-8(a)) received by AT&T Member or any of its Subsidiaries (or any of their predecessors), the Company or any of its Subsidiaries (or any of their predecessors), which gross taxable income (x) was recognized by the AT&T Member or any of

AT&T Member’s Affiliates (including, prior to the Closing, the Company or any of its Subsidiaries) (or any of their predecessors) as a result of the transactions contemplated by the Contribution Agreement or (y) would have been recognized by the AT&T Member or any of AT&T Member’s Affiliates (including, prior to the Closing, the Company or any of its Subsidiaries) (or any of their predecessors) as a result of the transactions contemplated by the Contribution Agreement but for any action taken by the AT&T Member or any of the AT&T Member’s Affiliates (including, prior to the Closing, the Company or any of its Subsidiaries) (or any of their predecessors) on or after January 1, 2020 outside of the ordinary course of business or that is inconsistent with past practice (any such taxable income described in clause (x) or (y) above, “Advanced Payment Taxable Income”, and any such advanced payment, an “Advanced Payment”) was not recognized by the AT&T Member or any of the AT&T Member’s Affiliates (including the Company or any of its Subsidiaries) (or any of their predecessors) during any taxable year (or portion thereof) ending on or prior to the date hereof, and (B) any Advanced Payment Taxable Income will be recognized by the Company and its Subsidiaries as if the Company and its Subsidiaries had received such Advanced Payments directly and had elected to defer the resulting Advanced Payment Taxable Income pursuant to Treasury Regulations Section 1.451-8(c) (e.g., that the consummation of the transactions contemplated by the Contribution Agreement does not accelerate the inclusion into income of any Advanced Payment (or portion thereof), and that the amount of any such Advanced Payment will be includable into income by the Company and its Subsidiaries in the manner they would have been had no such acceleration occurred).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax Laws.

“Permit” means any consent, license, permit, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity.

“Permitted Recapitalization” means any recapitalization or reorganization with respect to the Company as part of a series of transactions resulting in a Company Sale or Qualified IPO in accordance with this Agreement, which recapitalization or reorganization shall not have any adverse economic effect on the Initial Members that would not otherwise be imposed, incurred or effected in connection with such Company Sale or Qualified IPO (including any impact on the Senior Preferred Units, Junior Preferred Units, Common Catch-Up Units, AT&T TD Catch-Up Units, Investor TD Catch-Up Units, Common Units and distributions in respect of such Units pursuant to Section 7.1).

“Permitted Transferee” means (i) with respect to Investor Member, (A) one or more Subsidiaries of an Investor Fund (excluding portfolio companies of Investor Member or of its Affiliates or Investor Affiliated Funds) or (B) one or more Subsidiaries of any Investor Affiliated Fund (excluding portfolio companies of Investor Member or of its Affiliates or Investor Affiliated Funds), and (ii) with respect to AT&T Member, one or more Subsidiaries of AT&T Inc. For the avoidance of doubt, the term “Permitted Transferee” as applied to either Initial Member shall not include any Company Competitor.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Pre-Closing Period Bonuses” means the unpaid obligations of AT&T and its Affiliates for which AT&T is required to reimburse the Company set forth in Section 6.9(i)(iv) of the Contribution Agreement.

“Pre-Debt Prepayments Excess Cash Flow” means, with respect to a fiscal quarter, the amount of cash available for distribution by the Company following payment of interest on any third-party indebtedness (and any amortization thereon) for such fiscal quarter and adjusted, in the reasonable discretion of the Board or the Chief Financial Officer, for reasonably foreseeable obligations of the Company for the following fiscal quarter taking into account the known needs of the Company’s business for the following fiscal quarter and other matters contemplated for the following fiscal quarter by the Annual Operating and Capital Budget (including but not limited to any distributions pursuant to Section 7.1(a) (taking into account any adjustment thereto in accordance with Section 7.1(a)(iv) and Section 7.1(a)(v)), ordinary course obligations of the Company such as capital expenditures, working capital and investments) and any restrictions under applicable Law, as calculated in accordance with the methodology set forth in Exhibit D hereto; provided, that two-thirds of the Additional Cash Amount, if any, shall be deemed to be Pre-Debt Prepayments Excess Cash Flow and one-third of the Additional Cash Amount, if any, shall be deemed not to be Pre-Debt Prepayments Excess Cash Flow and shall be distributable to the Members at any time in accordance with Section 7.1(c).

“Property” means all real and personal property (whether tangible or intangible) owned by the Company, including, without limitation, (a) cash, (b) current assets (such as accounts receivable) (c) contract rights, (d) investments (such as shares, stocks, securities, notes, bonds, debentures, derivative financial instruments, and other similar financial assets), and (e) any improvements to real or personal property.

“Profit” and “Loss” means, for each Tax Year, an amount equal to the Company’s net taxable income or net taxable loss for such Tax Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

(i)    Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

(ii)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss;

(iii)    In the event the Book Value of any asset of the Company is adjusted pursuant to Treasury Regulation Section 1.704-1(b) to reflect the fair market value of such asset as provided in the definition of “Book Value”, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(iv)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Tax Year;

(v)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of (adjusted for accumulated Depreciation with respect to such property), notwithstanding that the adjusted tax basis of such property differs from its Book Value; and

(vi)    Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.6(b) shall not be taken into account in computing Profit or Loss. The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.6(b) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

“Promissory Note” means that certain Promissory Note, dated as of July 31, 2021, made by AT&T Inc. in favor of the Company.

“Public Company Sale” means a Company Sale in which the Equity Securities of the Company or the resulting company in the Company Sale (including any surviving or successor entity as a result of such Company Sale) become publicly traded voting Equity Securities or become Equity Securities of a class of publicly traded voting Equity Securities (or securities convertible or exchangeable into publicly traded voting Equity Securities or Equity Securities of a class of publicly traded voting Equity Securities).

“Qualified IPO” means the initial listing of the Equity Securities of the Company, an Alternative IPO Entity or Newco on the New York Stock Exchange or the Nasdaq Stock Market with an aggregate public offering price of at least $500,000,000, including through (a) a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement filed under the Securities Act, (b) a direct listing, (c) an Up-C Structure or (d) a business combination transaction with a special purpose acquisition company.

“Representative” means, with respect to any Person, the Affiliates of such Person and the officers, directors, managers, employees, attorneys, accountants, financial advisors, agents, consultants, professional advisors and other representatives of such Person and its Affiliates.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Preferred Unpaid Yield” means, with respect to each outstanding Senior Preferred Unit, as of any date (a “Senior Yield Measurement Date”), an amount equal to the excess, if any, of (i) the aggregate Senior Preferred Yield accrued on such Senior Preferred Unit from and including the date hereof through and excluding such Senior Yield Measurement Date, over (ii) the aggregate amount of prior distributions made by the Company pursuant to Section 7.1(b)(i) in respect of such Senior Preferred Unit from and including the date hereof through and excluding such Senior Yield Measurement Date; provided, that the Senior Preferred Unpaid Yield shall never be less than zero.

“Senior Preferred Unreturned Contribution” means, as of any date (a “Senior Unreturned Contribution Measurement Date”), with respect to each outstanding Senior Preferred Unit, an amount equal to the excess, if any, of (a) the aggregate amount of Capital Contributions made (or deemed to have been made) in exchange for or on account of such Senior Preferred Unit, over (b) the aggregate amount of prior distributions (for the avoidance of doubt, excluding distributions pursuant to Section 7.1(a)(i)-(v)) made by the Company in respect of such Senior Preferred Unit from and including the date hereof through and excluding such Senior Unreturned Contribution Measurement Date pursuant to Section 7.1(b)(ii); provided, that the Senior Preferred Unreturned Contribution shall never be less than zero.

“Senior Preferred Yield” means, with respect to each outstanding Senior Preferred Unit, an amount accruing on a daily basis from and including the date of issuance of such Senior Preferred Unit, at the rate of 10% per annum, compounding quarterly on the first day of each fiscal quarter following the issuance of such Senior Preferred Unit, on the sum of (i) the Senior Preferred Unreturned Contribution and (ii) all amounts compounded pursuant to this sentence with respect to such Senior Preferred Unit.

“Special Funding Event” means the occurrence of, or the reasonable anticipation of the occurrence of (based on the Board’s good faith determination), either of the following: (i) a payment default or default due to the failure to satisfy a financial maintenance covenant under any Debt Documents evidencing indebtedness of the Company or any of its Subsidiaries with an outstanding principal balance greater than or equal to $20,000,000, which default is continuing and has not been cured or waived by the date that is earlier of the stated maturity of such indebtedness and the date that such default would allow for the applicable lenders or other debt holders under such agreement to declare that the amounts outstanding under such applicable agreement are due prior to its stated maturity by acceleration due to the occurrence and continuance of such default, as applicable, or (ii) the Company being projected (based on the Board’s good faith determination) to be unable to meet its obligations as they come due within the subsequent three months.

“Specified Regulatory Regime” means any of the following Laws to which AT&T Member or any Subsidiary of AT&T Inc. is subject as of the date hereof: (i) U.S. federal, state or local telecommunications Laws, (ii) U.S. federal, state or local public utility commission Laws, (iii) Antitrust Laws and (iv) CFIUS and other foreign direct investment Laws.

“Spectrum Operating Agreement” shall have the meaning set forth in the Contribution Agreement.

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions) of such other Person is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries or (ii) if such other Person is a partnership, limited partnership, limited liability company or other similar entity, (A) the securities or ownership interests conveying, directly or indirectly, a majority of the economic interests in such other Person are directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries or (B) such Person and/or one or more of its Subsidiaries serves as the general partner or managing member of such other Person; provided, that the term Subsidiary, when used with respect to any Member or any of its Affiliates, shall not include the Company or any of its Subsidiaries.

“Tax” has the meaning set forth in the Contribution Agreement.

“Tax Year” means (i) the Fiscal Year or (ii) if after the date of this Agreement, the taxable year of the Company is required by the Code or the Treasury Regulations promulgated thereunder to be a period other than the period described in clause (i), then each period that is the taxable year of the Company determined in accordance with the requirements of the Code or the Treasury Regulations promulgated thereunder; provided, that in the case of a dissolution, Tax Year means the period from the day after the end of the most recently ended Tax Year until the dissolution of the Company.

“Third Party Financing” means any third-party indebtedness of the Company for borrowed money, including any such indebtedness incurred substantially concurrently with the consummation of the transactions under the Contribution Agreement.

“Total Leverage Ratio” means, with respect to any period, the ratio of (a) the aggregate principal amount of indebtedness of the Company and its Subsidiaries outstanding as of the last day of such period, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, to (b) Consolidated EBITDA of the Company and its Subsidiaries for the preceding four fiscal quarters.

“Transaction Documents” has the meaning set forth in the Contribution Agreement.

“Transfer” means to sell, transfer, pledge, assign, create an encumbrance or otherwise dispose of any direct or indirect economic, voting or other rights in or to any Equity Security, directly or indirectly (whether by merger, operation of law or otherwise), including by means of the Transfer of an interest in a Person that directly or indirectly holds such Equity Security, and “Transferred”, “Transferring”, “Transferor” and “Transferee” shall have correlative meanings, except (a) with respect to the Investor Member, a sale, transfer, pledge, assignment, creation of an encumbrance or other disposition in a secondary transaction by a limited partner of an investment fund or other vehicle that is an Affiliate of the Investor Member or an Investor Affiliated Fund of an interest in such investment fund or other vehicle shall not be deemed a “Transfer” hereunder and (b) with respect to AT&T Member sale, transfer, pledge, assignment, creation of an encumbrance or other disposition of Equity Securities in AT&T Inc. (or a successor entity) shall not be deemed a “Transfer” hereunder.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” means each of the limited liability company interests in the Company, including the Common Units, AT&T TD Catch-Up Units, Investor TD Catch-Up Units, Common Catch-Up Units, Junior Preferred Units and Senior Preferred Units, which have the terms set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act, and which are divided into equal proportionate units, including fractional units.

“Valuation Firm” means an investment bank or financial advisory firm of national standing with experience in the valuation of businesses similar to those of the Company.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
10% Member	Section 11.1(a)
Additional Capital Contribution	Section 2.1(b)
Additional Member	Section 8.8(a)
Adjourned Meeting	Section 4.3(d)
Aggregate Principal Amount	Section 10.10
Agreement	Preamble
All-In 704(c) Method	Section 6.6(c)(ii)
Alternative Offer	Section 8.3(e)
Applicable Jurisdiction	Section 7.1(a)(vi)
AT&T Contribution	Recitals
AT&T Economic Percentage	Section 6.6(c)(ii)
AT&T Managers	Section 4.1(c)(i)
AT&T Member	Preamble
AT&T Member Prohibited Conditions	Section 8.1(e)
AT&T NewCo	Section 8.7
AT&T TD Catch-Up Unit	Section 1.1(b)(ii)
AT&T TD Shortfall Distribution	Section 7.1(a)(v)
Blocker Holders	Section 8.6
Blocker Interests	Section 8.6
Blocker Reduction Amount	Section 8.6
Board	Section 4.1(a)
Business	Recitals
Calculation Notice	Section 8.11(a)
Capital Account	Section 2.3(a)
Certificate of Formation	Recitals
Chief Executive Officer	Section 4.7(a)
Chief Financial Officer	Section 4.7(a)
Chosen Courts	Section 13.9(b)
Common Unit	Section 1.1(b)(i)
Common Catch-Up Unit	Section 1.1(b)(ii)
Company	Preamble
Compliance Program	Section 10.2(c)
Contribution Agreement	Recitals
Conversion Event	Section 9.2(c)
Corporate Conversion Transaction	Section 9.2(a)
Covered Persons	Section 5.1(b)
Curative Method	Section 6.6(c)(ii)
Debt Committee	Section 4.6(d)
Drag-Along Manager	Section 8.4(c)
Drag-Along Sale	Section 8.4(a)
Drag-Along Sale Notice	Section 8.4(c)
Drag Along Sale Percentage	Section 8.4(a)
Drag-Along Sale Price	Section 8.4(c)
Drag-Along Transferee	Section 8.4(a)
Drag-Along Transferor	Section 8.4(a)

Dragged Member	Section 8.4(a)
Economic Percentage	Section 7.1(a)(v)
Electing Member	Section 2.7(a)
Escrow Agent	Section 8.4(c)
Existing LLC Agreement	Recitals
Final Fair Market Value	Section 8.11(a)
Fiscal Year	Section 6.1
Flow-Through Entity	Section 10.3
Former Permitted Transferee	Section 8.8(g)
General Counsel	Section 4.7(a)
HoldCo Holders	Section 8.7
HoldCo Interests	Section 8.7
HoldCo Reduction Amount	Section 8.7
Indemnified Losses	Section 6.6(c)(viii)
Indemnifying Party	Section 6.6(c)(viii)
Independent Participant Manager	Section 4.1(a)
Initial Member	Preamble
Initial Offer	Section 8.3(b)
Initial Offer Notice	Section 8.3(b)
Initial Offer Period	Section 8.3(b)
Initiating Member	Section 8.11(a)
Investor Contribution	Recitals
Investor Economic Percentage	Section 6.6(c)(ii)
Investor Managers	Section 4.1(c)(i)
Investor Member	Preamble
Investor TD Shortfall Distribution	Section 7.1(a)(v)
Investor TD Catch-Up Unit	Sections 1.1(b)(iii)
IPO Demand	Section 9.1(d)
IPO Demanding Party	Section 9.1(d)
Issuance Notice	Section 2.6(a)
Junior Preferred Unit	Section 1.1(b)(v)
Liquidating Agent	Section 12.4(a)
Manager	Section 4.1(a)
Marketing Period	Section 8.3(e)
Merger	Section 10.3
Newco	Section 9.2(c)
Non-Initiating Member	Section 8.11(a)
Non-Proposing Member	Section 2.7(a)
Offer Price	Section 8.3(b)
Offered Securities	Section 8.3(a)
Offeror	Section 8.3(a)
Original Meeting	Section 4.3(d)
Partnership Representative	Section 6.7
Per Unit Tag-Along Purchase Price	Section 8.5(a)
Post-IPO Governing Documents	Section 9.2(d)
Preemptive Rights Exercise Notice	Section 2.6(b)

Proposed Fair Market Value	Section 8.11(a)
Proposed Transferee	Section 8.5(a)
Proposing Member	Section 2.7(a)
Registration Rights Agreement	Section 9.6
Regulatory Allocations	Section 6.6(b)(vi)
Reserved Matter	Section 4.5
Restricted Person	Section 4.1(e)
ROFO Member	Section 8.3(c)
ROFO Sale	Section 8.3(a)
Second Marketing Period	Section 8.3(e)
Second Notice	Section 2.6(b)
Second Offer	Section 8.3(e)
Second Offer Notice	Section 8.3(e)
Second Offer Period	Section 8.3(e)
Secretary	Section 2.6(e)
Senior Officer	Section 4.7(a)
Senior Preferred Unit	Section 1.1(b)(vi)
Special Funding Proposal	Section 2.7(a)
Special Funding Determination Period	Section 2.7(a)
SpinCo	Section 10.3
Tag-Along Right	Section 8.5(a)(i)
Tag-Along Sale	Section 8.5(a)(ii)
Tag-Along Sale Notice	Section 8.5(b)
Tag-Along Seller	Section 8.5(d)
Tag-Along Transferor	Section 8.5(a)
Tag-Along Unreturned Contribution	Section 8.5(a)(i)
Tax	Section 8.4(f)
Tax Group	Section 7.1(a)(vi)
Tax Reserved Matter	Exhibit B
Tax Sharing Amount	Section 7.1(a)(vi)
Tax Sharing Payment	Section 7.1(a)(vi)
TD Shortfall Distribution	Section 7.1(a)(v)
Transactions	Section 13.9(b)
Transfer Notice	Section 8.3(a)
Up-C Structure	Section 9.2(c)